Exhibit 10.2

FIRST LIEN CREDIT AGREEMENT

Dated as of [            ],

Among

VICI PROPERTIES 1 LLC, as the Borrower,

THE LENDERS PARTY HERETO,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent,

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Borrowing Request

Exhibit C	Form of Swingline Borrowing Request

Exhibit D	Form of Interest Election Request

Exhibit E-1	Form of Mortgage

Exhibit E-2	Form of Ship Mortgage

Exhibit F	Form of Permitted Loan Purchase Assignment and Acceptance

Exhibit G	Form of Discounted Prepayment Option Notice

Exhibit H	Form of Lender Participation Notice

Exhibit I	Form of Discounted Voluntary Prepayment Notice

Exhibit J	Form of Solvency Certificate

Exhibit K	Form of Global Intercompany Note

Exhibit L	Form of Subordination, Non-Disturbance and Attornment Agreements

Exhibit M	Form of Collateral Agreement

Exhibit N	Form of Assignment of Earnings, Charterparties and Requisition Compensation

Exhibit O	Form of Assignment of Insurances

Exhibit P	Form of Subsidiary Guarantee Agreement

Exhibit Q	Form of First Lien Intercreditor Agreement

Exhibit R	Form of Junior Lien Intercreditor Agreement

Schedule 1.01(A)	Mortgaged Properties and Mortgaged Vessels

Schedule 1.01(B)	Subsidiary Loan Parties

Schedule 1.01(C)	Undeveloped Land

v

Schedule 1.01(D)	Closing Date Unrestricted Subsidiaries

Schedule 2.01	Commitments

Schedule 3.01	Organization; Powers

Schedule 3.04	Governmental Approvals

Schedule 3.07(b)	Proceedings against Mortgaged Properties

Schedule 3.08(a)	Subsidiaries

Schedule 3.08(b)	Subscriptions

Schedule 3.15(a)	ERISA

Schedule 3.16	Environmental

Schedule 3.22	Intellectual Property Rights

Schedule 4.02(b)	Local Counsel

Schedule 5.10	Post-Closing Items

Schedule 6.01	Existing Indebtedness

Schedule 6.02(a)	Existing Liens

Schedule 6.04	Existing Investments

Schedule 6.07	Transactions with Affiliates

Schedule 9.01	Notice Information

FIRST LIEN CREDIT AGREEMENT, dated as of [            ] (this “Agreement”), among VICI Properties 1 LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto from time to time and Wilmington Trust, National Association, as administrative agent and collateral agent for the Lenders.

WHEREAS, on January 15, 2015 (the “Petition Date”), Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), and each other Debtor (as defined herein) filed a voluntary petition for relief (the “Chapter 11 Case”) under Chapter 11 of Title 11 of the United States Code (as amended, modified, or supplemented from time to time, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”) and each continued in the possession of its property and in the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, CEOC, the Prepetition Lenders and the Prepetition Agent (each as defined below) are parties to that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2014 (as amended, modified, waived or supplemented from time to time, “Prepetition Credit Agreement”), pursuant to which the Prepetition Lenders and the Prepetition Agent made certain loans, advances and other financial accommodations on terms and conditions set forth therein.

WHEREAS, on January 17, 2017, the Bankruptcy Court entered the Confirmation Order confirming the Debtors’ Third Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code (as amended, modified, waived or supplemented from time to time, the “Plan of Reorganization”).

WHEREAS, in connection with the confirmation and implementation of and pursuant to the Plan of Reorganization, CEOC, VICI Properties Inc., a Maryland corporation (the “Parent”), PropCo and the Borrower have undertaken a series of transactions, including (i) CEOC forming Parent as a new entity, and Parent in turn forming PropCo and PropCo GP LLC, a Delaware limited liability company, as the general partner of PropCo, (ii) PropCo forming the Borrower, (iii) the Borrower forming certain Subsidiaries to hold certain property contributed, indirectly, from CEOC and its Subsidiaries, (iv) CEOC contributing (or causing the contribution of) (x) certain properties to the Borrower and its Subsidiaries, and (y) certain golf course assets to VICI Golf, LLC, a Delaware corporation (“TRS”), a subsidiary of Parent, and (v) CEOC merging with and into OpCo with OpCo surviving such merger (the “CEOC Merger”).

WHEREAS, further in connection with the confirmation and implementation of the Plan of Reorganization, certain of the Subsidiaries of Borrower are entering into the Lease Agreements with CEOC in respect of the properties previously contributed by CEOC to the Borrower in connection with the Plan of Reorganization.

WHEREAS, the Borrower and the Subsidiary Guarantors are entering into this Agreement and the other Loan Documents to partially satisfy the Prepetition Credit Agreement as provided in the Plan of Reorganization and to consummate the Plan of Reorganization and, in connection therewith, the initial Lenders are hereby deemed to have made, in the aggregate, $[1,961,000,000] in principal amount of Term B-1 Loans (as defined below) to the Borrower.

WHEREAS, the Revolving Facility Lenders, if any, may make available to the Borrower new Revolving Facility Commitments to provide for working capital, Letters of Credit and general corporate purposes (including, without limitation, for Permitted Business Acquisitions, capital expenditures, Capitalized Software Expenditures, Restricted Payments and project development).

WHEREAS, in connection with the confirmation and implementation of the Plan of Reorganization, Borrower shall substantially contemporaneously issue (i) the First Priority Senior Secured Notes to certain holders of obligations under the First Lien Indentures (as defined in the Plan of Reorganization) and (ii) the Second Priority Senior Secured Notes to certain holders of obligations under the First Lien Indentures and Prepetition Lenders.

NOW, THEREFORE, the Lenders and the L/C Issuer are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day, and (c) the Adjusted Eurocurrency Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, that for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates (or the successor thereto if the British Bankers’ Association is no longer making a Eurocurrency Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereto if the British Bankers’ Association is no longer making a Eurocurrency Rate available) as an authorized vendor for the purpose of displaying such rates). Any change in such rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurocurrency Rate, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptable Discount” shall have the meaning assigned to such term in Section 2.11(g)(iii).

“Acceptance Date” shall have the meaning assigned to such term in Section 2.11(g)(ii).

“Accepting Lender” shall have the meaning assigned to such term in Section 2.11(e).

“Act of Terrorism” shall mean an act of any Person directed towards the overthrowing or influencing of any government de jure or de facto, or the inducement of fear in or the disruption of the economic system of any society, by force or by violence, including (i) the hijacking or destruction of any conveyance (including an aircraft, vessel, or vehicle), transportation infrastructure or building, (ii) the seizing or detaining, and threatening to kill, injure, or continue to detain, or the assassination of, another individual, (iii) the use of any (a) biological agent, chemical agent, or nuclear weapon or device or (b) explosive or firearm, with intent to endanger, directly or indirectly, the safety of one or more individuals or to cause substantial damage to property, and (iv) a credible threat, attempt, or conspiracy to do any of the foregoing.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c)(i).

“Additional Ship Mortgage” shall have the meaning assigned to such term in Section 5.10(c)(ii).

“Adjusted Eurocurrency Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the greater of (x) (a) the Eurocurrency Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any, and (y) in the case of Eurocurrency Borrowings composed of Initial Term B Loans, 1.00%.

“Adjusted Funds From Operations” for any period means EBITDA of the Borrower and its Subsidiaries minus (i) Interest Expense (and all other amounts added back in clause (ii) of the defined term “EBITDA”) other than amortization of deferred financing costs and original issue discount, minus (ii) Consolidated Taxes, minus (iii) all pro forma adjustments described in the last paragraph of the definition “EBITDA”, including all Pro Forma Operating Cost Savings and Synergies.

“Adjusted Total Assets” means, for any Person as of any determination date, the sum of:

(1) Total Assets for such Person and its Subsidiaries on a consolidated basis as of the end of the last completed fiscal quarter preceding such determination date for which financial statements have been delivered to Lenders pursuant to Section 5.04; and

(2) any increase or decrease in Total Assets for such Person and its Subsidiaries on a consolidated basis following the end of such quarter determined on a Pro Forma Basis through such determination date, including any increase in Total Assets for such Person and its Subsidiaries on a consolidated basis resulting from the application of the proceeds of any additional Indebtedness.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent under any of the Loan Documents, together with its permitted successors and assigns.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall CEOC or any of its Affiliates be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely as a result of any consolidation by CEOC of the Borrower and its Subsidiaries with CEOC for accounting purposes or any transaction that complies with Section 6.07.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.24(a).

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.07.

“Agent Action” shall have the meaning assigned to such term in the definition of “Permitted Business Judgment.”

“Agent Parties” shall have the meaning assigned to such term in Section 9.17.

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Security Trustee and, individually, each, an “Agent”.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“All-in Yield” shall mean, as to any Loans, the yield thereon payable to all Lenders providing such Loans as reasonably determined by the Administrative Agent taking into account interest rate, margin, original issue discount, up-front fees (other than such fees excluded pursuant to the second proviso below), rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans); provided, further, that “All-in Yield” shall not include\ arrangement, commitment, underwriting, structuring or similar fees, customary consent fees or any fee for an amendment paid generally to consenting lenders.

“Allowed” shall have the meaning assigned to such term in the Plan of Reorganization.

“Anti-Money Laundering Laws” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Commitment Fee” shall mean, for any day, with respect to any Incremental Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Incremental Assumption Agreement.

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Discount” shall have the meaning assigned to such term in Section 2.11(g)(iii).

“Applicable Margin” shall mean for any day (i) with respect to any Term B Loan, 3.50% per annum in the case of any Eurocurrency Loan and 2.50% per annum in the case of any ABR Loan and (ii) with respect to any Other Term Loan or Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto.

“Applicable Premium” shall mean the excess of (A) the present value of all remaining required interest to and immediately prior to the first anniversary of the Closing Date (using the Adjusted Eurocurrency Rate that is determined for a three-month Interest Period commencing on the date of such Applicable Premium prepayment and assuming such Adjusted Eurocurrency Rate remains the same for the entire period from the date of such Applicable Premium prepayment to the first anniversary of the Closing Date) and principal payments due on the principal amount of such Term B Loans being repaid and subject to such Applicable Premium prepayment plus the prepayment premium provided in clause (i)(B) of Section 2.11(a) on such principal amount subject to such Applicable Premium prepayment, in each case assuming a prepayment date of the first anniversary of the Closing Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Term B Loans subject to such Applicable Premium prepayment. For purposes of this definition, “Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of the United States of America Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve statistical release designated “H.15(519)” that has become publicly available at least two (2) Business Days prior to the date on which notice of the applicable prepayment has been delivered in accordance with this Agreement (or, if such Federal Reserve statistical release is no longer published, any successor release or any other publicly available source of similar market data)) most nearly equal to the period from such date of Applicable Premium prepayment to and immediately prior to the first anniversary of the Closing Date; provided, however, that if the period from such date of Applicable Premium prepayment to the first anniversary of the Closing Date is not equal to the constant maturity of a United States of America Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States of America Treasury securities for which such yields are given, except that if the period from such date of prepayment to the first anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States of America Treasury securities adjusted to a constant maturity of one year shall be used.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean (i) any loss, damage, destruction or condemnation of, or any sale, transfer, conveyance, lease, license or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any Person of any asset or assets of the Borrower or any Subsidiary or (ii) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Subsidiary (other than to the Borrower or another Subsidiary) whether in a single transaction or series of related transactions.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments under any Revolving Facility, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date with respect to such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit under such Revolving Facility, the date of termination in full of the Revolving Facility Commitments of such Class.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Revolving Facility at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment under such Revolving Facility of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure under such Revolving Facility of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.

“Below Threshold Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of the term “Cumulative Credit.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any Person, the board of directors or managers, as applicable, of such Person or any Parent Entity of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner or any Parent Entity of such general partner, of such Person) or any duly authorized committee thereof. Unless otherwise indicated herein, all references to the Board of Directors shall mean the Board of Directors of the ultimate parent entity of the Borrower.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Loans of a single Type in a single currency under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $1,000,000 except, in the case of Swingline Loans, $500,000.

“Borrowing Multiple” shall mean $1,000,000 except, in the case of Swingline Loans, $100,000.

“Borrowing Request” shall mean a written request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market (or such other interbank market, to the extent used to determine the Eurocurrency Rate in accordance with the definition thereof).

“Capitalized Lease Obligations” means, with respect to a Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that any obligations that would not be accounted for as Capitalized Lease Obligations under GAAP as of the Closing Date shall not be included in Capitalized Lease Obligations after the Closing Date due to any changes in GAAP or interpretations thereunder or otherwise.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the combined or consolidated balance sheet of such Person and its Subsidiaries.

“Cash Collateralize” shall have the meaning assigned to such term in Section 2.05(g).

“Cash Management Agreement” shall mean any agreement to provide to the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, a Lender or an Affiliate of any such Person, in each case, in its capacity as a party to such Cash Management Agreement.

“CEC” means Caesars Entertainment Corporation, a Delaware corporation, together with its successors and assigns.

“CES” means Caesars Enterprise Services, LLC, a Delaware limited liability company.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means the occurrence of any of the following:

(a) the sale, exchange or other transfer, in one or a series of related transactions, of all or substantially all the assets of the Borrower and its Subsidiaries, taken as a whole, to one or more Persons; provided that, for the avoidance of doubt, the lease of all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole, shall not constitute a Change of Control;

(b) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of any Parent Entity of the Borrower; or

(c) a “Change of Control” occurs under and as defined in the First Priority Senior Secured Notes Indenture or the Second Priority Senior Secured Notes Indenture, solely to the extent the outstanding principal amount of First Priority Senior Secured Notes or Second Priority Senior Secured Notes, as applicable, exceeds $60,000,000.

Notwithstanding the foregoing: (A) any holding company, all or substantially all of the assets of which are comprised of the Borrower or any Parent Entity of the Borrower, shall not itself be considered a “person” or “group” for these purposes; (B) the transfer of assets between or among the Borrower’s Subsidiaries and the Borrower shall not itself constitute a Change of Control; (C) the term “Change of Control” shall not include a merger or consolidation of the Borrower with or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of the Borrower’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; (D) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (E) the Transactions and any transactions related thereto shall not constitute a Change of Control.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date, or (c) the making or issuance of any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirement and directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented, but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers of loans under United States of America credit facilities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Term B Loans, Other Term Loans or Revolving Loans and (b) when used in reference to any Commitment, refers to whether such Commitment is in respect of a commitment to make Term B Loans, Other Term Loans or Revolving Loans. Other Term Loans or Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Term B Loans or from other Other Term Loans or other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Closing Date” shall mean [                    ], 2017.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties, Mortgaged Vessels and all other property that is subject to any Lien in favor of the Collateral Agent or the Security Trustee (as applicable) for the benefit of the Secured Parties pursuant to any Security Documents, but shall in each case exclude all Excluded Property.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties.

“Collateral Agreement” shall mean the Collateral Agreement (First Lien) substantially in the form of Exhibit M, dated as of the Closing Date, among the Borrower, each Subsidiary Loan Party and the Collateral Agent, as amended, modified, waived or supplemented from time to time.

“Collateral Requirement” shall mean the requirement that (in each case subject to Sections 5.10(d), (e) and (g), Section 5.11 and Schedule 5.10 (and excluding Excluded Property) and except as otherwise contemplated by this Agreement or any Security Document):

(a) on the Closing Date, the Collateral Agent shall have received (x) from the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement, and (y) from each Subsidiary Loan Party, a counterpart of the Subsidiary Guarantee Agreement;

(b) on the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests owned on the Closing Date directly by the Loan Parties, other than Excluded Securities and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) on the Closing Date and at all times thereafter, all Indebtedness of the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $10,000,000 (other than (A) intercompany current liabilities in connection with the cash management operations of the Borrower and the Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to a Loan Party, other than Excluded Securities, and is evidenced by a promissory note or an instrument shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent); provided that there shall not be more than $30,000,000 of Indebtedness, other than Excluded Securities, in the aggregate that is not evidenced by a promissory note or similar instrument and not pledged pursuant to the Collateral Agreement and (ii) the Collateral Agent shall have received all such promissory notes or instruments required to be delivered pursuant to the applicable Security Documents, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Collateral Agreement and the Subsidiary Guarantee Agreement and (ii) supplements to the other Security Documents, if applicable, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) after the Closing Date, (i) all the outstanding Equity Interests of (A) any Person that becomes a Subsidiary Loan Party after the Closing Date and (B) all the Equity Interests that are directly acquired by a Loan Party after the Closing Date, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(f) on the Closing Date and at all times thereafter, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) within (x) 90 days after the Closing Date (in the case of clause (ii)) and 60 days after the Closing Date (in the case of clause (i)) with respect to the Mortgaged Properties set forth on Schedule 1.01(A) (or such later date as the Collateral Agent may agree in its reasonable discretion) and (y) within the time periods set forth herein, and solely to the extent required hereby, with respect to the Mortgaged Properties encumbered pursuant to this Agreement, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing, together with the payment of any taxes or fees required in connection with the recording or filing of each such Mortgage and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(h) within (x) 90 days after the Closing Date (in the case of clauses (ii) through (vii)) and 60 days after the Closing Date (in the case of clause (i) and, solely with respect to flood insurance policies, clause (ii)) with respect to the Mortgaged Properties set forth on Schedule 1.01(A) (or such later date as the Collateral Agent may agree in its reasonable discretion) and (y) within the time periods set forth herein, and solely to the extent required hereby, with respect to Mortgaged Properties encumbered pursuant to this Agreement, the Collateral Agent shall have received (i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto), (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02 (including, without limitation, flood insurance policies), each of which shall (A) be endorsed or otherwise amended to include a “standard” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured, (C) in the case of flood insurance, (1) identify the addresses of each property located in a special flood hazard area, (2) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, and (3) if available, provide that the insurer will give the Collateral Agent forty-five (45) days’ written notice of cancellation (or such shorter period reasonably acceptable to the Administrative Agent), (iii) customary opinions addressed to the Administrative Agent and the Collateral Agent for its benefit and for the benefit of the Secured Parties of (A) local counsel for the Loan Parties in each jurisdiction where the Mortgaged Property is located with respect to the enforceability of the Mortgages and other matters customarily included in such opinions and (B) counsel for the Loan Parties regarding due authorization, execution and delivery of the Mortgages, (iv) a policy or policies or marked-up unconditional binder of title insurance, as applicable, paid for by the Borrower or the Subsidiaries, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage to be entered into on the Closing Date or thereafter in accordance with this Agreement as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available or, in lieu of such zoning endorsements, where available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, a zoning report from a recognized vendor or a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Collateral Agent), coinsurance and reinsurance as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, (v) if the finalization of the title insurance policies pursuant to clause (iv) hereof and the Surveys (as hereinafter defined) pursuant to clause (v) hereof occurs after delivery of any Mortgage pursuant to clause (g), then, to the extent required to correct and/or confirm the Mortgaged Property encumbered by such Mortgage is consistent with that so insured and surveyed and/or confirm the Collateral Agent’s mortgage Lien on and security interests in such Mortgaged Property, (A) an amendment to any such applicable Mortgage (or to the extent required, a new Mortgage) duly authorized, executed and acknowledged, in recordable form and otherwise in form and substance reasonably acceptable to the Administrative Agent with respect to each such applicable Mortgaged Property and (B) such other documents, including, but not limited to, any supplemental consents, agreements and/or confirmations of third parties, and supplemental local counsel opinions, as Collateral Agent may reasonably request in order to effectuate the same, and (vi) a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid (such surveys, collectively, the “Surveys”). Such Surveys shall be certified in writing to Borrower, Collateral Agent and the title insurance company, and shall meet minimum standard detail requirements for ALTA/ACSM Land Title Surveys in all material respects and shall be sufficient and satisfactory to the title insurance company so as to enable the title insurance company to issue coverage over all general survey exceptions. All such Surveys shall be dated (or redated) not earlier than six months prior to the date of delivery thereof (unless otherwise reasonably acceptable to the title insurance company issuing the title insurance);

(i) within (x) 120 days after the Closing Date (or such later date as the Collateral Agent may agree in its reasonable discretion) and (y) 60 days after the Closing Date (solely to the extent required hereunder), the Collateral Agent shall have received, with respect to each Mortgaged Vessel set forth on Schedule 1.01(A) and each Replacement Vessel or Documented Vessel acquired after the Closing Date required to be subject to an Additional Ship Mortgage, within the time periods set forth herein, the Collateral Agent and the Security Trustee (as applicable), shall have received (i) a Ship Mortgage granting to the Security Trustee for the benefit of the Secured Parties a valid, binding and enforceable (subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) first preferred mortgage on such Mortgaged Vessel under the Ship Mortgage Act subject only to Permitted Liens and (ii) an Earnings Assignment and Insurance Assignment with respect to such Mortgaged Vessel each in favor of the Security Trustee, executed and deliver, in each case, by a duly authorized officer of the appropriate Loan Party, together with such certificates, notices and affidavits ancillary to such Ship Mortgage, Earnings Assignment and Insurance Assignment;

(j) on the Closing Date, the Collateral Agent shall have received ACORD certificates of insurance evidencing the insurance required by the terms of this Agreement; and

(k) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Sections 5.10 and 5.11 and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Sections 5.10 and 5.11.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Facility Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, modified, or supplemented from time to time, and any successor statute.

“Common Units” shall have the meaning assigned to such term in the Limited Liability Company Agreement.

“Communications” shall mean, collectively, any notice, demand, communication, information, document or other material (including any Borrower Materials) provided pursuant to this Agreement, any other Loan Document or the transactions contemplated hereby or therein.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, unless the designation of such Conduit Lender is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that designating Lender provides such information as the Borrower reasonably request in order for the Borrower to determine whether to provide their consent or (b) be deemed to have any Commitment; provided, further, that each Conduit Lender shall comply with Section 9.16 and the Lender organizing and administering such Conduit Lender shall be responsible for such compliance.

“Confirmation Order” shall have the meaning given to such term in Section 4.02.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capitalized Lease Obligations, Indebtedness for borrowed money and Disqualified Stock of the Borrower and the Subsidiaries determined on a combined or consolidated basis on such date in accordance with GAAP.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment fees, any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting and non-cash costs associated with Swap Agreements, or any other financing fees, and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of original issue discount, of such Person for such period on a combined, consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to the Borrower and its Subsidiaries for any period, the aggregate of the Net Income of the Borrower and its subsidiaries for the last four fiscal quarters ending with the most recently ended fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.04(a) or 5.04(b), on a combined or consolidated basis (before giving effect to any charges resulting from the redemption of Preferred Units of the Borrower or any direct or indirect parent of the Borrower, and without giving effect to deductions for non-controlling or minority interests in the Borrower); provided, however, that, without duplication:

(i) (A) the Net Income for such period of any Person that is not a subsidiary of such Person, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent Person) in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any such Person in excess of the amounts included in clause (A),

(ii) solely for the purpose of determining the amount available for Restricted Payments under clause (B) of the definition of “Cumulative Credit,” the Net Income for such period of any Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restrictions have been legally waived or is imposed pursuant to this Agreement and other Loan Documents provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any Issuer or such Subsidiary to such Person, to the extent not already included therein, and

(iii) without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 6.06(n) shall be included as though such amounts had been paid as income taxes directly by such Person for such period.

Notwithstanding the foregoing, for the purpose of Section 6.06 only, there shall be excluded from Consolidated Net Income to the extent increasing Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section 6.06 pursuant to clause (g) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person reducing Consolidated Net Income of such Person for such period on a combined, consolidated basis and otherwise determined in accordance with GAAP, including any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, and non-cash charges for deferred tax asset valuation allowances, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid and included in the calculation of Consolidated Net Income in a prior period.

“Consolidated Taxes” means, with respect to the Borrower and its Subsidiaries for any period, the provision for taxes based on income, profits or capital, including, without limitation, federal, state, franchise, property, excise and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations), in each case determined in accordance with GAAP, and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“CPLV Entity” means any of CPLV Mezz 1 LLC, CPLV Mezz 2 LLC and CPLV Mezz 3 LLC, each a Delaware limited liability company, CPLV Holdings, any of its subsidiaries, and any other Parent Entity of CPLV Holdings that is a subsidiary of the Borrower that is formed after the Closing Date for tax or financing activities or other necessary or desirable business purpose as determined by the Board of Directors related to such entities and their assets.

“CPLV Holdings” shall mean CPLV Property Owner LLC, a Delaware limited liability company.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate with the amounts set forth in clauses (a) and (c) through (l) not to be reduced by the amount set forth in clause (b), determined on a cumulative basis equal to, without duplication (and without duplication of amounts that otherwise increased the amount available for Investments pursuant to Section 6.04):

(a) $30,000,000, plus:

(b) to the extent such amount is a positive number, 95% of the aggregate amount of the Adjusted Funds From Operations accrued on a cumulative basis during the period (taken as one accounting period) beginning on [●] and ending on the last day of the fiscal quarter most recently ended for which financial statements have been delivered to Lenders pursuant to Section 5.04, minus the amount of any Restricted Payments made pursuant to Section 6.06(h), plus

(c) the aggregate amount of Below Threshold Asset Sale Proceeds received after the Closing Date, plus

(d) the cumulative amount of proceeds (including cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests of the Borrower or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower; provided, that this clause (d) shall exclude Excluded Contributions, Permitted Cure Securities and the proceeds thereof, sales of Equity Interests financed as contemplated by Section 6.04(e) or used as described in clause (viii) of the definition of EBITDA and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C), plus

(e) 100% of the aggregate amount of contributions to the capital of the Borrower received in cash (and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (d) above), plus

(f) 100% of the principal amount of any Indebtedness or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Borrower or any Subsidiary issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to Borrower or another Subsidiary which has been converted into or exchanged for Equity Interests in the Borrower (other than Disqualified Stock) or any Parent Entity of the Borrower (provided in the case of any such Parent Entity, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(g) 100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:

(i) the sale or other disposition (other than to the Borrower or a Subsidiary) of Investments made pursuant to Section 6.04(j), (r), (ff), or (gg) by the Borrower or any Subsidiaries and from repurchases and redemptions of such Investments from the Borrower and the Subsidiaries by any Person (other than the Borrower or a Subsidiary) and from repayments of loans or advances or other transfers of assets (including by way of dividends, interest, distributions, returns of principal, repayments, income and similar amounts), and releases of guarantees, which constituted Investments made pursuant to Section 6.04(j), (r), (ff), or (gg) (to the extent such amount is not otherwise used pursuant to an exception in Section 6.04),

(ii) the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(iii) any dividend or other distribution by an Unrestricted Subsidiary, plus

(h) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary, the Fair Market Value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(i) the cumulative amount of Declined Proceeds, plus

(j) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j) after the Closing Date prior to such time, minus

(k) any amounts thereof used to make Investments pursuant to Section 6.04(j) after the Closing Date prior to such time, minus

(l) any amounts thereof used to make Restricted Payments pursuant to Section 6.06(e) after the Closing Date prior to such time, provided, however, for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” shall have the meaning assigned to such term in the Plan of Reorganization.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(e).

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would (in the absence of a cure or waiver hereunder) constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Swingline Lender, Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-in Action, or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or any Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Agent, setting forth the basis of such valuation, less the amount of Permitted Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disclosure Statement” means the disclosure statement to the Plan of Reorganization, as amended modified, waived or supplemented from time to time, filed in the jointly administered proceedings commenced by Caesars Entertainment Operating Company and certain affiliated debtors, titled In re Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 in the United States Bankruptcy Court for the Northern District of Illinois.

“Discount Range” shall have the meaning assigned to such term in Section 2.11(g)(ii).

“Discounted Prepayment Option Notice” shall have the meaning assigned to such term in Section 2.11(g)(ii).

“Discounted Voluntary Prepayment” shall have the meaning assigned to such term in Section 2.11(g)(i).

“Discounted Voluntary Prepayment Notice” shall have the meaning assigned to such term in Section 2.11(g)(v).

“Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualification” means, with respect to any Lender:

(a) the failure of that Person timely to file pursuant to applicable Gaming Laws:

(i) any application requested of that Person by any Gaming Authority in connection with any licensing required of that Person as a lender to the Borrower; or

(ii) any required application or other papers in connection with determination of the suitability of that Person as a lender to the Borrower;

(b) the withdrawal by that Person (except where requested or permitted by the Gaming Authority) of any such application or other required papers;

(c) any finding by a Gaming Authority that there is reasonable cause to believe that such Person may be found unqualified or unsuitable; or

(d) any final determination by a Gaming Authority pursuant to applicable Gaming Laws:

(i) that such Person is “unsuitable” as a lender to the Borrower;

(ii) that such Person shall be “disqualified” as a lender to the Borrower; or

(iii) denying the issuance to that Person of any license or other approval required under applicable Gaming Laws to be held by all lenders to the Borrower.

“Disqualified Institution” means (i) those banks, financial institutions or other Persons separately identified in writing by the Borrower or any of its Affiliates to the Administrative Agent on or prior to the Closing Date, and any Affiliates of such banks, financial institutions or other Persons that are readily identifiable as Affiliates by virtue of their names, and (ii) bona fide competitors (or Affiliates thereof that are readily identifiable as Affiliates by virtue of their names or that are identified to the Administrative Agent in writing by the Borrower) of the Borrower or any of its Subsidiaries that are identified to the Administrative from time to time by the Borrower; provided, that, to the extent that any Person is identified by the Borrower to the Administrative Agent as a Disqualified Institution in accordance with the foregoing, the Administrative Agent shall notify the Lenders thereof by posting a Communication on the Platform.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment of the Loans and all other Loan Obligations that are accrued and payable in full in cash and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the latest Term Facility Maturity Date in effect on the date of issuance and (y) the date on which the Loans and all other Loan Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock. For the avoidance of doubt, Common Units of the Borrower as of the Closing Date shall not be deemed Disqualified Stock.

“Documented Vessel” shall mean any Vessel which has a current and valid certificate of documentation issued by the NVDC.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, at such time on the basis of the Spot Rate (determined in respect of the applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Earnings Assignment” shall mean, with respect to each Mortgaged Vessel, an Assignment of Earnings, Charterparties and Requisition Compensation substantially in the form of Exhibit N (with such changes to account for local law matters as determined by the Borrower in good faith) made by the applicable Loan Party in favor of the Security Trustee for the benefit of the Secured Parties.

“EBITDA” shall mean, with respect to the Borrower and its Subsidiaries on a combined or consolidated basis for the last four fiscal quarters ending with the most recently ended fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.04(a) or 5.04(b), the Consolidated Net Income of the Borrower and the Subsidiaries for such period; provided, however, that without duplication and in each case to the extent included in Consolidated Net Income for the respective period for which EBITDA is being determined:

(i) Consolidated Taxes shall be excluded;

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and its Subsidiaries for such period (net of interest income) of the Borrower and its Subsidiaries for such period) shall be excluded;

(iii) Consolidated Depreciation and Amortization Expense shall be excluded;

(vi) Consolidated Non-cash Charges shall be excluded;

(vii) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid in accordance with Section 6.07 (or any accruals related to such fees and related expenses) during such period shall be excluded;

(viii) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of any Loan Party or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit shall be excluded;

(ix) Pre-Opening Expenses and expenses related to entering into new leases or lease restructuring shall be excluded;

(x) any nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations or closures, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), and expenses or charges related to any offering of Equity Interests or debt securities of the Borrower, any Investment, acquisition, disposition or recapitalization, or any issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, transition-related expenses, Transaction Expenses, any costs and expenses related to employment of terminated employees, or other rights existing on the Closing Date of officers, directors and employees, in each case of the Borrower or any of its Subsidiaries incurred after the Closing Date), shall be excluded;

(xi) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (other than any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period), shall be excluded;

(xii) any income or loss from disposed, abandoned, transferred, closed or discontinued operations and any gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(xiii) any gain or loss (less, in the case of any gain, all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions (as determined in good faith by a Responsible Officer of the Borrower) shall be excluded;

(xiv) any gain or loss (less, in the case of any gain, all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded;

(xv) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded;

(xvi) (x) “straight-line” rental income in excess of cash received shall be excluded, and (y) cash received which exceeds the amount recognized in respect of “straight-line” rental income shall be included;

(xvii) direct financing lease adjustments shall be excluded;

(xviii) (1) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (2) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Consolidated Net Income in a future period);

(xix) costs associated with initiating public company reporting, including compliance with the Sarbanes-Oxley Act of 2002 shall be excluded;

(xx) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(xxi) the cumulative effect of a change in accounting principles shall be excluded; and

(xxii) effects of purchase accounting and fresh start accounting adjustments and principles (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or fresh start accounting in relation to the Transactions or any consummated acquisition, or the amortization or write-off of any amounts thereof, net of taxes, and election of push-down accounting shall be excluded.

EBITDA shall be increased to reflect net cost savings and synergies projected by the Borrower to be realized as a result of specified actions taken or expected to be taken to the extent such net cost savings or synergies are reasonably expected to be achieved, completed or realized within 24 months in connection with acquisitions and cost saving, restructuring and similar initiatives, as determined in good faith by an Officer of the Borrower; provided that any such projected net cost savings and synergies, together with any Pro Forma Operating Cost Savings and Synergies included in calculating EBITDA for such period, shall not exceed 2.50% of EBITDA for such period (calculated without giving effect to such projected net cost savings and synergies and Pro Forma Operating Cost Savings and Synergies).

Notwithstanding anything in this definition to the contrary, EBITDA shall be deemed to be as follows: (i) prior to the date on which financial statements have been furnished to Lenders pursuant to Section 5.04 for the first full fiscal quarter beginning and ending following the Closing Date, EBITDA shall be $442.0 million; and (ii) following the date on which financial statements have been furnished to Lenders pursuant to Section 5.04 for a full fiscal quarter beginning and ending following the Closing Date and prior to the time that financial statements have been furnished to Lenders pursuant to Section 5.04 for four full fiscal quarters beginning and ending following the Closing Date, EBITDA shall be annualized based upon EBITDA for the most recently ended full fiscal quarter or quarters following the Closing Date, as the case may be, for which financial statements have been furnished to Lenders pursuant to Section 5.04 (e.g. following the date on which financial statements have been furnished pursuant to Section 5.04 for the third full fiscal quarter beginning and ending following the Closing Date, EBITDA for the four full fiscal quarters ending as of the such third full fiscal quarter shall be computed by dividing EBITDA for the three full fiscal quarters, by 0.75).

“Economic Sanctions Laws” means (i) the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended, modified, or supplemented from time to time), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended, modified, or supplemented from time to time), Executive Order 13224 (effective September 24, 2001), as amended, modified, or supplemented from time to time and any successor thereto, and the regulations administered and enforced by OFAC and (ii) any and all other laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning assigned to such term in the Plan of Reorganization.

“Embargoed Person” shall mean (i) any country or territory that is the subject of a comprehensive sanctions program administered by OFAC or (ii) any Person that (x) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a comprehensive sanctions program administered by OFAC. As of the Closing Date, comprehensive sanctions programs administered by OFAC are the Iran, Sudan, and Cuba sanctions programs.

“environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), and the land surface or subsurface strata.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to the protection of human health and safety (to the extent relating to the protection of the environment or exposure to or management of Hazardous Materials).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing; provided that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests, unless and until any such instruments are so converted or exchanged.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b)(m) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan, (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 or Section 430 of the Code or Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the

Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, (d) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, (e) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (f) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, (h) the imposition of a Lien under Section 412 of 430(k) of the Internal Revenue Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Borrower or any Subsidiary), (i) with respect to a Plan, the provision of security pursuant to Section 206(g) of ERISA, (j) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or (k) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (l) the filing by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (m) the institution by the PBGC of proceedings to terminate any Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (n) the occurrence of an act or omission which could give rise to the imposition on Borrower or any of its ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 406, 409, 502(c), (i) or (l), or 4071 of ERISA in respect of any Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum (rounded upward, if necessary, to the nearest one-eighth of one percent (1/8th of 1%)) equal to the London Interbank Offered Rate (“LIBOR”) (or a successor or comparable rate applied in a manner consistent with market practice which is selected by the Administrative Agent in consultation with the Borrower), as published by Bloomberg (or any successor or substitute service selected by the Administrative Agent from time to time) at approximately 11:00 a.m., London time on the date which is two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted, and with a term equivalent to such Interest Period would be offered to major banks in the London or other interbank market for such currency at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (i) deposit accounts maintained by the Borrower or a Subsidiary provided that the average balance of any such individual deposit account and all such deposit accounts in the aggregate shall not exceed $10.0 million or $30.0 million in the aggregate for all Excluded Accounts described in clause (i), respectively, for more than ten (10) consecutive Business Days and (ii) payroll, benefit, tax, trust or escrow accounts maintained by the Borrower or a Subsidiary.

“Excluded Contributions” means the Permitted Investments or other assets (valued at their Fair Market Value) received by the Borrower after the Closing Date from:

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Borrower or to any Subsidiary’s management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Borrower on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, and delivered to the Administrative Agent.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred pursuant to Section 6.01.

“Excluded Leasehold Interests” shall have the meaning assigned to such term in Section 5.10(g).

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(g).

“Excluded Securities” shall mean any of the following:

(a) in the case of any pledge of voting Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is owned directly by a Loan Party) to secure the Obligations, any voting Equity Interest of such Foreign Subsidiary or FSHCO in excess of 65% of the outstanding Equity Interests of such class;

(b) any Equity Interests or Indebtedness to the extent and for so long as the pledge thereof would be prohibited by any Requirement of Law (including any Gaming Laws);

(c) any Equity Interests of any Person that is not a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any contractual obligation with an unaffiliated third party other than, in this subclause (A), non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly-Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A), non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirement of Law);

(d) any Equity Interests of any Immaterial Subsidiary, any Unrestricted Subsidiary and any Qualified Non-Recourse Subsidiary;

(e) any Equity Interests of any Subsidiary of, or other Equity Interests owned by, a Foreign Subsidiary;

(f) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in adverse tax, regulatory or accounting consequences to the Borrower or any Subsidiary as reasonably determined in good faith by the Borrower; and/or

(g) any Margin Stock.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in clause (b) of the definition of Subsidiary Loan Party):

(a) each Immaterial Subsidiary;

(b) each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (including each Domestic Subsidiary that is not a Wholly-Owned Subsidiary in existence on the Closing Date) that is formed for the primary purpose of entering into or forming one or more joint ventures or partnerships for a legitimate business purpose (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary);

(c) each Domestic Subsidiary that is prohibited from guaranteeing or granting Liens to secure the Obligations by any Requirement of Law (including Gaming Law) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received);

(d) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary provided such contractual requirement exists at such time, in each case, not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect);

(e) any Qualified Non-Recourse Subsidiary;

(f) any Foreign Subsidiary;

(g) any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary; and

(h) each Unrestricted Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute and “eligible contract participant” at such time.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any Loan Party under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income by a jurisdiction as a result of such recipient being organized in, having its principal office in or, in the case of any Lender, having its applicable lending office in, such jurisdiction or as a result of any other present or former connection with such jurisdiction (other than any connection arising from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents or sold or assigned an interest in any Loan or Loan Document) and, for the avoidance of doubt, including any backup withholding in respect of such a tax under Section 3406 of the Code (or any similar provision of state, local or foreign law), (b) any branch profits Tax under Section 884(a) of the Code, or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax imposed by the United States federal government that is imposed on amounts payable to such Lender pursuant to laws in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to such assignment (or designation of a new lending office), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any withholding tax attributable to a Lender’s failure to comply with Sections 2.17(e), (f), (g), or (i) or the Administrative Agent’s failure to comply with Section 2.17(l), and (e) any Taxes imposed pursuant to FATCA.

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.21(e).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.21(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Extension” shall have the meaning assigned to such term in Section 2.21(e).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Closing Date there are two Facilities, i.e., the Term B Facility and the Revolving Facility Commitments established on the Closing Date and the extensions of credit thereunder, and thereafter, the term “Facility” may include any Incremental Term Facility and any Revolving Facility consisting of Incremental Revolving Facility Commitments.

“Fair Market Value” means, with respect to any asset, property or service, in the Borrower’s good faith determination, the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder, or other official governmental interpretations thereof, any agreements entered into or applicable pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) or any intergovernmental agreement (or related law or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter, dated as of [                    ], 2017, as amended, modified, waived or supplemented from time to time, by and among the Borrower, the Administrative Agent and the Collateral Agent.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the L/C Issuer Fees, and the Administrative Agent Fees.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Financial Performance Covenant” shall mean each financial maintenance covenant contained in this agreement from time to time.

“First Lien Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement substantially in the form of Exhibit P, dated as of the Closing Date, by and among Wilmington Trust, National Association, as Collateral Agent and Administrative Agent (each as defined therein), UMB Bank, National Association, as Initial Other Authorized Representative (as defined therein), each representative of any Other First Lien Obligations and the Loan Parties.

“First Lien Notes” shall mean (i) the First Priority Senior Secured Notes, and (ii) any Permitted Refinancing Indebtedness incurred in respect thereof.

“First Lien Obligations” shall mean the Obligations and the Other First Lien Obligations.

“First Lien Secured Parties” shall mean the Secured Parties and the Other First Lien Secured Parties.

“First Priority Senior Secured Notes” shall mean the $[431,000,000] in aggregate principal amount of the First-Priority Senior Secured Floating Rate Notes due 2022 issued pursuant to the First Priority Senior Secured Notes Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the First Priority Senior Secured Notes and the related registration rights agreement with substantially identical terms as the First Priority Senior Secured Notes.

“First Priority Senior Secured Notes All-in Yield” shall mean the yield on the First Priority Senior Secured Notes as reasonably determined by the Borrower taking into account interest rate, margin, original issue discount, up-front fees (other than such fees excluded pursuant to the second proviso below), rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such First Priority Senior Secured Notes); provided, further, that “First Priority Senior Secured Notes All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees, customary consent fees or any fee for an amendment paid generally to consenting creditors.

“First Priority Senior Secured Notes Indenture” shall mean the Indenture, dated as of [            ], among the Borrower, VICI FC Inc., each as an issuer, the subsidiary guarantors party thereto from time to time and UMB Bank, National Association, as trustee.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a United States Person or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a United States Person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender under any Revolving Facility, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolving Facility Percentage of the outstanding L/C Obligations under such Revolving Facility other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Facility Percentage of Swingline Loans under such Revolving Facility other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” shall mean any Subsidiary that owns no material assets other than cash, the Equity Interests or debt securities of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Gaming Authority” means, in any jurisdiction in which the Borrower or any of its subsidiaries manages or conducts any casino, racing, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over the casino, racing, or gaming activities of the Borrower or any of its subsidiaries or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treaties, laws, rates, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling, racing, or casino activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, racing, gaming businesses or activities of the Borrower or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Global Intercompany Note” means (a) a promissory note substantially in the form of Exhibit K or (b) any other promissory note that is in form and substance reasonably satisfactory to the Required Lenders, in each case of clauses (a) and (b), that (i) evidences Indebtedness owed by and between and/or among Loan Parties and their Subsidiaries and (ii) subordinates all Indebtedness owed by a Loan Party thereunder to a Subsidiary that is not a Loan Party in right of payment to the prior payment of the Obligations in full in cash.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (including any supra-natural bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, and toxic or hazardous wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any Person that is (or an Affiliate thereof is) an Agent or a Lender on the Closing Date (or any Person that becomes an Agent or Lender or Affiliate thereof after the Closing Date) and that enters into a Swap Agreement, in each case, in its capacity as a party to such Swap Agreement.

“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), have assets with a value in excess of 2.5% of the Adjusted Total Assets or revenues representing in excess of 7.5% of total revenues of the Borrower and the Subsidiaries on a combined or consolidated basis as of such date and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 2.5% of Adjusted Total Assets or revenues representing in excess of 7.5% of total revenues of the Borrower and the Subsidiaries on a combined or consolidated basis as of such date; provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common Equity Interest of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Amount” shall mean, at any time, the sum of:

(1) the excess, if any, of (a) $60,000,000 over (b) the sum of (x) the aggregate principal amount of all outstanding Incremental Term Loans and Incremental Revolving Facility Commitments established after the Closing Date pursuant to Section 2.21 utilizing this clause (1) (other than Incremental Term Loans and Incremental Revolving Facility Commitments in respect of Refinancing Term Loans, Extended Term Loans, Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments, respectively) plus (y) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(ee) at such time; plus

(2) the excess, if any, of (a) $1,450 million reduced on a dollar for dollar basis for any Indebtedness incurred to finance the acquisition of the Option Properties incurred pursuant to Section 6.01(ee) over (b) the sum of (x) the aggregate principal amount of all outstanding Incremental Term Loans and Incremental Revolving Facility Commitments established after the Closing Date pursuant to Section 2.21 utilizing this clause (2) (other than Incremental Term Loans and Incremental Revolving Facility Commitments in respect of Refinancing Term Loans, Extended Term Loans, Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments, respectively); plus

(3) any additional amounts so long as immediately after giving effect to the incurrence of Incremental Loans or Indebtedness incurred pursuant to Section 6.01(ee), as applicable, and the use of proceeds thereof, (a) in the case of Incremental Loans or Indebtedness incurred pursuant to Section 6.01(ee), in each case, that is secured by a Lien on the Collateral that is pari passu with the Liens on the Collateral securing Term B Loans and the Revolving Loans (if any), the Senior Secured Leverage Ratio on a Pro Forma Basis is not greater than 5.41 to 1.00, (b) in the case of Incremental Loans or Indebtedness incurred pursuant to Section 6.01(ee), in each case, that is secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the Term B Loans and the Revolving Loans (if any), the Total Secured Leverage Ratio on a Pro Forma Basis is not greater than 8.98 to 1.00, and (c) in the case of Incremental Loans or Indebtedness incurred pursuant to Section 6.01(ee), in each case, that is unsecured, the Total Leverage Ratio on a Pro Forma Basis is less than or equal to 8.98 to 1.00.

For the avoidance of doubt, in all instances if the Borrower incurs Indebtedness under clause (1) or (2) of this definition of “Incremental Amount” on the same date that it incurs Indebtedness under clause (3) of this definition of “Incremental Amount”, then unless the Borrower elects otherwise, each Incremental Loan will be deemed incurred first under clause (3) of this definition to the extent permitted (without giving effect to any incurrence under clause (1) or (2), as applicable, on such date), and if such Indebtedness meets the criteria for incurrence under both clauses (1) or (2), as applicable, and (3), such Indebtedness at any time shall be permitted under one or the other as determined by the Borrower from time to time.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders entered into pursuant to Section 2.21.

“Incremental Revolving Facility Assumption Agreement” shall mean an Incremental Assumption Agreement which provides for an Incremental Revolving Facility Commitment.

“Incremental Loan” means any (i) Term Loans made pursuant to any Incremental Term Loan Commitment or (ii) Revolving Loans made pursuant to any Incremental Revolving Facility Commitment.

“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment provided pursuant to Section 2.21.

“Incremental Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” shall mean any Class of Incremental Term Loan Commitments and the Incremental Term Loans made hereunder.

“Incremental Term Facility Assumption Agreement” shall mean an Incremental Assumption Agreement which provides for an Incremental Term Loan Commitment.

“Incremental Term Facility Maturity Date” shall mean, with respect to any Class of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for such Class as set forth in such Incremental Assumption Agreement.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any Class of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Term B Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loans or similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capitalized Lease Obligations of such Person, (e) all net payments that such Person would have to make in the event of an early termination, on the date of determination, in respect of outstanding Swap Agreements, (f) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, (g) all obligations of such Person in respect of bankers’ acceptances, (h) all Guarantees by such Person of Indebtedness described in clauses (a) to (g) above, (i) all obligations secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but if not assumed limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of obligations secured by such Lien and (j) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and are not paid when due, (E) operating leases, (F) customary obligations under employment agreements and deferred compensation, (G) deferred tax liabilities, (H) the Common Units, (I) Permitted Non-Recourse Guarantees until such time as they become primary obligations of, and payments are due and required to be made thereunder by, such Person or any of its Subsidiaries or (J) any obligations or liabilities that arise as a result of a transaction or series of transactions that constitute a failed sale as determined in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm, in each case of nationally recognized standing, that is, as determined in good faith by a Responsible Officer of the Borrower, qualified to perform the task for which it has been engaged.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Term B Loans” shall mean the term loans made under the Term B Loan Commitment on the Closing Date.

“Insurance Assignment” shall mean, with respect to each Mortgaged Vessel, an Assignment of Insurances substantially in the form of Exhibit O (with such changes to account for local law matters as determined by the Borrower in good faith) made by the applicable Loan Party in favor of the Security Trustee for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.22.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) interest expense of such Person for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to Swap Agreements and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment fees, any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting and non-cash costs associated with Swap Agreements, or any other financing fees); plus (2) consolidated capitalized interest of such Person for such period, whether paid or accrued; minus (3) interest income for such period. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan and the scheduled maturity date of such Loan; provided, however, that if any Interest Period for a Eurocurrency Loan exceeds three months, (x) in the case of the initial Interest Period, the initial Interest Payment Date shall be December 31, 2017 and (y) in the case of each Interest Period thereafter, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the scheduled maturity date of such Loan.

“Interest Period” means, as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two, three or six months (or twelve months if agreed to by each applicable Lender or such period of shorter than one month as may be consented to by the Administrative Agent) thereafter, as selected by the Borrower; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.

Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.04, “Investment” shall include (x) the Fair Market Value of the assets of a Subsidiary at the time such Subsidiary is designated an Unrestricted Subsidiary and (y) the Fair Market Value of any property transferred to or from an Unrestricted Subsidiary at the time of such transfer.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Junior Lien Intercreditor Agreement” shall mean the Second Lien Intercreditor Agreement substantially in the form of Exhibit R, dated as of the Closing Date, by and among Wilmington Trust, National Association, as Credit Agreement Agent (as defined therein), UMB Bank, National Association,, as Initial Other First Priority Lien Obligations Agent (as defined therein), each Other First Priority Lien Obligations Agent (as defined therein) and UMB Bank, National Association, as trustee and collateral agent and each representative of any Other Second Lien Obligations (as defined therein), and each Loan Party.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage under the applicable Revolving Facility. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an ABR Revolving Loan. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof (which shall exclude, for the avoidance of doubt, amendments or modifications of a Letter of Credit without any increase in the stated amount of such Letter of Credit or extension of the expiration date of such Letter of Credit).

“L/C Issuer” shall mean any L/C Issuer designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 8.09. An L/C Issuer may, in its discretion and with the consent of the Borrower, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer Fees” shall have the meaning assigned to such term in Section 2.12(b).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lease Agreements” shall mean each of (i) the Master Lease (CPLV) among Desert Palace LLC, CEOC and CEOC, LLC, as Tenant, and CPLV Property Owner LLC, as Landlord, (ii) the Master Lease (Non-CPLV) among CEOC, LLC and the entities listed therein, as Tenant, and the entities listed therein, as Landlord, (iii) the Lease (Joliet) by and between Harrah’s Joliet Landco LLC as Landlord and Des Plaines Development Limited Partnership, as Tenant, for Harrah’s Joliet—Joliet, Illinois, (iv) any ROFR Lease (as defined in the Right of First Refusal Agreement), and (v) if applicable, the Option Lease Agreements, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.

“Lender Participation Notice” shall have the meaning assigned to such term in Section 2.11(g)(iii).

“lending office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” shall mean, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Expiration Date” shall mean, with respect to any Revolving Facility, the Revolving Facility Maturity Date for such Revolving Facility then in effect (or, if such day is not a Business Day, the next Business Day).

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the L/C Issuer, in an amount not to exceed the amount identified in any Incremental Revolving Facility Assumption Agreement or such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable L/C Issuer may agree. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility Commitments. For the avoidance of doubt, on the Closing Date the Letter of Credit Sublimit is $0.00.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor, conservator or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Authority material to any casino or gaming facility of a Borrower or any of its Subsidiaries (and in each case such revocation, failure to renew, suspension or appointment (i) is not stayed pending appeal and (ii) causes a cessation of gaming activities).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease, the Lease Agreements, the Management and Lease Support Agreement, or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any acquisition permitted hereunder whose consummation is not conditioned on the availability of, or on obtaining, third party financing and/or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Limited Liability Company Agreement” means the limited liability company agreement of the Borrower.

“Liquor Authorities” means, in any jurisdiction in which the Borrower or any of its Subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Loan Documents” shall mean (i) this Agreement, (ii) the Subsidiary Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, and (v) any Note issued under Section 2.09(e); provided that for purposes of the expense reimbursement and indemnity provisions in Section 8.07 and Section 9.05 only, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and each Permitted Pari Passu Intercreditor Agreement shall be deemed to be “Loan Documents.”

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and premium (including the applicable Prepayment Premium) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral, and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time. The Loans, Commitments and Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Management and Lease Support Agreement” means (i) the Management and Lease Support Agreement (CPLV) among Desert Palace LLC and CEOC and CEOC, LLC, as Tenant, CPLV Manager, LLC, as Manager, CEC, as Lease Guarantor, CPLV Property Owner LLC, as Landlord, Caesars License Company, LLC and Caesars World, Inc., as amended, restated, supplemented, renewed, replaced or otherwise modified in accordance with this Agreement, (ii) the Management and Lease Support Agreement (Non-CPLV) among CEOC, LLC and entities listed therein, as Tenant, Non-CPLV Manager, LLC, as Manager, CEC, as Lease Guarantor, the entities listed therein, as Landlord, Caesars License Company, LLC and Caesars Enterprise Services, LLC, and (iii) each real estate management agreement and any other operating management agreement or shared services agreement entered into by any Borrower or any of its Subsidiaries with CEC or with any Subsidiary of CEC, in each case as amended, restated, supplemented, replaced, renewed or otherwise modified in accordance with this Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the material rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $60,000,000.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Owned Real Properties and Pledged Leasehold Interests owned by any Loan Party that are set forth on Schedule 1.01(A) and each additional Owned Real Property and Pledged Leasehold Interest encumbered by a Mortgage or Additional Mortgage pursuant to Section 5.10.

“Mortgaged Vessel” shall mean (a) each Documented Vessel listed on Schedule 1.01(A) and (b) each additional Documented Vessel or Replacement Vessel, if any, encumbered by a Ship Mortgage or required to be so encumbered pursuant to Sections 5.10(c)(ii) or 5.10(d).

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, substantially, in the form of Exhibit E-1 (with such changes as are required by the jurisdiction in which the applicable Mortgaged Property is located and reasonably acceptable to the Collateral Agent and the Borrower). For the avoidance of doubt, the term “Mortgages” shall include, without limitation, the Additional Mortgages.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary is making or is obligated to make contributions or to which Borrower has any liability (including any liability on account of any ERISA Affiliate).

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale under Sections 6.05(g) and (t), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than First Lien Obligations) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof or the amount permitted to be distributed to any Parent Entity of the Borrower pursuant to Section 6.06(n), (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities or against any indemnification obligations

(however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction), and (iv) amounts required to be distributed as a result of the realization of gains from Asset Sales in order to maintain or preserve Parent’s status as a REIT; provided, that, the Borrower or any Subsidiary may to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets used or useful in the business of the Borrower and the Subsidiaries or to make Permitted Business Acquisitions and other permitted Investments hereunder (except for Permitted Investments or intercompany Investments in Subsidiaries), in each case within 12 months of such receipt, and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then within 6 months after the expiration of the initial 12 month period, such remaining portion if not so used by such time shall constitute Net Proceeds without giving effect to this proviso); provided, further, that with respect to an Asset Sale by any Person other than the Borrower or a Wholly-Owned Subsidiary, Net Proceeds shall be the above amount multiplied by the Borrower’s direct or indirect percentage ownership interest in such Person; provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Proceeds for purposes of Sections 2.10 and 2.11 in such fiscal year until the aggregate amount of all such net proceeds in such fiscal year shall exceed $30,000,000, and only such net proceeds in excess of $30,000,000 shall constitute Net Proceeds (without any carryover to subsequent years) (amounts below such threshold, “Below Threshold Asset Sale Proceeds”); and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred, or projected by the Company to be incurred in its reasonable good faith determination, in connection with such issuance or sale.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New Project” shall mean each capital project which is either a new project or a new feature at an existing project owned by the Borrower or its Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“New York Courts” shall have the meaning assigned to such term in Section 9.15.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(b).

“Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.05(b).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“NVDC” shall mean the United States Coast Guard’s National Vessel Documentation Center or any successor entity.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement, and (c) obligations in respect of any Secured Swap Agreement.

“OFAC” shall have meaning set forth in the definition of “Embargoed Person.”

“Offered Loans” shall have the meaning assigned to such term in Section 2.11(g)(iii).

“OpCo” means Caesars Entertainment Operating Company, Inc., a Delaware limited liability company and the surviving entity in the CEOC Merger. References to CEOC herein shall include OpCo following the CEOC Merger.

“Option Lease Agreements” means, if any, the leases executed in respect of the Option Properties.

“Option Properties” means such properties and improvements thereto which are the subject of that certain PropCo Call Right Agreement.

“Other First Lien Obligations” shall mean the “Other First Lien Obligations” as defined in the Collateral Agreement, including any interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to any holder of Other First Lien Obligations whether or not allowed in such proceeding.

“Other First Lien Secured Parties” shall mean the “Other First Lien Secured Parties” as defined in the Collateral Agreement.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, registration, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and, for the avoidance of doubt, excluding any Excluded Taxes.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Outstanding Amount” means (i) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date, (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date, and (iii) with respect to any L/C Obligations on any date, the Dollar

Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Owned Real Property” means each parcel of Real Property that is located in the United States and is owned in fee by any Loan Party that has an individual Fair Market Value (on a per property basis) of at least $10,000,000 (x) as of the Closing Date, for Real Property now owned or (y) the date of acquisition, for Real Property acquired after the Closing Date (provided that such $10,000,000 threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by any Loan Party, Owned Real Property will include both that portion of such material real property that is owned in fee and that portion that is so leased to the extent that (i) such leased portion is integrally related to the ownership or operation of the balance of such material real property or is otherwise necessary for such real property to be in compliance with all requirements of law applicable to such material real property in fee and only if (ii) such portion that is owned in fee has an individual Fair Market Value of at least $10,000,000 (x) as of the Closing Date, for Real Property then so partially owned and partially leased or (y) the date of acquisition, for Real Property acquired after the Closing Date so partially owned and partially leased (provided that such $10,000,000 threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property), and (iii) a mortgage in favor of the Collateral Agent (for the benefit of the Secured Parties) is permitted on such Real Property by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property, or with the consent of the applicable lessor or grantor (to the extent obtained after the applicable Loan Party has utilized commercially reasonable efforts to obtain same). Notwithstanding the foregoing, the aggregate Fair Market Value of Real Property that is located in the United States and owned in fee by any Loan Party and that does not constitute Owned Real Property shall not exceed $30,000,000 in the aggregate for all Loan Parties.

“Parent Entity” means, with respect to any Person, any corporation, association, limited partnership, limited liability company or other entity which at the time of determination (a) owns or controls, directly or indirectly, more than 50% of the total voting power of shares of Capital Stock (without regard to the occurrence of any contingency) entitled to vote in the election of directors, managers or trustees of such Person, (b) owns or controls, directly or indirectly, more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, of such Person, whether in the form of membership, general, special or limited partnership interests or otherwise, or (c) is the controlling general partner of, or otherwise controls, such entity. For the avoidance of doubt, Parent is a Parent Entity with respect to Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Payment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(g).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) the Total Leverage Ratio immediately after giving effect to such transaction on a Pro Forma Basis shall be equal to or less than the Total Leverage Ratio calculated prior to giving effect to such transaction; (iii) all transactions related thereto shall be consummated in accordance in all material respects with applicable laws; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness not prohibited by Section 6.01; (v) to the extent required by Section 5.10, any Person acquired in such acquisition, if acquired by a Loan Party, shall be merged into a Loan Party or become, following the consummation of such acquisition in accordance with Section 5.10, a Loan Party and shall comply with the Collateral Requirement; and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Loan Parties or in Equity Interests in Persons that are not Loan Parties or do not become Loan Parties following the consummation of such acquisition shall not in the aggregate exceed, together with all outstanding Investments made in Subsidiaries that are not Loan Parties pursuant to Section 6.04(b), the greater of (x) 2.33% of Adjusted Total Assets and (y) $100,000,000.

“Permitted Business Judgment” shall mean, with respect to any term or provision of this Agreement or the other Loan Documents, that requires the approval, satisfaction, discretion, determination, decision, action or inaction or any similar concept of or by an Agent, in each case, whether at the request of the Borrower or otherwise, as applicable (collectively, an “Agent Action”), a determination made in good faith with respect to such Agent Action by such Agent in the exercise of its reasonable business judgment; provided, that, at such Agent’s option, such Agent may confirm its authority to take such Agent Action, including after giving such consent, by (a) notifying all Lenders (or, with respect to an Agent Action relating solely to one Facility, the Lenders under such Facility) via the Platform of the proposed Agent Action and (b) Lenders constituting Required Lenders (or, with respect to an Agent Action relating solely to one Facility, the Majority Lenders under such Facility) consenting to such Agent Action in the manner prescribed in the relevant Communication; provided, that if a Lender does not expressly provide its consent or does not expressly provide its lack of consent with respect to such Agent Action within five (5) Business Days of receiving such Communication (or such shorter period set forth in this Agreement), then such Lender shall be deemed to have consented to such Agent Action.

“Permitted Cure Securities” shall mean any equity securities of the Borrower issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Investments” shall mean:

(a) U.S. dollars, Canadian dollars, pounds sterling, euros, the national currency of any member state in the European Union or such local currencies held by it from time to time in the ordinary course of business;

(b) direct obligations of the United States of America, Canada, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Canada or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(c) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(d) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (b) above entered into with a bank meeting the qualifications described in clause (c) above;

(e) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(g) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above;

(h) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s, and (iii) have portfolio assets of at least $5,000.0 million;

(i) instruments equivalent to those referred to in clauses (b) through (i) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j) instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Term B Loans (including, for the avoidance of doubt, junior Liens pursuant to Section 2.21(b)(ii)), either (as the Borrower shall elect) (x) any Junior Lien Intercreditor Agreement if such Liens secure “Second Priority Claims” (as defined therein) or (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such junior Liens than such Junior Lien Intercreditor Agreement (as determined by the Borrower in good faith); provided that such other intercreditor agreement shall have been posted to Lenders on the Platform not less than five (5) Business Days prior to the date of execution thereof and the Required Lenders shall not have objected thereto in the manner set forth in the related Communication within such five (5) Business Day period.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and the Borrower as an Assignee, and accepted by the Administrative Agent, in the form of Exhibit F or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Loan Purchases” shall have the meaning assigned to such term in Section 9.04(i).

“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to a Similar Business.

“Permitted Non-Recourse Guarantees” means the following indemnities and guarantees provided in the ordinary course of business by the Borrower or any of its Subsidiaries for the benefit of lenders in financing transactions that are directly or indirectly secured by Real Property or other Real Property related assets (including Capital Stock) of a joint venture, operator or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture, operator or Unrestricted Subsidiary that is the borrower in such financing, but is otherwise nonrecourse to the Borrower and its Subsidiaries: (a) commercially reasonable environmental indemnities with respect to hazardous materials; (b) indemnities and limited contingent guarantees arising from “bad act” recourse trigger provisions found in secured real finance transactions, including (x) indemnities for and liabilities arising from recourse triggers based on fraud or misrepresentation of the applicable obligor, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor and required to be paid to the lender, (y) guarantees of all or a part of the related financing arising from recourse triggers based on violations of transfer provisions, a voluntary bankruptcy filing (or similar filing or action) or involuntary bankruptcy filed in collusion with such obligor, and (z) indemnities and guarantees triggered by other events, actions and circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or carve-out guarantees in non-recourse financings of real estate; or (c) completion guarantees so long as the joint venture, operator or Unrestricted Subsidiary, as applicable, is adequately capitalized based on industry standards and such completion guarantee is given with the intention of back-stopping such capitalization and not provided in lieu of such capitalization.

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be secured on a pari passu basis with the Liens securing the Term B Loans, either (as the Borrower shall elect) (x) the First Lien Intercreditor Agreement or (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such pari passu Liens than the First Lien Intercreditor Agreement (as determined by the Borrower in good faith; provided, that such other intercreditor agreement shall have been posted to Lenders on the Platform not less than five (5) Business Days prior to the date of execution thereof and the Required Lenders shall not have objected thereto in the manner set forth in the related Communication within such five (5) Business Day period.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, to satisfy or the net proceeds of which are used to extend, refinance, renew, replace, defease, satisfy or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) (and, in the case of revolving Indebtedness being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Indebtedness being Refinanced); provided, that with respect to any Indebtedness being Refinanced, (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, costs, fees, commissions, expenses, plus an amount equal to any existing commitment utilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Sections 6.01(i) and 6.01(v) or any revolving facility or bridge facility, the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the latest Term B Facility Maturity Date in effect on the date of incurrence were instead due on the date that is one year following such Term B Facility Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower in good faith), and (d) no Permitted Refinancing Indebtedness shall have greater guarantees than the Indebtedness being Refinanced unless such guarantee is otherwise permitted by Section 6.01 (other than Section 6.01(a)(i)(B), 6.01(b)(ii), 6.01(h)(ii), 6.01(k)(ii), 6.01(l)(ii), 6.01(r)(ii), 6.01(s)(ii), 6.01(v)(ii), 6.01(x)(ii), 6.01(dd)(ii) and/or 6.01(ee)(ii)) at such time of incurrence and (e) no Permitted Refinancing Indebtedness shall have greater security than the Indebtedness being Refinanced or to be secured by Liens ranking senior to the Liens securing the Indebtedness being Refinanced unless such greater security is, or senior Liens are, expressly permitted by Section 6.02; provided further, that with respect to a Refinancing of Indebtedness permitted hereunder that is subordinated in right of payment, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the guarantee by Subsidiary Loan Parties of the Loan Obligations, on terms (taken as a whole) not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower in good faith) or on market terms (as determined by the Borrower in good faith).

“Permitted Vessel Liens” shall mean:

(i) Liens for seaman’s wages (including those of masters), maintenance, cure and stevedore’s wages;

(ii) Liens for damages arising from maritime torts (including personal injury and death) which are unclaimed or covered by insurance (subject to applicable deductibles);

(iii) Liens for general average and salvage, (iv) Liens for necessaries or otherwise arising by operation of law in the ordinary course of business in operating, maintaining or repairing a Vessel;

(v) statutory Liens for current Taxes or other governmental charges not required to be paid pursuant to Section 5.03; and

(vi) mechanics’, carriers’, workers’, repairers’, and similar statutory or common law Liens arising or incurred in the ordinary course of business,

in each case in the preceding clauses (i) through (vi), for amounts which are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP.

“Person” shall mean any natural Person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (ii) in respect of which the Borrower maintains, contributes to, or has any liability (including any liability on account of any ERISA Affiliate).

“Plan of Reorganization” shall have the meaning assigned to such term in the recitals hereof.

“Platform” shall mean any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site which the Lenders have access to, whether such electronic system is owned, operated or hosted by the Administrative Agent, any Agent Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Pledged Leasehold Interests” shall mean all leasehold estates held by the Loan Parties as lessee, other than Excluded Leasehold Interests.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects which are classified as “pre-opening expenses” or “project opening costs” (or any similar or equivalent caption) on the applicable financial statements of the Borrower and the Subsidiaries for such period, prepared in accordance with GAAP.

“Preferred Units” shall have the meaning assigned to such term in the Partnership Agreement of the Borrower.

“Prepetition Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent for the lenders under the Prepetition Credit Agreement.

“Prepetition Credit Agreement” shall have the meaning assigned to such term in the recitals.

“Prepetition Credit Agreement Claims” shall have the meaning assigned to such term in the Plan of Reorganization.

“Prepetition Lenders” shall mean the lenders party to the Prepetition Credit Agreement.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the per annum rate of interest as announced from time to time by The Wall Street Journal as the “prime rate” in effect in the United States (or, if The Wall Street Journal ceases quoting a base rate of the type described, either (a) the per annum rate of interest quoted as the base rate on such corporate loans in a different national publication as selected by the Administrative Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent).

“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination on a Pro Forma Basis, pro forma effect shall be given to any Asset Sale, acquisition, Investment, Capital Expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation in accordance with the terms herein, New Project, the Transactions, and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid, repurchased or redeemed during the Reference Period (or occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) and shall be deemed to have been issued, incurred, assumed or permanently repaid, repurchased or redeemed at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, and (iii) (A) any Subsidiary Redesignation then being designated in accordance with the terms herein, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions) (adjustments pursuant to this clause, “Pro Forma Operating Cost Savings and Synergies”), such amount, together with any adjustments or increases to EBITDA for such period pursuant to the last paragraph of such definition, shall not exceed 2.50% of EBITDA for the last four fiscal quarters ending with the fiscal quarter most recently ended for which financial statements have delivered to Lenders pursuant to Section 5.04(a) or 5.04(b) immediately preceding the date of the event for which pro forma effect is being given (calculated without giving effect to such Pro Forma Operating Savings and Synergies and any increases to EBITDA for such period pursuant to the last paragraph of such definition). The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions, other operating improvements, or synergies and adjustments pursuant to this paragraph above or cost savings and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrowers and the Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been or were required to have been delivered.

“Project” shall mean (i) any and all buildings, structures, fixtures, construction, development and other improvements of any nature to be constructed, added to, or made on, under or about any Real Property (exclusive of any personal property) with respect to which the cost of such construction, additions or development is at least equal to $50.0 million and (ii) any planning processes or preparatory steps undertaken to implement or further any such construction, additions or developments contemplated by the foregoing clause (i) of this definition (including, without limitation, (a) the combination of two or more individual land parcels into one parcel, (b) the separation or division of one or more individual land parcels into two or more parcels, (c) the re-zoning of parcels, and (d) demolition work on parcels).

“Project Financing” shall mean (1) any Capitalized Lease Obligation, mortgage financing, purchase money Indebtedness or other similar Indebtedness incurred to finance the acquisition, lease, construction, repair, replacement, or improvement of any Undeveloped Land or any refinancing of any such Indebtedness and (2) any Sale and Lease-Back Transaction of any Undeveloped Land.

“Project Notice” shall mean a notice delivered by a Responsible Officer of the Borrower pursuant to Section 5.11(a) identifying the applicable Mortgaged Property constituting Undeveloped Land, providing a reasonable description of the applicable Project that the Borrower anticipates in good faith will be undertaken with respect to such Undeveloped Land and identifying the Project Financing to be entered into in connection with the financing of such Project.

“Projections” shall mean the projections of the Borrower and the Subsidiaries and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“PropCo” means VICI Properties L.P., a Delaware limited partnership and a direct Parent Entity of the Borrower.

“PropCo Call Right Agreement” shall have the meaning assigned to such term in the Plan of Reorganization.

“Proposed Discounted Prepayment Amount” shall have the meaning assigned to such term in Section 2.11(g)(ii).

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Purging Distribution” means the declaration or payment of any dividend or making of any distribution to distribute to the holders of the Capital Stock of any Parent Entity of the Borrower any accumulated earnings and profits attributable to such Parent Entity as a result of such Parent Entity’s direct or indirect ownership of the Borrower for any years such Parent Entity did not qualify as a REIT, including any earnings and profits allocated to such parent as a result of the Transactions.

“Qualified Equity Interests” shall mean any Equity Interests of the Borrower other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of any Parent Entity which results in such Equity Interests being listed on a national exchange.

“Qualified Non-Recourse Debt” shall mean Indebtedness that (i) is (x) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any new property (real or personal, whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or any Undeveloped Land or, to the extent owned by a Borrower or a Subsidiary on the Closing

Date, any Real Property located outside the United States or (y) assumed by a Qualified Non-Recourse Subsidiary, (ii) is non-recourse to any Borrower and any Subsidiary (other than a Qualified Non-Recourse Subsidiary or its Subsidiaries), and (iii) is non-recourse to any Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” shall mean (i) a Subsidiary that is not a Subsidiary Loan Party and that is formed or created on or after the Closing Date in order to finance the acquisition, lease, construction, repair, replacement or improvement of any new property or any Undeveloped Land or, to the extent owned by a Borrower or a Subsidiary on the Closing Date, any Real Property located outside the United States (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt incurred in respect of such property and (ii) any Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualifying Lenders” shall have the meaning assigned to such term in Section 2.11(g)(iv).

“Qualifying Loans” shall have the meaning assigned to such term in Section 2.11(g)(iv).

“Real Estate Assets” of a Person means, as of any date, the Real Property assets of such Person and its Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

“Real Estate Revenues” means, with respect to any Real Estate Asset of Borrower and its Subsidiaries owned as of the Closing Date, rental revenues (including, for the avoidance of doubt, earned income from direct financing leases) generated by such Real Estate Assets during the most recently completed four fiscal quarters preceding the applicable determination date; provided that such rental revenues shall (x) exclude the non-cash portion of “straight-line” rental income, (y) include the cash received which exceeds the amount recognized in respect of “straight-line” rental income, and (z) exclude direct financing lease adjustments; provided further, that (i) prior to the date on which financial statements have been furnished to Lenders pursuant to Section 5.04 for the first full fiscal quarter beginning and ending following the Closing Date, Real Estate Revenues shall be $465.0 million; and (ii) following the date on which financial statements have been furnished to Lenders pursuant to Section 5.04 for a full fiscal quarter beginning and ending following the Closing Date and prior to the time that financial statements have been furnished to Lenders pursuant to Section 5.04 for four full fiscal quarters beginning and ending following the Closing Date, Real Estate Revenues shall be annualized based upon the Real Estate Revenues for the most recently ended full fiscal quarter or quarters following the Closing Date, as the case may be, for which financial statements have been furnished to Lenders pursuant to Section 5.04 (e.g. following the date on which financial statements for the third full fiscal quarter following the Closing Date have been delivered to Lenders pursuant to Section 5.04, Real Estate Revenues for the four full fiscal quarters shall be computed by dividing Real Estate Revenues for the three full fiscal quarters by 0.75).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” “Refinancing” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Amount” shall mean, in connection with any Refinancing of Indebtedness hereunder, the amount of Indebtedness that is incurred to fund such Refinancing; provided that, the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by any Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof, (b) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced, (c) the weighted average life to maturity of such Refinancing Notes is greater than or equal to the weighted average life to maturity of the Term Loans so reduced or the Revolving Facility Commitments so replaced, as applicable, (d) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Facility Commitments so replaced, as applicable (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale, event of loss or similar event and customary acceleration rights after an event of default), (e) the other terms of such Refinancing Notes (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums), taken as a whole, on market terms, as determined by the Borrower in good faith, (f) there shall be no obligor in respect of such Refinancing Notes that is not a Loan Party, (g) Refinancing Notes shall not be secured by a Lien on any asset of the Borrower or any of its Subsidiaries that is not Collateral and (h) Refinancing Notes that are secured by Liens on the Collateral shall be subject to (x) in the case of Refinancing Notes that are secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Obligations, the provisions of a Permitted Pari Passu Intercreditor Agreement or (y) in the case of Refinancing Notes that are secured by Liens on the Collateral that rank junior in priority to the Liens on the Collateral securing the Obligations, a Permitted Junior Intercreditor Agreement.

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.21(j).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or depositing in, into, or onto the environment.

“Reorganized Debtors” shall have the meaning assigned thereto in the Plan of Reorganization.

“Replacement L/C Issuer” means, with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement L/C Issuer under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender.

“Replacement L/C Obligations” means, as at any date of determination with respect to any Replacement Revolving Facility, the aggregate amount available to be drawn under all outstanding Replacement Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings, under such Replacement Revolving Facility. For all purposes of this Agreement, if on any date of determination a Replacement Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Replacement Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Replacement Letter of Credit” means any letter of credit issued pursuant to a Replacement Revolving Facility.

“Replacement Revolving Credit Percentage” means, as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, the percentage which such Lender’s Replacement Revolving Facility Commitment under such Replacement Revolving Facility then constitutes of the aggregate Replacement Revolving Facility Commitments under such Replacement Revolving Facility (or, at any time after such Replacement Revolving Facility Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Replacement Revolving Facility Credit Exposure then outstanding pursuant to such Replacement Revolving Facility constitutes of the amount of the aggregate Replacement Revolving Facility Credit Exposure then outstanding pursuant to such Replacement Revolving Facility).

“Replacement Revolving Facility” shall mean each Class of Replacement Revolving Facility Commitments and the extensions of credit made hereunder by the Replacement Revolving Lenders.

“Replacement Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of the Replacement Revolving Loans at such time, (b) the Outstanding Amount of Replacement Swingline Loans at such time, and (c) the Outstanding Amount of the Replacement L/C Obligations at such time. The Replacement Revolving Facility Credit Exposure of any Replacement Revolving Lender at any time shall be the product of (x) such Replacement Revolving Lender’s Replacement Revolving Credit Percentage of the applicable Class and (y) the aggregate Replacement Revolving Facility Credit Exposure of such Class of all Replacement Revolving Lenders, collectively, at such time.

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Lender” shall have the meaning assigned to such term in Section 2.21(m).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Swingline Loans” means any swingline loan made to the Borrower pursuant to a Replacement Revolving Facility.

“Replacement Vessel” shall mean any Documented Vessel acquired as a replacement, in any manner, of any existing Mortgaged Vessel and subject to encumbrance in favor of the Security Trustee for the benefit of the Secured Parties pursuant to the terms of Section 5.10.

“Reportable Event” shall mean, with respect to any Plan, any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders” shall mean, at any time, Lenders having Term Loans and Commitments (and, if the Revolving Facility Commitments under any Revolving Facility have been terminated, Revolving Facility Credit Exposures under such Revolving Facility) that, taken together, represent more than 50% of the sum of all Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) at such time. The Loans, Commitments and Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Revolving Facility Lenders (other than Defaulting Lenders) having Revolving Facility Credit Exposures and unused Revolving Facility Commitments representing more than 50% of the aggregate Revolving Facility Credit Exposures and unused Revolving Facility Commitments at such time. No Defaulting Lender shall be included in the calculation of Required Revolving Lenders.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.11(e).

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject (including any Gaming Laws).

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person and, in the case of the Borrower, any executive officer or Financial Officer of its General Partner and any other officer or similar official thereof responsible for the administration of the obligations in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of Permitted Investments shall be the Fair Market Value.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(b), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the date hereof are $0.00. On the date hereof, there is only one Class of Revolving Facility Commitments. After the date hereof, additional Classes of Revolving Facility Commitments may be added or created pursuant to Incremental Assumption Agreements in accordance with Section 2.21.

“Revolving Facility Credit Exposure” shall mean, with respect to any Class of Revolving Facility Commitments, at any time, the sum of (a) the aggregate Outstanding Amount of the Revolving Facility Loans of such Class at such time, (b) the Outstanding Amount of Swingline Loans of such Class at such time, and (c) the Outstanding Amount of the L/C Obligations of such Class at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender under any Revolving Facility at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage under such Revolving Facility and (y) the aggregate Revolving Facility Credit Exposure under such Revolving Facility of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b) or Section 2.21 (including, for the avoidance of doubt, Revolving Loans, Replacement Revolving Loans, Extended Revolving Facility Commitments and/or Incremental Revolving Facility Commitments as the context requires).

“Revolving Facility Maturity Date” shall mean, with respect to any Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving Loan” shall mean a Revolving Facility Loan made pursuant to any Incremental Revolving Facility Commitment in accordance with Section 2.21.

“Right of First Refusal Agreement” shall have the meaning assigned to such term in the Plan of Reorganization.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Obligations” shall mean the “Second Lien Obligations” as defined in the Second Priority Senior Secured Notes Indenture.

“Second Priority Senior Secured Notes” shall mean the $[1,758,000,000] in aggregate principal amount of the 8.00% Second Priority Senior Secured Notes due 2023 issued pursuant to the Second Priority Senior Secured Notes Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Second Priority Senior Secured Notes and the related registration rights agreement with substantially identical terms as the Second Priority Senior Secured Notes.

“Second Priority Senior Secured Notes Indenture” shall mean the Indenture, dated as of [            ], among the Borrower and as VICI FC Inc., each as an issuer, the subsidiary guarantors party thereto from time to time and UMB Bank National Association, as trustee.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and the applicable Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement.

“Secured Swap Agreement” shall mean any Swap Agreement that is entered into by and between any Loan Party and any Hedge Bank to the extent that such Swap Agreement is designated in writing by the Borrower and the applicable Hedge Bank to the Administrative Agent to be included as a Secured Swap Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Swap Agreement by a Loan Party shall not include any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each L/C Issuer, each Hedge Bank that is party to any Secured Swap Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, modified, or supplemented from time to time.

“Security Documents” shall mean the Mortgages, the Ship Mortgages, the Collateral Agreement, the IP Security Agreements (as defined in the Collateral Agreement), the Earnings Assignments, the Insurance Assignments and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 4.02 or 5.10.

“Security Trustee” shall mean Wilmington Trust, National Association acting as security trustee for the Secured Parties pursuant to Section 8.01(c).

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Total First Lien Senior Secured Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for such period, all determined on a combined or consolidated basis in accordance with GAAP; provided, that the Senior Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Series A Preferred Redeeming Subordinated Debt” means, solely to the extent any Series A Preferred Units or Series A Preferred Shares remain outstanding following the twentieth (20th) Business Day after the Closing Date, Indebtedness issued in exchange for, and in satisfaction of, the Series A Preferred Units or Series A Preferred Shares at the election of the holders thereof in connection with, and as a result of, a default under the respective governing documents of the Series A Preferred Units or the Series A Preferred Shares, as the case may be; provided that (i) payments with respect to such Indebtedness are subordinated to the prior payment in full in cash of the Term B Loan pursuant to a subordination agreement reasonably acceptable to the Administrative Agent acting at the direction of the Required Lenders, (ii) such Indebtedness is either (x) unsecured or (y) secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Loan Obligations pursuant to the terms of the Permitted Junior Intercreditor Agreement, (iii) the terms of such Indebtedness do not provided for any schedule repayment, mandatory redemption or sinking fund obligations prior to the date that is ninety-one (91) days following the latest Term B Facility Maturity Date in effect on the date of incurrence (other than customary offers to repurchase upon a change of control, asset sale or event of loss or similar events and customary acceleration rights after an event of default subject to the applicable intercreditor agreement) and (iv) the aggregate principal amount of such Indebtedness does not exceed an amount equal to the number of Series A Preferred Units or Series A Preferred Shares, as applicable, in respect of which the holders thereof have elected to receive such Indebtedness multiplied by a price per share equal to the original issue price thereof plus any accumulated and accrued dividends in respect thereof.

“Series A Preferred Shares” means shares of the preferred stock of Parent, issued by Parent pursuant to certain Articles Supplementary for Series A Convertible Preferred Stock, dated as of the Closing Date, as may be amended, restated, replaced, supplemented, waived and/or modified from time to time.

“Series A Preferred Units” means the limited partnership units of PropCo, issued by PropCo pursuant to a Certificate of Designation for Series A Convertible Preferred Units, dated as of the Closing Date, as may be amended, restated, replaced, supplemented, waived and/or modified from time to time.

“Ship Mortgage” shall mean a first preferred mortgage over a Documented Vessel or an Additional Ship Mortgage substantially in the form of Exhibit E-2 (with such changes to account for local law matters as determined by the Borrower in good faith) made by the applicable Loan Party in favor of the Security Trustee for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time, and upon recording with the NVDC, effective to grant in favor of the Security Trustee for the benefit of the Secured Parties a perfected first preferred mortgage within the meaning of the Ship Mortgage Act on the Mortgaged Vessel covered thereby, subject only to Permitted Liens.

“Ship Mortgage Act” shall mean the Ship Mortgage Act of 1920, as amended, modified, or supplemented from time to time, recodified at 46 U.S.C. § 31301 et seq.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Subsidiaries as of the Closing Date and any extension, development or expansion thereof or any business or activity that is similar, reasonably related, complementary, incidental or ancillary thereto (including investments in secured notes, mortgages, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivatives or other secured debt instruments).

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Central Time on the date two Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be competed as of such date such other date as the Administrative Agent or the L/C Issuer shall reasonably determine is appropriate under the circumstances; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement substantially in the form of Exhibit P, dated as of the Closing Date, by and between each Subsidiary Loan Party and the Collateral Agent, as amended, modified, waived or supplemented from time to time.

“Subsidiary Loan Party” shall mean (a) each Domestic Subsidiary of the Borrower on the Closing Date that is set forth on Schedule 1.01(B) and (b) each other Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary that becomes, or is required pursuant to Section 5.10 to become, a party to the Subsidiary Guarantee Agreement and the Collateral Agreement after the Closing Date.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a written request by the borrower substantially in the form of Exhibit C.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04 from time to time. The aggregate amount of the Swingline Commitments on the Closing Date is $0.00. The Swingline Commitment is part of, and not in addition to, the Revolving Facility Commitments.

“Swingline Lender” shall mean any Swingline Lender designated pursuant to Section 2.04(g), in each case in its capacity as a lender of Swingline Loans hereunder and its successors in such capacity. In the event that there is more than one Swingline Lender at any time, references herein and in the other Loan Documents to the Swingline Lender shall be deemed to refer to the Swingline Lender in respect of the applicable Swingline Loan or to all Swingline Lenders, as the context requires.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Tax Distributions” means an amount equal to the amount of distributions actually made to any Parent Entity pursuant to Section 6.06(n).

“Taxes” shall mean all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority, and all interest, additions to tax and penalties related thereto.

“Tenant Financial Statements” shall mean the quarterly and audited annual financial statements delivered pursuant to the Lease Agreements.

“Term B Borrowing” shall mean any Borrowing comprised of Term B Loans.

“Term B Facility” shall mean the Term B Loan Commitment and the Term B Loans made hereunder.

“Term B Facility Maturity Date” shall mean [            ]1.

“Term B Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term B Loans hereunder. The amount of each Lender’s Term B Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Term B Loan Commitments as of the Closing Date is $[1,961,000,000].

“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term B Loans” shall mean (a) Term B-1 Loans and (b) any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.01(c).

“Term B-1 Loans” shall have the meaning set forth in Section 2.01(a).

“Term Borrowing” shall mean any Term B Borrowing or any Incremental Term Borrowing.

“Term Facility” shall mean the Term B Facility and/or any or all of the Incremental Term Facilities.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Term B Facility in effect on the Closing Date, the Term B Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

[1]	The date that is five (5) years after the Closing Date.

“Term Loan Commitment” shall mean any Term B Loan Commitment or any Incremental Term Loan Commitment.

“Term Loan Installment Date” shall mean any Term B Loan Installment Date or any Incremental Term Loan Installment Date.

“Term Loans” shall mean the Term B Loans, Other Term Loans, Extended Term Loans, Refinancing Term Loans, and/or any or all of the Incremental Term Loans, as the context requires.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other Loan Obligations shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due), and (c) all Letters of Credit (other than those that have been Cash Collateralized) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full in cash.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been delivered to Lenders pursuant to Section 5.04(a) or 5.04(b).

“Total Assets” means, for any Person as of any date of determination, the sum of: (i) in the case of any Real Estate Assets that were owned by such Person or any of its Subsidiaries as of the Issue Date, the Real Estate Revenues for such Real Estate Assets, divided by 0.0900, plus (ii) the cost (original cost plus capital improvements before depreciation and amortization) of all Real Estate Assets acquired after the Closing Date that are then owned by such Person or any of its Subsidiaries, plus (iii) the book value of all assets (excluding Real Estate Assets, intangibles and goodwill) of such Person and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the end of the most recently completed fiscal quarter for which financial statements have been delivered to Lenders pursuant to Section 5.04(a) or 5.04(b); provided, that at any time before financial statements have been delivered to Lenders pursuant to Section 5.04(a) or 5.04(b) for the first full fiscal quarter ending after the Closing Date, the book value of all assets (excluding Real Estate Assets, intangibles and goodwill) of such Person and its Subsidiaries on a consolidated basis shall be $45.0 million.

“Total First Lien Senior Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and the Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by first-priority Liens on Collateral of the Borrower or the Subsidiaries (other than property or assets held in defeasance or similar trust or arrangement for the benefit of Indebtedness secured thereby).

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended on or prior to such date, to (b) EBITDA for such period, all determined on a combined or consolidated basis in accordance with GAAP; provided that the Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Senior Secured Debt as of the last day of the Test Period most recently ended on or prior to such date to (b) EBITDA for such period, all determined on a combined or consolidated basis in accordance with GAAP; provided that the Total Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Senior Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and the Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on Collateral of the Borrower or the Subsidiaries (other than property or assets held in defeasance or similar trust or arrangement for the benefit of Indebtedness secured thereby).

“Transaction Documents” shall mean the Loan Documents, the First Priority Senior Secured Notes and the First Priority Senior Secured Notes Indenture, the Second Priority Senior Secured Notes and the Second Priority Senior Secured Notes Indenture.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Loan Documents, the First Priority Senior Secured Notes and the First Priority Senior Secured Notes Indenture, the Second Priority Senior Secured Notes and the Second Priority Senior Secured Notes Indenture and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance of this Agreement, the other Loan Documents and the Transaction Documents, the creation of the Liens pursuant to the Security Documents, and the borrowings and other extensions of credit hereunder, (b) the sale and issuance of the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes and the transactions contemplated thereby, (c) the payment of all fees and expenses in connection therewith to be paid on, prior or subsequent to the Closing Date, (d) the Purging Distribution, (e) the formation of the Borrower and its Subsidiaries and the transfer of assets to the Borrower and its Subsidiaries as contemplated by the Plan of Reorganizations, (f) the execution, delivery and performance of the Master Lease, the Management and Lease Support Agreement and any real estate management agreements, (g) the initial Purging Distribution, (h) the mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions or other corporate transactions, including the Lease Agreements and the Management and Lease Support Agreement that the Debtors, the Reorganized Debtors, the Borrower, or any other Affiliate non-Debtors, as applicable, determine to be necessary or appropriate to implement the Plan of Reorganization, including, without limitation, the restructuring of the Borrower’s obligations under the Prepetition Credit Agreement on the Effective Date and any other transaction referred to in or contemplated by the Plan of Reorganization, and (i) in each case, the other transactions contemplated by or entered into in connection therewith.

“Type” shall mean, when used in respect of any Loan or Borrowing, the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurocurrency Rate and the ABR.

“Undeveloped Land” shall mean all Real Property set forth on Schedule 1.01(C).

“Unfunded Pension Liability” shall mean, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s benefit liabilities under Section 4001(a)(16) of ERISA (determined in accordance with the assumptions used for funding that Plan pursuant to Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the current value of the assets of such Plan.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States Person” shall mean a United States person within the meaning of Section 7701(a)(3) of the Code.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(c).

“Unrestricted Subsidiary” shall mean (1) each CPLV Entity, (2) any subsidiary of an Unrestricted Subsidiary and (3) any other Subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is acquired or created to acquire, develop, finance, own, maintain, lease, operate and/or manage Undeveloped Land and the Projects constructed thereon, and designated by the Borrower as an Unrestricted Subsidiary hereunder after the Closing Date by written notice to the Administrative Agent (a “Development Unrestricted Subsidiary”); provided, that, in each case of clauses (1), (2) and (3), (a) the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as no Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing or would result therefrom, (b) any Investments made by the Borrower or any Subsidiary in such Unrestricted Subsidiary shall be subject to compliance with, and must be permitted by, Section 6.04, (c) any assets owned by Unrestricted Subsidiaries at the time of the initial designation thereof shall be treated as an Investment that must comply with Section 6.04, and (d) such Subsidiaries shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the First Priority Senior Secured Notes Indenture, the Second Priority Senior Secured Notes Indenture and all Permitted Refinancing Indebtedness in respect thereof constituting Material Indebtedness. Unrestricted Subsidiaries shall not at the time of designation, and shall not thereafter, create, incur, issue, assume, guarantee or otherwise become liable with respect to any Indebtedness pursuant to which any lender or creditor has recourse to any of the assets of the Borrower or any Subsidiary, other than Permitted Non-Recourse Guarantees that have been incurred in compliance with Sections 6.01 and 6.04.

The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i). As of the Closing Date, the only Unrestricted Subsidiaries of the Borrower or its Subsidiaries are those entities identified on Schedule 1.01(D) hereto.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified, or supplemented from time to time, or any similar federal or state law for the relief of debtors.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Venue Documents” shall have the meaning assigned to such term in Section 6.05(p).

“Venue Easements” shall have the meaning assigned to such term in Section 6.05(p).

“Vessel” shall mean (i) any vessel, boat, ship, catamaran, riverboat, or barge of any kind or nature whatsoever, whether or not temporarily or permanently moored or affixed to any real property, and includes its engines, machinery, boats, boilers, masts, rigging, anchors, chains, cables, apparel, tackle, outfit, spare gear, fuel, consumable or other stores, freights, belongings and appurtenances, whether on board or ashore, whether now owned or hereafter acquired, and all additions, improvements and replacements hereafter made in or to said vessel, or any part thereof, or in or to the stores, belongings and appurtenances aforesaid, (ii) any improvement to real property which is used or susceptible of use as a dockside, riverboat or water-based venue for business operations, (iii) any property which is a vessel within the meaning given to that term in 1 U.S.C. § 3, and (iv) any property which would be a vessel within the meaning of that term as defined in 1 U.S.C. § 3 but for its removal from navigation for use in gaming or other business operations and/or any modifications made thereto to facilitate dockside gaming or other business operations which may affect its seaworthiness, and, in each case, all appurtenances thereof.2

“Vessel Applicable Laws” shall have the meaning assigned to such term in Section 9.23.

“Vessel Related Collateral” shall have the meaning assigned to such term in Section 9.23.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.11(e).

“Wholly-Owned Domestic Subsidiary” of any Person shall mean a Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly-Owned Subsidiary of such Person.

[2]	Scope of vessel definition to be discussed, including with respect to the IRS determination.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to “knowledge” or “awareness” of any Loan Party or any Subsidiary thereof means the actual knowledge of a Responsible Officer of such Loan Party or such Subsidiary. All references to the “weighted average life to maturity” of Indebtedness shall mean the weighted average life to maturity calculated without giving effect to any prepayment of such Indebtedness. All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any agreement, instrument or other document shall mean such document, instrument or agreement as amended, restated, amended and restated, supplemented, extended, restructured, replaced, defeased, waived or otherwise modified from time to time (including pursuant to any permitted refinancing, extension, renewal, replacement, restructuring or increase, but subject to any restrictions on such amendments, supplements or modifications set forth herein). Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Each Agent Action, or proposed Agent Action, shall be determined by the relevant Agent in its Permitted Business Judgment.

Section 1.03 Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04 Exchange Rates; Currency Equivalents.

(a) Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central Time.

Section 1.06 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.07 Financial Ratios. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number. For so long as any Person is failing to comply with the requirements of Section 5.04(a) or (b), such Person shall be deemed not able to satisfy any applicable financial ratio test or condition set forth herein.

Section 1.08 Compliance with Certain Sections. For purposes of determining compliance with Article VI, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, contractual requirement, or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Article VI, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified by the Borrower in any manner not expressly prohibited by this Agreement.

Section 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.10 Limited Condition Transactions. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test or (ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of EBITDA or Adjusted Total Assets), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction, the Borrower or any of its Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and, following the LCT Test Date, any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, Interest Expense or Consolidated Total Assets following the LCT Test Date but at or prior to the consummation of the relevant Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) on the Closing Date, upon satisfaction (or waiver) of the conditions set forth in Sections 4.01 and 4.02, subject to the terms and conditions set forth in this Agreement, each Lender shall automatically and without any funding or other action on the part of such Lender, receive in exchange for the portion of its outstanding Allowed Prepetition Credit Agreement Claims owing to such Lender, in accordance with the Plan of Reorganization, term loans in an aggregate principal amount equal to such Lender’s Term B Loan Commitment3 which shall consist of term B-1 loans to the Borrower in the aggregate principal amount of $[1,961,000,000] (“Term B-1 Loans”);

(b) each Lender with a Revolving Facility Commitment (including pursuant to an Incremental Assumption Agreement) of a Class agrees to make Revolving Facility Loans of such Class to the Borrower from time to time during the Availability Period for such Class of Revolving Facility in Dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class and (ii) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments under such Class of Revolving Facility. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans (without premium or penalty);

(c) each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment; and

(d) amounts borrowed under Section 2.01(a) and/or (c) and repaid or prepaid may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Revolving Facility Loan and Term Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that, for the avoidance of doubt, the Term B-1 Loans shall be deemed to have been fully funded on the Closing Date in accordance with Section 2.01(a) and no Borrowings in respect thereof shall require any Lender to fund any cash amounts in respect thereof; provided, further, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages of such Class on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

[3]	Mechanics of the transactions and loans to be discussed.

(b) Subject to Section 2.14, each Borrowing of Revolving Facility Loans or Term Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple. Subject to Section 2.04(c) and Section 2.05(c), at the time that each Term Borrowing or Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple; provided, that an ABR Revolving Facility Borrowing under any Revolving Facility may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments thereunder. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) 20 Eurocurrency Borrowings outstanding under the Term Facilities (plus up to three (3) additional Eurocurrency Borrowings in respect of each additional Incremental Term Facility) and (ii) 20 Eurocurrency Borrowings outstanding under the Revolving Facility.

Section 2.03 Requests for Borrowings. (a) To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall deliver to the Administrative Agent (by hand delivery or electronic means) a Borrowing Request (a) in the case of a Eurocurrency Borrowing, not later than the time specified in an Incremental Revolving Facility Assumption Agreement or Incremental Term Facility Assumption Agreement (and, in any event, not later than 12:00 p.m. (Central Time) on the date that is at least three (3) Business Days prior to the proposed date of Borrowing (or such shorter time as is agreed to by the Administrative Agent)) or (b) in the case of an ABR Borrowing, not later than the time specified in an Incremental Revolving Facility Assumption Agreement or Incremental Term Facility Assumption Agreement (and, in any event, not later than 12:00 p.m. (Central Time) on the Business Day immediately preceding the proposed date of Borrowing (or such shorter time as is agreed to by the Administrative Agent)). Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans (and, if so, specifying the Class of Commitments under which such Borrowing is being made), Term B Loans, Other Term Loans, Refinancing Term Loans, Revolving Loans or Replacement Revolving Loans, as applicable;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing or Term Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans.

(a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Revolving Facility Lenders set forth in this Section 2.04, to make loans in Dollars under any Revolving Facility (each such loan, a “Swingline Loan”) to the Borrower from time to time on any Business Day during the Availability Period for such Revolving Facility in an aggregate amount not to exceed at any time outstanding the amount of its Swingline Commitment, notwithstanding the fact that such Swingline Loans under such Revolving Facility, when aggregated with the Revolving Facility Percentage of the Outstanding Amount of Revolving Facility Loans and L/C Obligations under such Revolving Facility of the Revolving Facility Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Facility Commitment under such Revolving Facility; provided, however, that after giving effect to any Swingline Loan, (i) the Revolving Facility Credit Exposure of the applicable Class shall not exceed the total Revolving Facility Commitments under such Revolving Facility of such Class and (ii) the aggregate Revolving Facility Credit Exposure of any Revolving Facility Lender of such Class (other than the Swingline Lender) shall not exceed such Revolving Facility Lender’s Revolving Facility Commitment of such Class, and provided, further, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.11, and reborrow under this Section 2.04. Each Swingline Loan shall be an ABR Loan. Immediately upon the making of a Swingline Loan under any Revolving Facility, each Revolving Facility Lender under such Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Facility Percentage under such Revolving Facility times the amount of such Swingline Loan.

(b) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable delivery to the Swingline Lender of a Swingline Borrowing request, with a copy to the Administrative Agent specifying (i) the amount to be borrowed and the Revolving Facility under which such borrowing is to occur, which shall be a minimum of an amount specified in an Incremental Revolving Facility Assumption Agreement and (ii) the requested borrowing date, which shall be a Business Day. Each such Swingline Borrowing Request must be received by the Swingline Lender and the Administrative Agent not later than the time set forth in an Incremental Revolving Facility Assumption Agreement. Promptly after receipt by the Swingline Lender of any Swingline Borrowing Request, the Swingline Lender will confirm with the Administrative Agent (electronically in writing) that the Administrative Agent has also received such Swingline Borrowing Request and, if not, the Swingline Lender will provide the Administrative Agent with a copy thereof. Unless the Swingline Lender has received notice (electronically in writing) from the Administrative Agent (including at the request of any Lender) prior to the time specified in an Incremental Revolving Facility Assumption Agreement on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than the time specified in an Incremental Revolving Facility Assumption Agreement, on the borrowing date specified in such Swingline Borrowing Request, make the amount of its Swingline Loan available to the Borrower at the account of the Borrower specified in such Swingline Borrowing Request.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Facility Lender under the Revolving Facility pursuant to which such Swingline Loan was made make an ABR Revolving Loan in an amount equal to such Revolving Facility Lender’s Revolving Facility Percentage of the amount of Swingline Loans then outstanding under such Revolving Facility. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the Borrowing Minimum and Borrowing Multiples, but subject to the unutilized portion of the Revolving Facility Commitments under such Revolving Facility and the conditions set forth in Section 4.01. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Facility Lender shall make an amount equal to its Revolving Facility Percentage under the Revolving Facility pursuant to which such Swingline Loan was made of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than the time specified in an Incremental Revolving Facility Assumption Agreement (and, in any event, not later than 12:00 p.m. (Central Time) on the day specified in such Borrowing Request), whereupon, subject to Section 2.04(c)(ii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount under such Revolving Facility. Subject to receipt of such funds and subject to the other terms and conditions of this Agreement, the Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such an ABR Revolving Facility Borrowing in accordance with Section 2.04(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Facility Lenders under such Revolving Facility fund its risk participation in the relevant Swingline Loan and each Revolving Facility Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Facility Lender under the applicable Revolving Facility fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Facility Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Facility Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant ABR Revolving Facility Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Facility Lender’s obligation to make ABR Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.01. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Facility Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Facility Lender its Revolving Facility Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan made under any Revolving Facility is required to be returned by the Swingline Lender under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Facility Lender under such Revolving Facility shall pay to the Swingline Lender its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Facility Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Facility Lender’s Revolving Facility Percentage of any Swingline Loan, interest in respect of such Revolving Facility Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g) Additional Swingline Lenders. From time to time, including pursuant to an Incremental Revolving Facility Assumption Agreement, the Borrower may by written notice to the Administrative Agent with the consent of the Administrative Agent, or as designated in the applicable Incremental Revolving Facility Assumption Agreement, and the applicable Revolving Facility Lender designate such Revolving Facility Lender to act as a Swingline Lender hereunder. In the event that there shall be more than one Swingline Lender hereunder, each reference to “the Swingline Lender” hereunder with respect to any Swingline Loan shall refer to the Person that made such Swingline Loan and each such additional Swingline Lender shall be entitled to the benefits of this Agreement as a Swingline Lender to the same extent as if it had been originally named as the Swingline Lender hereunder. Promptly after making any Swingline Loan or receiving any payment with respect to any Swingline Loan, the Swingline Lender will provide the Administrative Agent with written notice containing the details thereof. On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each Swingline Lender shall provide the Administrative Agent with a written list of all Swingline Loans made by it that are outstanding at such time together with such other information as the Administrative Agent may request in its sole discretion.

Section 2.05 The Letter of Credit Commitment.

(a) General.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from and including the initial date upon which the Letter of Credit Commitment is greater than $0.00, until the Letter of Credit Expiration Date, to issue Letters of Credit under any Revolving Facility denominated in Dollars for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with clause (b) below and (2) to honor drawings under the Letters of Credit and (B) the Revolving Facility Lenders under each Revolving Facility severally agree to participate in Letters of Credit issued under such Revolving Facility for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit under any Revolving Facility, (w) the total Revolving Facility Credit Exposure under such Revolving Facility shall not exceed the total Revolving Facility Commitments under such Revolving Facility, (x) no Lender’s Revolving Facility Credit Exposure under such Revolving Facility shall exceed such Lender’s Revolving Facility Commitment under such Revolving Facility, and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower or any Subsidiary may, during the foregoing period with respect to any Revolving Facility, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit under any Revolving Facility, if:

(A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Lenders under the Revolving Facility have approved such expiry date (such approval not to be unreasonably withheld, conditioned, denied or delayed); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date for such Revolving Facility, unless (i) all the Revolving Facility Lenders under such Revolving Facility have approved such expiry date (such approval not to be unreasonably withheld, conditioned, denied or delayed) or (ii) such Letter of Credit is Cash Collateralized.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit under any Revolving Facility if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than the applicable amount set forth in the Incremental Assumption Agreement, in the case of a commercial Letter of Credit, or the applicable amount set forth in the Incremental Assumption Agreement,, in the case of a standby Letter of Credit; or

(C) a default of any Revolving Facility Lender’s obligations to fund under Section 2.05(c) exists or any Revolving Facility Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into reasonably satisfactory arrangements with the Borrower or such Revolving Facility Lender to eliminate the L/C Issuer’s Fronting Exposure with respect to such Revolving Facility Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Facility Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than the time set forth in the Incremental Revolving Facility Assumption Agreement (and, in any event, not later than 12:00 p.m. (Central Time), at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount and currency thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof and the Revolving Facility under which such Letter of Credit is being issued, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended, (B) the proposed date of amendment thereof (which shall be a Business Day), (C) the nature of the proposed amendment, and (D) such other matters as the L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (electronically in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Facility Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.01 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit under any Revolving Facility, each Revolving Facility Lender under such Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Facility Percentage under such Revolving Facility times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit under any Revolving Facility that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit under any Revolving Facility has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date under such Revolving Facility (unless Cash Collateralized); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders under the Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Facility Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit under any Revolving Facility that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued under any Revolving Facility, except as provided in the following sentence, the Revolving Facility Lenders under such Revolving Facility shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Majority Lenders under the Revolving Facility have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Facility Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify in writing the Borrower and the Administrative Agent thereof. Not later than on the next succeeding Business Day (each such applicable date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer (and the L/C Issuer shall promptly notify the Administrative Agent in writing of any failure by the Borrower to so reimburse the L/C Issuer by such time) in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender under the Revolving Facility pursuant to which such Letter of Credit was issued of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Facility Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Revolving Loans under the Revolving Facility under which such Letter of Credit was issued to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum Borrowing Minimums or Borrowing Multiples, but subject to the amount of the unutilized portion of the Revolving Facility Commitments under such Revolving Facility and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Facility Lender under the Revolving Facility under which such Letter of Credit was issued shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Facility Percentage under such Revolving Facility of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Revolving Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.13(c). In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Facility Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving Facility Lender funds its ABR Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Facility Lender’s obligation to make ABR Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit under a revolving Facility under which such Lender has a Revolving Facility Commitment, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Facility Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Revolving Facility Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Facility Lender its Revolving Facility Percentage thereof under the applicable Revolving Facility in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) in connection with the issuance of any Letter of Credit under any Revolving Facility is required to be returned under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Facility Lender under such Revolving Facility shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Facility Percentage under such Revolving Facility thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Facility Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit that appears on its face to be valid proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary (other than the defense of payment or performance).

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.

(f) Role of L/C Issuer. Each Revolving Facility Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s (or its Related Parties’) willful misconduct, bad faith, material breach or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) Sections 2.11(d), 2.22 and 7.01 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of Sections 2.05, 2.11(d), 2.22 and 7.01,

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Facility Lenders, as collateral for the L/C Obligations, cash or deposit account balances, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Facility Lenders under any Revolving Facility under which a Letter of Credit is Cash Collateralized, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Except as otherwise agreed to by the Administrative Agent, Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control, and any grant of a security interest in any Issuer Document or other agreement with respect to such Letter of Credit (other than the Security Documents) shall be null and void.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(k) Additional L/C Issuers. From time to time, including pursuant to an Incremental Revolving Facility Assumption Agreement, the Borrower may by notice to the Administrative Agent with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned, denied or delayed), or as designated in the applicable Incremental Revolving Facility Assumption Agreement, and the applicable Revolving Facility Lender designate such Revolving Facility Lender to act as an L/C Issuer hereunder. In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any L/C Issuer shall refer to the Person that issued such Letter of Credit and each such additional L/C Issuer shall be entitled to the benefits of this Agreement as an L/C Issuer to the same extent as if it had been originally named as the L/C Issuer hereunder. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Term Loan or Revolving Facility Loan to be made by it hereunder available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than (i) 10:00 a.m., Central Time, in the case of any ABR Loan denominated in Dollars and (ii) 10:00 a.m., Central Time, in the case of any Eurocurrency Loan denominated in Dollars, in each case, on the Business Day specified in the applicable Borrowing Request. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request; provided, however, that if, on the date the Borrowing Request with respect to a Revolving Facility Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans, prior to 9:00 a.m., Central Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.06(a)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand the corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans under the applicable Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07 Interest Elections.

(a) Each Borrowing of Revolving Facility Loans or Term Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency

Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided, that except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. The Borrower may elect different options with respect to different portions of the affected Revolving Facility Borrowing or Term Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be in writing and delivered by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and otherwise satisfactory to the Administrative Agent and signed by a Responsible Officer of the Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (iii) each Eurocurrency Revolving Facility Borrowing shall, unless repaid, be continued as a Eurocurrency Revolving Facility Borrowing with an Interest Period of one month’s duration.

Section 2.08 Termination and Reduction of Revolving Facility Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments, if any, of any Class shall terminate on the Revolving Facility Maturity Date with respect to such Class.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments, if any, of any Class; provided, that (i) each such reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 (or, if less, the remaining amount of such Class of Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 under such Revolving Facility, the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit) would exceed the total Revolving Facility Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under clause (b) of this Section at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of a Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender under each Revolving Facility the then unpaid principal amount of each Revolving Facility Loan under such Revolving Facility on the Revolving Facility Maturity Date with respect to such Revolving Facility, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan under any Revolving Facility on the Revolving Facility Maturity Date with respect to such Revolving Facility.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request (by written notice to the Administrative Agent) that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.10 Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to the other paragraphs of this Section,

(i) the Borrower shall repay Term B Borrowings on the last day of each March, June, September and December of each year (commencing on the last day of the second full fiscal quarter of the Borrower after the Closing Date) (each, a “Payment Date”) and on the applicable Term Facility Maturity Date, or, if such date is not a Business Day, the next preceding Business Day (each such date being referred to as a

“Term B Loan Installment Date”), in an aggregate principal amount of the Term B Loans equal to (A) in the case of quarterly payments due prior to the applicable Term Facility Maturity Date, an amount equal to 0.25% of the aggregate principal amount of Term B Loans outstanding on the Closing Date on each such Payment Date and (B) in the case of such payment due on the applicable Term Facility Maturity Date, an amount equal to the then unpaid principal amount of the Term B Loans outstanding;

(ii) in the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”);

(iii) to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b) To the extent not previously paid, outstanding Revolving Facility Loans of any Class shall be due and payable on the Revolving Facility Maturity Date with respect to such Class.

(c) Prepayment of the Term Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) shall be applied to the Term Loans pro rata among each Term Facility, with the application thereof being applied to the remaining installments thereof as the Borrower may direct; provided that, subject to the pro rata application to Loans outstanding within any Class of Term Loans, the Borrower may allocate such prepayment in its sole discretion among the Class or Classes of Term Loans as the Borrower may specify (so long as the Initial Term B Loans incurred on the Closing Date are allocated at least their pro rata share of such prepayment);

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans as the Borrower may direct under the applicable Class or Classes as the Borrower may direct;

(iii) any prepayment of Term Loans of a particular Class pursuant to Section 2.11(g) (in the case of Dutch Auctions) or 9.04(i) shall be applied to the remaining installments of such Class of Term Loans on a pro rata basis; and

(iv) as a result of an open market purchase, in accordance with the terms herein, may be applied on a non-pro rata basis.

(d) Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) shall be applied so that the aggregate amount of such prepayment is allocated among the Term Loans in the applicable Class or Classes of Term Loans (including Refinancing Term Loans and Other Term Loans, if any) to be repaid (so long as the Initial Term B Loans incurred on the Closing Date are allocated at least their pro rata share of such prepayment), pro rata based on the aggregate principal amount of outstanding Term Loans in the applicable Class or Classes, irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans (other than with respect to Other Term Loans or Refinancing Term Loans, to the extent the

Incremental Assumption Agreement relating thereto does not so require); provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.11(e), then, with respect to such mandatory prepayment, prior to the repayment of any Term Loan, the Borrower may select the Borrowing or Borrowings to be prepaid and shall notify the Administrative Agent in writing (including by electronic means) of such selection not later than 10:00 a.m. (Central Time), (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment and (ii) in the case of a Eurocurrency Borrowing, at least three Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in each case as such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Repayments of Eurocurrency Borrowings pursuant to this Section 2.10 shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).

Section 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (except as provided in clause (i) of this Section 2.11(a) and subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, upon prior notice in accordance with Section 2.10(d). Each such notice shall be signed by a Responsible Officer of the Borrower and shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment.

(i) Each voluntary prepayment of Initial Term B Loans pursuant to this Section 2.11(a) (and excluding prepayments pursuant to Section 2.19 or Section 9.04(i) or (j)) shall be subject to the following:

(A) in the event of any voluntary prepayments of all or any portion of the Initial Term B Loans pursuant to this Section 2.11(a) made prior to the first anniversary of the Closing Date, the Borrower shall pay, or cause to be paid, to the applicable Lenders with respect to such Initial Term B Loans a prepayment premium equal to the Applicable Premium on such date on the aggregate principal amount of the Term B Loans so prepaid; provided, however, that in the event of any voluntary prepayment in cash of all Initial Term B Loans pursuant to this Section 2.11(a) on or prior to the six month anniversary of the Closing Date, such prepayment shall be without premium or penalty (subject to Section 2.16);

(B) in the event of any voluntary prepayments of all or any portion of the Initial Term B Loans pursuant to this Section 2.11(a) made on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, the Borrower shall pay, or cause to be paid, to the applicable Lenders with respect to such Initial Term B Loans a prepayment premium equal to 3% of the aggregate principal amount of the Initial Term B Loans so prepaid;

(C) in the event of any voluntary prepayments of all or any portion of the Initial Term B Loans pursuant to this Section 2.11(a) made on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, the Borrower shall pay, or cause to be paid, to the applicable Lenders with respect to such Initial Term B Loans a prepayment premium equal to 2% of the aggregate amount of the Initial Term B Loans so prepaid;

(D) in the event of any voluntary prepayments of all or any portion of the Initial Term B Loans pursuant to this Section 2.11(a) made on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, the Borrower shall pay, or cause to be paid, to the applicable Lenders with respect to such Initial Term B Loans a prepayment premium equal to 1% of the aggregate amount of the Initial Term B Loans so prepaid; and

(E) No prepayment premium shall be payable on or after the fourth anniversary of the Closing Date.

(b) Subject to Section 2.11(e) and (f), the Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10; provided that, with respect to Net Proceeds, the Borrower may use a portion of such Net Proceeds to prepay or repurchase any First Lien Notes or other Indebtedness that is secured by pari passu Liens on the Collateral permitted by Section 6.02, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, (A) the numerator of which is the outstanding principal amount of such Indebtedness with a pari passu Lien on the Collateral and (B) the denominator of which is the sum of the outstanding principal amount of such Indebtedness and the outstanding principal amount of all Classes of Term Loans; provided that, for the avoidance of doubt, Declined Proceeds can be used for any purpose not otherwise prohibited by this Agreement, including to prepay or repurchase additional First Lien Notes.

(c) [Reserved.]

(d) If the Administrative Agent notifies the Borrower in writing at any time that the Revolving Facility Credit Exposure at such time exceed an amount equal to 100% of the Revolving Facility Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall (at the Borrower’s option) prepay Revolving Facility Loans and/or the Swingline Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Revolving Facility Credit Exposure as of such date of payment to an amount not to exceed 100% of the Revolving Facility Commitments then in effect. The Administrative Agent may at any time and from time to time after any such initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(e) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent in writing of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent in writing of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of Declined Proceeds, which amount shall be applied by the Administrative Agent to prepay the Term Loans of those Lenders that have elected to accept such Waivable Mandatory Prepayment (each, an “Accepting Lender”) (which prepayment shall be applied to the scheduled installments of principal of the Term Loans in the applicable Class(es) of Term Loans in accordance with paragraphs (c) and (d) of Section 2.10) and (ii) the Borrower may retain a portion of the Waivable Mandatory Prepayment in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”). Such Declined Proceeds shall be retained by the Borrower and may be used for any purpose not otherwise prohibited by this Agreement.

(f) Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale by a Foreign Subsidiary is prohibited, restricted or delayed by applicable local law, applicable organizational or constitutive documents or other material agreements from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, organizational or constitutive document or other material agreement does not permit or otherwise restricts or delays repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation may be effected and an amount equal to such Net Proceeds, which could be repatriated, will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(b) or Section 2.11(c), to the extent provided herein, (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds could have an adverse tax cost consequence with respect to such Net Proceeds (other than a de minimis tax consequence), the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.11(b) or Section 2.11(c), (x) the Borrower

applies an amount equal to such Net Proceeds to such prepayments as if such Net Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds had been repatriated (or, if less, Net Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds is applied to the permanent repayment of Indebtedness of a Foreign Subsidiary, and (iii) to the extent that any Net Proceeds of any Asset Sale by a Foreign Subsidiary attributable to a Foreign Subsidiary is used to repay Indebtedness of a Foreign Subsidiary, no prepayment with respect to such amounts shall be required.

(g) Notwithstanding anything to the contrary in Section 2.11(a) or 2.18(c) (which provisions shall not be applicable to this Section 2.11(g)), the Borrower shall have the right at any time and from time to time to prepay Term Loans and/or repay Revolving Facility Loans of any Class (with, in the case of Revolving Facility Loans under any Revolving Facility, a corresponding permanent reduction in the Revolving Facility Commitment of each Lender who receives a Discounted Voluntary Prepayment), to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.11(g); provided that (A) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans of any Class and/or Revolving Facility Loans of any Class on a pro rata basis with all Lenders of such Class, and after giving effect to any Discounted Voluntary Prepayment, there shall be sufficient aggregate Revolving Facility Commitments among the Revolving Facility Lenders to apply to the Outstanding Amount of the L/C Obligations as of such date, unless the Borrower shall concurrently with the payment of the purchase price by the Borrower for such Revolving Facility Loans, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(g) in the amount of any such excess Outstanding Amount of the L/C Obligations and (B) the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower stating (1) that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.11(g) has been satisfied (or waived), and (3) the aggregate principal amount of Term Loans and/or Revolving Facility Loans so prepaid pursuant to such Discounted Voluntary Prepayment. For the avoidance of doubt, as provided in Section 2.11(e), any Declined Proceeds may be used for any purpose not otherwise prohibited by this Agreement.

(i) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written revocable notice to the Administrative Agent substantially in the form of Exhibit G (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans and/or repay Revolving Facility Loans of an applicable Class (with a corresponding permanent reduction in Revolving Facility Commitments of such Class) in each case in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans and/or Revolving Facility Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans or Revolving Facility Loans shall not be less than $10,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term

Loans and/or Revolving Facility Loans of the applicable Class, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of Term Loans or Revolving Facility Loans of such Class (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(ii) Upon receipt of a Discounted Prepayment Option Notice and receipt by the Administrative Agent of any required consent from the L/C Issuer in accordance with Section 2.11(g)(ii), the Administrative Agent shall promptly notify each Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit H (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans and/or Revolving Facility Loans held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans and/or Revolving Facility Loans of the applicable Class(es) specified by the Lenders in the applicable Lender Participation Notice, the Borrower, with the consent of the Administrative Agent, shall determine the applicable discount for Term Loans and/or Revolving Facility Loans of the applicable Class(es) (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.11(g)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iii) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans and/or Revolving Facility Loans (or the respective portions thereof) (with, in the case of Revolving Facility Loans, a corresponding permanent reduction in Revolving Facility Commitments) of the applicable Class(es) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount;

provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(iv) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent and the Borrower shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 2.16), upon revocable notice substantially in the form of Exhibit I (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 3:00 P.M. Central Time, three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Borrower and Administrative Agent in accordance with this Section 2.11. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall, unless revoked, be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(v) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.11(g)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vi) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.

Section 2.12 Fees.

(a) The Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is three Business Days after the last Business Day of March, June, September and December in each year, and the date on which the Revolving Facility Commitments of such Revolving Facility Lender shall be terminated as provided herein, a commitment fee in Dollars (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Revolving Facility Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Revolving Facility Lender shall be terminated) at a rate equal to the Applicable Commitment Fee with respect to such Revolving Facility Lender. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Revolving Facility Lender’s Commitment Fee (other than with respect to the Swingline Lender), the outstanding Swingline Loans during the period for which such Revolving Facility Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Revolving Facility Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Revolving Facility Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender; provided that at any time that an L/C Issuer has Fronting Exposure to a Defaulting Lender, until such Fronting Exposure has been reduced to zero, the L/C Participation Fee attributable to such Fronting Exposure in respect of Letters of Credit issued by such L/C Issuer shall be payable to such L/C Issuer) under any Revolving Facility, through the Administrative Agent, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders under such Revolving Facility shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Outstanding Amount of L/C Obligations (excluding the portion thereof attributable to Unreimbursed Amounts) of such Class, during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date with respect to such Revolving Facility or the date on which the Revolving Facility Commitments of such Class shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings of such Class made by such Lender effective for each day in such period and (ii) to each L/C Issuer, for its own account (x) three Business Days after the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in Dollars in respect of each Letter of Credit issued by such L/C Issuer for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/8 of 1% per annum of the daily stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any drawing thereunder, such L/C Issuer’s customary documentary and processing fees and charges (collectively, “L/C Issuer Fees”). All L/C Participation Fees and L/C Issuer Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, modified, waived or supplemented from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest.

(a) (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest or premium (including any applicable Prepayment Premium) on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans under any Revolving Facility, upon termination of the Revolving Facility Commitments with respect to such Revolving Facility, and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (x) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan (including any Swingline Loan) prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate under clause (b) of the definition of ABR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted Eurocurrency Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders or the Majority Lenders under the Revolving Facility that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders by electronic means (including the Platform) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in the applicable currency shall be ineffective and in the case of any Borrowing denominated in Dollars, such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto as an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or L/C Issuer;

(ii) subject any Lender or L/C Issuer to any Tax with respect to any Loan Document or any Eurocurrency Loan made by it or any Letter of Credit or participation therein (other than Taxes indemnifiable under Section 2.17 or Taxes described in clauses (c) through (e) of the definition of Excluded Taxes); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or L/C Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as applicable, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Promptly after any Lender or any L/C Issuer has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or L/C Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than lost profits) attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount and shall not include lost profits) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without withholding or deduction for any Taxes except as required by law; provided, that if any applicable withholding agent shall be required by applicable law to withhold or deduct any Taxes in respect of any such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required withholding or deductions have been made (including withholding or deductions with respect to Indemnified Taxes applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent), receives an amount equal to the sum it would have received had no such withholding or deductions been made, (ii) the applicable withholding agent shall make such withholding or deductions, and (iii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall jointly and severally indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party; (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto); (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate in a form reasonably satisfactory to the Administrative Agent (a “Non-Bank Certificate”) and (y) duly completed copies of Internal

Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto); (iv) to the extent the Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), duly completed copies of Internal Revenue Service Form W-8IMY, together with appropriate forms and certificates described in Sections 2.17(e)(i) through (iii) and any additional Form W-8IMYs, withholding statements and other information as may be required by law (provided that, where a Foreign Lender is a partnership (and not a participating Lender) and one or more of its direct or indirect partners are claiming the portfolio interest exemption, the Foreign Lender may provide the Non-Bank Certificate on behalf of such direct or indirect partners); or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) certifying that such U.S. Lender is exempt from U.S. federal backup withholding on or before the date such U.S. Lender becomes a party and upon the expiration of any form previously delivered by such U.S. Lender.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

(h) Notwithstanding any other provision of Sections 2.17(e), (f) or (g), a Lender shall not be required to deliver any form or documentation that such Lender is not legally eligible to deliver or that would, in such Lender’s reasonable judgment, subject such Lender to any material unreimbursed cost or expense or that would materially prejudice the legal or commercial position of such Lender.

(i) Each Lender shall, whenever a lapse in time or change in circumstances renders any documentation previously provided pursuant to Sections 2.17(e), (f) or (g) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(j) If the Borrower in good faith determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for amounts with respect to which a Loan Party has already paid additional amounts or made indemnification payments, each affected Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in contesting such Tax; provided that nothing in this Section 2.17(j) shall obligate any Lender or the Administrative Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person. The Borrower shall indemnify and hold each Lender and the Administrative Agent harmless against any Taxes or out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 2.17(j). Any refund received from a successful contest shall be governed by Section 2.17(k).

(k) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the applicable Loan Party’s request, provide such Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential), and provided further that such Lender or the Administrative Agent shall not be required to deliver any form or documentation that such Lender or Administrative Agent is not legally eligible to deliver or that would, in the reasonable judgment of such Lender or Administrative Agent, subject such Lender or the Administrative Agent to any material unreimbursed cost or expense or that would materially prejudice the legal or commercial position of such Lender or Administrative Agent). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. This Section 2.17(k) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems in good faith to be confidential) to the Loan Parties or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to a Loan Party the payment of which would place such Lender in a less favorable net after tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(l) If any Administrative Agent is a “United States Person”, it shall provide the Borrower, on or before the date on which it becomes a party to this Agreement, with two duly completed executed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Administrative Agent is exempt from U.S. federal backup withholding. If any Administrative Agent is not a “United States Person”, on or before the date on which it becomes a party to this Agreement, it shall provide (1) Internal Revenue Service Form W-8ECI (or any successor form) with respect to payments to be received by it as a beneficial owner and (2) Internal Revenue Service Form W-8IMY (or any successor form), together with required accompanying documentation, with respect to payments to be received by it on behalf of the Lenders. Each Administrative Agent shall, whenever a lapse in time or change in circumstances renders any documentation previously provided pursuant to Section 2.17(l) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary, nothing in this Section 2.17(l) shall require any Administrative Agent to provide any documentation that it is not legally eligible to provide as a result of any Change of Law after the date hereof.

(m) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.17, include any L/C Issuer and any Swingline Lender.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Sections 2.15, 2.16, or 2.17, or otherwise) without condition or deduction for any defense, recoupment, set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., Central Time, on the date specified herein. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable L/C Issuer or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the Persons entitled thereto. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of Loans and Unreimbursed Amounts then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Amounts then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in Letters of Credit or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans and participations in Letters of Credit and Swingline Loans of other Lenders entitled thereto to the extent necessary so that the benefit of all such payments shall be shared by the Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in Letters of Credit and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph (c) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, pursuant to transactions in connection with an open market purchase, Dutch Auction, Section 2.11(g), Section 9.04(i) and Section 2.19), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph (c) shall apply), and (z) transactions in connection with any Extension, Incremental Term Facility, Incremental Revolving Facility Commitment, Replacement Revolving Facility or Refinancing Term Loan. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as applicable, the amount due. In such event, if the

Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay promptly after written demand all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any Lender is the subject of a Disqualification, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, prepay an amount equal to the outstanding principal of such Lender’s Loans and participations in L/C Obligations and Swingline Loans on a non-pro rata basis, accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 and 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the L/C Issuer), in each case solely to the extent such consent would be required pursuant to Section 9.04, which consent shall not unreasonably be withheld, conditioned, denied or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations and Swingline Loans on a non-pro rata basis, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment. A Lender shall not be required to make any assignment or delegation pursuant to this Section 2.19(b) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders or all of the Lenders directly and affected and with respect to which the Required Lenders (or more than 50% of such affected Lenders) shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to (x) with respect to a Revolving Lender, terminate any unused Revolving Commitment of such Non-Consenting Lender and repay the Revolving Loans on a non-pro rata basis or (y) replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the L/C Issuer); provided, that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount payable pursuant to Section 2.11(a)) and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans in any currency, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans in such currency or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the

Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent) to either (i) in the case of Loans denominated in Dollars if the affected Lender may lawfully continue to maintain such Loans as Eurocurrency Loans until the last day of such Interest Period, convert all Eurocurrency Loans of such Lender to ABR Loans on the last day of such Interest Period (or, otherwise, immediately convert such Eurocurrency Loans to ABR Loans) or (ii) prepay such Eurocurrency Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21 Incremental Commitments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount at the time such Incremental Commitments are established from one or more Incremental Term Lenders or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans or Incremental Revolving Facility Commitments, as the case may be, in their own discretion. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $1,000,000 or equal to the remaining Incremental Amount or in each case such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”), (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be commitments to make term loans with terms identical to Term B Loans or commitments to make term loans with pricing terms, amortization, participation in mandatory prepayments or commitment reductions, maturity or other terms different from the Term B Loans (“Other Term Loans”), and (iv) in the case of Incremental Revolving Facility Commitments, the terms of such the terms of such Revolving Loans, including pricing terms, participation in mandatory prepayments or commitment reductions and maturity.

(b) The Borrower and each Incremental Term Lender or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement, and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans or Incremental Revolving Facility Commitments; provided, that

(i) except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to clause (ii) through (iv) of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), the Other Term Loans shall have (x) the same terms as the Term B Loans, as applicable, or (y) market terms (as determined in good faith by the Borrower) and as set forth in a certificate of a Financial Officer of the Borrower,

(ii) the Other Term Loans shall be secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Term B Loans or, at the option of the Borrower, be secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Term B Loans (provided, that if such Other Term Loans are secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Term B Loans, such Other Term Loans shall be subject to a Permitted Junior Intercreditor Agreement and, for the avoidance of doubt, shall not be subject to clause (viii) below),

(iii) the final maturity date of any Other Term Loans shall be no earlier than the latest Term B Facility Maturity Date in effect on the date of incurrence,

(iv) the weighted average life to maturity of any Other Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term B Loans,

(v) except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to clause (vi) and (vii) of this proviso, be determined by the Borrower and the Incremental Revolving Facility Lenders in their sole discretion and which, for the avoidance of doubt, may include a single financial covenant which would be customary in the market for financings of such type (as determined by the Borrower in good faith)), the Revolving Loans shall have (x) substantially the same terms as the Term B Loans (other than the addition of a Financial Performance Covenant) or (y) market terms (as determined in good faith by the Borrower) and as set forth in a certificate of a Financial Officer of the Borrower,

(vi) the Revolving Loans shall be secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Term B Loans and other Revolving Loans or, at the option of the Borrower, secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Term B Loans and other Revolving Loans (provided, that if such Revolving Loans are secured by Liens on the Collateral that rank junior to the Liens securing the Term B Loans and/or other Revolving Loans, such Revolving Loans shall be subject to a Permitted Junior Intercreditor Agreement),

(vii) the final maturity date of any Revolving Loans shall be no earlier than the Term B Facility Maturity Date as of the date of the applicable Incremental Revolving Facility Assumption Agreement, and

(viii) with respect to any Other Term Loan that ranks pari passu in right of security with the Initial Term B Loans, (x) if the proceeds of such Other Term Loan are used to finance the acquisition of the Option Properties, the All-in Yield may exceed the All-in Yield in respect of the Initial Term B Loans, so long as:

(A) on the date of incurrence of such Other Term Loans, the Senior Secured Leverage Ratio on a Pro Forma Basis does not exceed 5.41 to 1.00; or

(B) in the event that on the date of incurrence of such Other Term Loans, the Senior Secured Leverage Ratio on a Pro Forma Basis exceeds 5.41 to 1.00, then:

(1) if the Other Term Loans are incurred by a Loan Party prior to the first anniversary of the Closing Date, the All-in Yield of the Initial Term B Loans shall be increased by an amount equal to the lesser of (A) 1.50% and (B) the difference between (i) the All-in Yield of such Other Term Loans and (ii) the All-in Yield of the Initial Term B Loans;

(2) if the Other Term Loans are incurred by a Loan Party on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, the All-in Yield of the Initial Term B Loans shall be increased by an amount equal to the lesser of (A) 1.25% and (B) the difference between (i) All-in Yield of such Other Term Loans and (ii) the All-in Yield of Initial Term B Loans;

(3) if the Other Term Loans are incurred by a Loan Party on or after the second anniversary of the Effective Date but prior to third anniversary of the Closing Date, the All-in Yield of the Initial Term B Loans shall be increased by an amount equal to the lesser of (A) 0.75% and (B) the difference between (i) All-in Yield of such Other Term Loans and (ii) the All-in Yield of Initial Term B Loans; and

(4) if the Other Term Loans are incurred by a Loan Party on or after the third anniversary of the Effective Date but prior to fourth anniversary of the Closing Date, the All-in Yield of the Initial Term B Loans shall be increased by an amount equal to the lesser of (A) 0.25% and (B) the difference between (i) All-in Yield of such Other Term Loans and (ii) the All-in Yield of Initial Term B Loans: or

(C) the Other Term Loans are incurred after the fourth anniversary of the Closing Date; or

(y) if the proceeds of such Other Term Loans are used for any other purposes not prohibited hereunder, then either (I) the All-in Yield in respect of any such Other Term Loan may exceed the All-in Yield in respect of such Term B Loans on the Closing Date by no more than 0.50%; or (II) if the All-in Yield in respect of any such Other Term Loan does exceed the All-in Yield in respect of such Term B Loans on the Closing Date by more than 0.50% (such difference, the “Term Yield Differential”) then the Applicable Margin (or the “LIBOR floor” as provided in the following proviso) applicable to such Initial Term B Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Other Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Adjusted

Eurocurrency Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Term B Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Other Term Loans prior to any increase in the Applicable Margin applicable to such Initial Term B Loans then outstanding, provided, the requirements of the foregoing clauses (iii) and (iv) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements.

Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary (as determined in good faith by the Borrower) to reflect the existence and terms of the Incremental Term Loan Commitments or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless on the date of such effectiveness, no Event of Default shall have occurred and be continuing or would result therefrom or, solely with respect to an Incremental Term Loan Commitment or Incremental Revolving Facility Commitment the proceeds of which are intended to and shall be used to financing substantially contemporaneously a Limited Condition Transaction, the Persons providing such Incremental Term Loan Commitment or Incremental Revolving Facility Commitment may agree to a “certain funds” provision that does not impose as a condition to funding thereof that no Event of Default exists at the time such Limited Condition Transaction is consummated, in which event, the condition shall be that no Event of Default exists on the date on which the related acquisition agreement is executed and becomes effective.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments, (x) when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis and (y) provide for necessary or appropriate mechanical changes to the Loan Documents to accommodate such Revolving Loans, including with respect to timing for requests for Borrowings of Revolving Loans or repayments thereof or minimum amounts of Revolving Loans. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

(e) Notwithstanding anything to the contrary in this Agreement, including Sections 2.11(a) or 2.18(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans or Revolving Facility Commitments, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable) and on the same terms (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Loans or Commitments or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments in respect of such Revolving Facility are, in each case, offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender (if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”)) or an Incremental Revolving Facility Commitment for such Lender (if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment” and the loans thereunder, “Extended Revolving Loans”)).

(f) The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided that (i) except as to interest rates, fees, any other pricing terms, amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the existing Class of Term Loans, (y) terms consistent with current market terms (as determined in good faith by the Borrower) and as set forth in a certificate of a Financial Officer of the Borrower, or (z) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms, participation in mandatory prepayments and commitment reductions and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as an existing Class of Revolving Facility Commitments or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent, and (v) any Extended Term Loans and/or Extended Revolving Facility

Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent and furnished to the other parties hereto. If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and with the consent of each Swingline Lender and L/C Issuer, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assumption Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(g) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(h) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.21), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, and (v) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents.

(i) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(j) Notwithstanding anything to the contrary in this Agreement, including Sections 2.11(a) or 2.18(c) (which provisions shall not be applicable to clause (j) through (o) of this Section 2.21), the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), the net cash proceeds of which are used to Refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that: (i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Refinancing Term Loans (except that no Default or Event of Default pursuant to Sections 7.01(b), (c), (h) or (i) shall have occurred and be continuing), (ii) the weighted average life to maturity of such Refinancing Term Loans shall be no shorter than the then remaining weighted average life to maturity of the refinanced Term Loans, and (iii) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates or any other pricing terms and optional prepayment or mandatory prepayment or redemption terms and final maturity which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall be consistent with current market terms (as determined in good faith by the Borrower) and as set forth in a certificate of a Financial Officer of the Borrower (except to the extent such covenants and other terms apply solely to any period after the latest final maturity of the Term Loans in effect on the date of incurrence of such Refinancing Term Loans), as determined by the Borrower in good faith.

(k) The Borrower may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Incremental Assumption Agreement, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(l) Notwithstanding anything to the contrary in this Agreement, including Sections 2.11(a) and 2.18(c) (which provisions shall not be applicable to clauses (l) through (o) of this Section 2.21), the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replaces in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that: (i)

before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Refinancing Term Loans (except that no Default or Event of Default pursuant to Sections 7.01(b), (c), (h) or (i) shall have occurred and be continuing), (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date, (iii) no Replacement Revolving Facility Commitments shall have a final maturity date prior to the latest Revolving Facility Maturity Date in effect at the time of incurrence, (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the Replacement L/C Issuer and Replacement Swingline Lender, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall be consistent with current market terms (as determined in good faith by the Borrower) and as set forth in a certificate of a Financial Officer of the Borrower (except to the extent such covenants and other terms apply solely to any period after the latest final maturity of the Revolving Facility Commitments in effect on the date of incurrence of such Replacement Revolving Facility Commitments) as determined by the Borrower in good faith. In addition, the Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other Person that would be a permitted Assignee hereunder).

(m) The Borrower may approach any Lender or any other Person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 (such Person, a “Replacement Revolving Lender”) to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Incremental Assumption Agreement, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(n) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Lenders with Replacement Revolving Facility Commitments of such Class shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Class, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans and participations in Letters of Credit and Swingline Loans under such Replacement Revolving Facility Commitments of such Class then outstanding on such Replacement Revolving Facility Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans and participations of such Replacement Revolving Facility Commitments of such Class will be held by the Lenders thereunder ratably in accordance with their Replacement Revolving Credit Percentages.

(o) For purposes of this Agreement and the other Loan Documents, (i) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Incremental Term Loan having the terms of such Refinancing Term Loan and (ii) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.21), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (j) or (l) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(p) Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of outstanding Eurocurrency Borrowings upon the incurrence of any Incremental Loans, (x) to the extent the last date of Interest Periods for multiple Eurocurrency Borrowings under the Term Facilities fall on the same day, such Eurocurrency Borrowings shall be considered a single Eurocurrency Borrowing and (y) to the extent the last date of Interest Periods for multiple Eurocurrency Borrowings under the Revolving Facilities fall on the same day, such Eurocurrency Borrowings shall be considered a single Eurocurrency Borrowing and (ii) the initial Interest Period with respect to any Eurocurrency Borrowing of Incremental Loans may, at the Borrower’s option, be of a duration of a number of Business Days that is less than one month, and the Adjusted Eurocurrency Rate with respect to such initial Interest Period shall be the same as the Adjusted Eurocurrency Rate applicable to any then-outstanding Eurocurrency Borrowing as the Borrower may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding Eurocurrency Borrowing.

Section 2.22 Defaulting Lenders.

(i) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender under any Revolving Facility becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable laws, rules and regulations of any Governmental Authority, during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender under any such Revolving Facility to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Revolving Facility Percentage” of each non-Defaulting Lender under such Revolving Facility shall be computed without giving effect to the Revolving Facility Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans under such Revolving Facility in connection with such reallocation shall not exceed the Available Unused Commitment of such Lender.

(ii) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” or “Majority Lenders.”

(iii) Cash Collateral. To the extent the reallocation pursuant to clause (i) above is insufficient for any reason to cover the L/C Issuer’s and Swingline Lender’s Fronting Exposure to a Defaulting Lender, the Borrower shall Cash Collateralize such uncovered Fronting Exposure pursuant to arrangements reasonably satisfactory to the Administrative Agent.

(iv) Limitation on Swingline Loans and Letters of Credit. Notwithstanding anything to the contrary set forth herein, so long as any Lender is a Defaulting Lender, no Swingline Lender shall have any obligation to make Swingline Loans and no L/C Issuer shall have any obligation to issue, amend or renew any Letter of Credit at any time there is Fronting Exposure, in each case, unless the Swingline Lender or the L/C Issuer, respectively, is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

(v) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender on account of its Loans or participations under the Revolving Facility Commitments (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(v) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(vi) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(A) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(B) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (vi)(A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (vii) below, (y) pay to each L/C Issuer and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(vii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s

Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(viii) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit and Swingline Loans under the applicable Revolving Facility to be held on a pro rata basis by the Lenders in accordance with their Revolving Facility Percentages under such Revolving Facility (without giving effect to Section 2.22(i)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

On the date of each Credit Event, the Borrower represents and warrants to each of the Lenders that after giving effect to the entry and the terms of the (x) Confirmation Order and (y) Plan of Reorganization:

Section 3.01 Organization; Powers. Except as set forth on Schedule 3.01, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) after giving effect to the Confirmation Order and the Plan of Reorganization, has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by the Loan Parties and (b) will not (i) violate the terms of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of such Loan Party, (ii) violate (A) any provision of law, statute, rule or regulation, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to such Loan Party, or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the such Loan Party is a party or by which any of them or any of their property is or may be bound, (iii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under (A) any such indenture, certificate of designation for preferred stock, agreement or other instrument or (B) the Lease Agreements or Management and Lease Support Agreement, where any such conflict, violation, breach or default referred to in clause (ii) or (iii)(A) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iv) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than Permitted Liens or as provided for in the Plan of Reorganization or the Confirmation Order.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) implied covenants of good faith and fair dealing.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing and continuation statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and any successor offices, (c) recordation of the Mortgages and Ship Mortgages, (d) such actions, consents and approvals under Gaming Laws or from Gaming Authorities the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (e) such as have been made or obtained and are in full force and effect, (f) such other actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (g) filings in order to release Liens, and (h) filings or other actions listed on Schedule 3.04.

Section 3.05 Financial Statements.

(a) The unaudited pro forma combined condensed consolidated statements of operations of Parent, together with its consolidated Subsidiaries, for the fiscal year ended December 31, 2016 and the six months ended June 30, 2017 and the unaudited pro forma combined condensed balance sheet of Parent, together with its consolidated Subsidiaries, as of June 30, 2017, copies of which have heretofore been furnished to the Administrative Agent have been prepared in good faith based on assumptions believed by the Borrower to have been reasonable under the circumstances as of the date of delivery thereof; provided that, it is understood that (i) the assumptions used and pro forma adjustments derived from such assumptions were based on available information as of the date of delivery thereof, and in many cases are based on estimates and preliminary information; (ii) the actual amount of such items is subject to change and such changes may be material; (iii) such pro forma financial statements should be read in connection with the descriptions of the assumptions underlying the pro forma adjustments described in the accompanying notes to the pro forma financial statements; (iv) the pro forma financial information may not be indicative of Parent’s future performance and does not necessarily reflect what its financial position and results of operations would have been had the Transactions occurred at the beginning of the period presented.4

(b) To the best knowledge of the Borrower, the financial statements described in (a) above, fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby.

Section 3.06 No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases.

(a) Each of the Borrower and its Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its tangible personal property and assets, in each case, except for (i) Permitted Liens, (ii) defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, or (iii) where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) all its Vessels (including all Mortgaged Vessels), except for Permitted Liens. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) Each of the Borrower and its Subsidiaries have complied with all obligations under the Lease Agreements to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect and all such Lease Agreements are in full force and effect, except in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

[4]	NTD: Subject to Company confirmation.

(c) As of the Closing Date, except as set forth on Schedule 3.07(b), none of the Borrower or the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding in respect of any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except any such condemnation proceeding or sale or disposition in lieu thereof which would not reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of the Borrowers and the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

Section 3.08 Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

(b) As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of the Borrower or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09 Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Subsidiaries or any business, property or rights of any such Person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law (including the USA PATRIOT Act), rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Borrower and each Subsidiary are in compliance with all Gaming Laws that are applicable to them and their businesses, except where a failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations.

(a) None of the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) Neither the making of any Loan (or the extension of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 3.11 Investment Company Act. None of the Borrower and the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, modified, or supplemented from time to time.

Section 3.12 Use of Proceeds.

(a) The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit to fund the Plan of Reorganization and other Transactions and related costs, expenses and fees and to pay operating expenses and fund general corporate and working capital of the Borrower (including, without limitation, for Permitted Business Acquisitions, capital expenditures, Capitalized Software Expenditures, Restricted Payments and project development and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit).

(b) The Borrower will use the proceeds of the Initial Term B Loans made on the Closing Date as provided in Section 2.01(a).

Section 3.13 Tax Returns.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by each of them (including in its capacity as withholding agent) and (ii) each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and the Subsidiaries have timely paid or caused to be timely paid all Taxes shown to be due and payable by each of them on the returns referred to in clause (a) and all other Taxes or assessments due and payable by such Persons, including in their capacity as a withholding agent (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP); and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, with respect to each of the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14 No Material Misstatements.

(a) All written information (other than the Projections, estimates, budgets, forward-looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Subsidiaries, or their businesses prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (in each case giving effect to all supplements and updates provided thereto).

(b) The Projections prepared by or on behalf of the Borrower or any of its Representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, that no assurances can be given that the projected results will be realized and that such Projections are not a guaranty of performance), as of the date such Projections were furnished to the Lenders.

Section 3.15 Employee Benefit Plans.

(a) Except as set forth on Schedule 3.15(a), or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, any Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) as of the most recent valuation date preceding the date of this Agreement, no Plan has any Unfunded Pension Liability; (iv) no ERISA Event has occurred; (v) none of the Borrower, its Subsidiaries or any ERISA Affiliate (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or (B) has incurred or is reasonably expected to incur any Withdrawal Liability; and (vi) none of the Borrower or its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Borrower or any Subsidiary to tax.

Section 3.16 Environmental Matters. Except as provided on Schedule 3.16 or to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened in writing which allege a violation of any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries; (ii) each of the Borrower and the Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws and is in compliance with the terms of such permits, licenses and other approvals and with all other Environmental Laws; (iii) no Hazardous Material has been Released by the Borrower or any of its Subsidiaries at, on

or under any property currently owned, operated or leased or, to the Borrower’s knowledge, any property formerly owned, operated or leased, by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries or transported to or Released at any location by the Borrower or any of its Subsidiaries in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws; and (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof. This Section 3.16 contains the sole and exclusive representations and warranties of the Borrower or its Subsidiaries with respect to environmental matters, including any matters relating to Environmental Laws, Hazardous Materials, and Releases.

Section 3.17 Security Documents.

(a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable (subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) security interest in the Collateral described therein (including proceeds thereof as set forth therein). In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the registered or applied for copyrights, patents and trademarks included in the Collateral), when financing statements and other filings and actions specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate or taken, as applicable (and all applicable fees are paid), the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by making such filings and taking such actions, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens).

(b) When the Collateral Agreement or IP Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office (and the applicable fees are paid), and, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic registered or applied for copyrights, patents and trademarks included in the Collateral, in each case prior and superior in right to the Lien of any other Person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages executed and delivered on the Closing Date are, and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 and/or Section 5.11 will be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable (subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid (which such payment Borrower shall promptly make), the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens on, and security interest in, all right, title, and interest of the applicable Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other Person, except for Permitted Liens.

(d) The Ship Mortgages executed and delivered on the Closing Date are, and the Ship Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be, effective to create, and will create and perfect upon filing and/or recording of such Ship Mortgage with the NVDC (including payment of applicable filing fees), in favor of the Security Trustee for the benefit of the Secured Parties a legal, valid and enforceable first preferred mortgage over the whole of the applicable Mortgaged Vessel as collateral security for the payment and performance of the Loans and the other Obligations, and each Ship Mortgage, upon filing and recording in the NVDC creates and perfects in favor of the Security Trustee for the benefit of the Secured Parties a first preferred mortgage upon the applicable Mortgaged Vessel under the Ship Mortgage Act, free and clear of all Liens other than Permitted Liens.

(e) The Insurance Assignments and the Earnings Assignments executed and delivered on the Closing Date are, and the Insurance Assignments and the Earnings Assignments executed and delivered after the Closing Date pursuant to Section 5.10 shall be, effective to create in favor of the Collateral Agent and the Security Trustee (as applicable) (for the benefit of the Secured Parties) a legal, valid and enforceable (subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) security interest in the Collateral described therein (including proceeds thereof as set forth therein). In the case the Collateral described in the Insurance Assignment and Earnings Assignment, when financing statements and other filings and actions specified therein are filed in the offices specified therein or taken, as applicable (and all applicable fees are paid), the Collateral Agent and the Security Trustee (as applicable) (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by making such filings and taking such actions, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens).

(f) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, (i) each of the parties hereto acknowledges and agrees that licensing by the Gaming Authorities may be required to enforce and/or exercise or foreclose upon certain security interests and such enforcement and/or exercise or foreclosure may be otherwise limited by the Gaming Laws and (ii) no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18 Location of Real Property; Vessel Data.

(a) The Perfection Certificate completely and correctly identifies, in all material respects, as of the Closing Date all material Real Property owned in fee by the Loan Parties. As of the Closing Date, the Loan Parties own in fee all the Real Property set forth as being owned by them in the Perfection Certificate except to the extent set forth therein.

(b) The Perfection Certificate completely and correctly identifies, in all material respects, all Documented Vessels owned by the Borrower or a Subsidiary Loan Party as of the Closing Date, including the owner of each Documented Vessel, the name of each Documented Vessel, the official number issued by the NVDC to each Documented Vessel and/or any other applicable information relating to the documentation or registration of each Documented Vessel under any applicable jurisdiction, and the location of the hailing port of each Documented Vessel.

Section 3.19 Solvency.

(a) On the Closing Date, immediately after giving effect to the Transactions to occur on the Closing Date, (i) the fair value of the assets (on a going concern basis) of the Borrower and the Subsidiaries on a combined or consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a combined or consolidated basis, (ii) the present fair saleable value (on a going concern basis) of the property of the Borrower and the Subsidiaries on a combined or consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a combined or consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (iii) the Borrower and the Subsidiaries on a combined or consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business, and (iv) the Borrower and the Subsidiaries on a combined or consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.20 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened in writing against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21 No Default. No Default or Event of Default has occurred and is continuing.

Section 3.22 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 3.22, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks or trade names, copyrights or mask works, domain names, data, databases, trade secrets, including, as applicable, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses; (b) to the best knowledge of the Borrower, the Borrower and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating the Intellectual Property Rights of any Person; and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing.

Section 3.23 Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the documentation governing any Indebtedness of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.

Section 3.24 Anti-Money Laundering and Economic Sanctions Laws.

(a) To the knowledge of senior management of each Loan Party, no Loan Party, none of its Subsidiaries, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or controlled Affiliate has violated or is in violation of any applicable Anti-Money Laundering Law in any material respect.

(b) To the knowledge of senior management of each Loan Party, no Loan Party, none of its Subsidiaries, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such controlled Affiliate that is acting or benefiting in any capacity in connection with the Loans (i) is an Embargoed Person or (ii) except as otherwise authorized by OFAC, otherwise permitted for U.S. Persons by a U.S. Governmental Authority or by any rule, regulation or order of a U.S. Governmental Authority, will use any proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding or facilitation, is an Embargoed Person.

(c) No part of the proceeds of the Loans will be used directly by the Borrower or its Subsidiaries for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended, modified, or supplemented from time to time.

(d) None of the Borrower or any of its Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner that violates in any material respect Section 2 of such executive order, or (iii) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 3.25 Insurance. The Borrower and the other Loan Parties are insured as required by Section 5.02.

Section 3.26 Citizenship. Each Loan Party which owns a Documented Vessel is a citizen of the United States within the meaning of 46 U.S.C. § 50501(b) (formerly Section 2 of the Shipping Act of 1916, as amended, 46 App. U.S.C. §§ 802, 803), and is duly qualified to engage in the trade in which the Vessel operates.

Section 3.27 Vessels. Each Documented Vessel:

(a) is solely owned by the relevant Loan Party, is duly registered and documented in the name of the relevant Loan Party with the National Vessel Documentation Center, the United States Coast Guard, Falling Waters, West Virginia and is unencumbered (other than by any Permitted Liens);

(b) is insured in accordance with the provisions of the Ship Mortgage on such Documented Vessel (or to be recorded on such Documented Vessel in accordance herewith) and the requirements thereof in respect of such insurance will have been complied with; and

(c) has been issued a certificate of documentation with such endorsements as shall qualify the Documented Vessel for participation in the trades and services to which it may be dedicated from time to time.

Section 3.28 REIT Status. Parent will elect or has elected to be treated as a REIT commencing with its taxable year ending on or before December 31, 20185. Parent is organized and operates in a manner intended to be in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation enables Parent to meet the requirements for qualification and taxation as a REIT.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any L/C Issuer to permit any L/C Credit Extension hereunder (each, a “Credit Event”, which shall exclude, for the avoidance of doubt, any conversion or continuation of a Borrowing) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01 All Credit Events. On the date of each Borrowing and on the date of each L/C Credit Extension:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after each Borrowing or L/C Credit Extension, as applicable, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing and each L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or L/C Extension as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02 First Credit Event. On or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from the Borrower a counterpart of this Agreement signed on behalf of such party (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

[5]	NTD: Assumes 2017 Effective Date.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of (i) Kirkland & Ellis LLP, special counsel for the Loan Parties and (ii) each local counsel specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) in customary form.

(c) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization or (2) otherwise certified in writing by the Secretary or Assistant Secretary of such Loan Party or other Person duly authorized by the constituent documents of such Loan Party,

(ii) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vi) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such Person, threatening the existence of such Loan Party.

(d) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code

(or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released or terminated (or arrangements reasonably satisfactory to the Administrative Agent for such release or termination shall have been made).

(e) The Lenders shall have received a solvency certificate substantially in the form of Exhibit J and signed by a Financial Officer of the Borrower confirming the solvency of the Borrower and the Subsidiaries on a combined or consolidated basis after giving effect to the Transactions on the Closing Date.

(f) The Agents shall have received all fees earned, due and payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document (including reasonable fees, charges and disbursements of Stroock & Stroock & Lavan LLP and Kramer Levin Naftalis & Frankel LLP).

(g) Except as set forth in Schedule 5.10 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral Requirement” for the purposes of this Section 4.02) and subject to the grace periods and post-closing periods set forth in such definition, the Collateral Requirement shall be satisfied (or waived pursuant to the terms hereof) as of the Closing Date.

(h) The Administrative Agent shall have received all documentation and other information required by Section 9.20, to the extent such information has been requested not less than ten (10) Business Days prior to the Closing Date.

(i) The Borrower shall have delivered to the Administrative Agent a certificate dated as of the Closing Date, to the effect set forth in Sections 4.01(b) and 4.01(c).

(j) The satisfaction of the obligations under or secured by (i) the Prepetition Credit Agreement, (ii) the 8.50% First Lien Notes Indenture (as defined in the Plan of Reorganization), (iii) the 9.00% First Lien Notes Indenture (as defined in the Plan of Reorganization), (iv) the 11.25% First Lien Notes Indenture (as defined in the Plan of Reorganization), (v) the 10.00% Second Lien Notes Indenture (as defined in the Plan of Reorganization), (vi) the 12.75% Second Lien Notes Indenture (as defined in the Plan of Reorganization), (vii) the 5.75% Senior Unsecured Notes Indenture (as defined in the Plan of Reorganization), (viii) the 6.50% Senior Unsecured Notes Indenture (as defined in the Plan of Reorganization), and (ix) the Subsidiary-Guaranteed Notes Indenture (as defined in the Plan of Reorganization), in each case in the manner contemplated by the Plan of Reorganization.

(k) The Plan of Reorganization as in effect on January 13, 2017, at docket no. 6318, shall not have been amended, modified or supplemented in any manner that could be reasonably expected to materially adversely affect the interests of the Administrative Agent or the Lenders without the written consent of the Required Lenders (such consent not to be unreasonably withheld, delayed, denied or conditioned, provided that if a Lender does not provide such consent or non-consent within three (3) Business Days of receiving written notice of such proposed amendment, modification or supplement, then such Lender shall be deemed to have consented to such amendment, modification or supplement).

(l) The Bankruptcy Court shall have entered an order (the “Confirmation Order”), which order (i) shall confirm the Plan of Reorganization, (ii) shall authorize the Transactions, and (iii) shall be in full force and effect and shall not have been reversed or modified in any manner that could be reasonably expected to materially adversely affect the interests of the Administrative Agent or the Lenders without the written consent of the Required Lenders and shall not be stayed or subject to a material motion to stay or subject to appeal or petition for review, rehearing or certiorari, and the period for appealing the Confirmation Order shall have elapsed. The Effective Date shall have occurred (and all conditions precedent thereto as set forth in the Plan of Reorganization shall have been satisfied (or shall be concurrently satisfied) or waived by the Required Lenders.

(m) CEOC shall have received the PropCo Tax Letter and Parent shall have received the REIT Opinion Letter (each as defined in the Plan of Reorganization).

(n) CEOC shall have deeded or assigned, as applicable, to Borrower and its Subsidiaries the property to be transferred to Borrower and its Subsidiaries as set forth in the Restructuring Transactions Memorandum (as defined in the Plan of Reorganization).

(o) Each of (i) the Lease Agreements, (ii) the Management and Lease Support Agreement, (iii) the Right of First Refusal Agreement, and (iv) the PropCo Call Right Agreement shall have been executed by all parties thereto and shall be in full force and effect in accordance with their terms, in each case in the manner contemplated by the Plan of Reorganization.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that until the Termination Date, the Borrower will, and will cause each of the Borrower’s Subsidiaries to:

Section 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries (to the extent they exceed estimated liabilities) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution, except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as otherwise permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all tangible property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear, casualty and condemnation or as otherwise permitted excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02 Insurance.

(a) Maintain, with financially sound and reputable insurance companies (as determined in good faith by Borrower), insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily and reasonably maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (as determined in good faith by Borrower) and cause the Loan Parties to be listed as insured and the Collateral Agent to be listed as a co-loss payee on property and property casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure (as determined in good faith by the Borrower).

(b) With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) the Borrower and the Subsidiaries shall obtain flood insurance to the extent required to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c) Each Documented Vessel is insured in accordance with the provisions of the Ship Mortgage on such Documented Vessel (or to be recorded on such Documented Vessel in accordance herewith).

(d) Within 30 days of the Closing Date (or such later date agreed by the Administrative Agent), the Borrower shall provide the Administrative Agent endorsements satisfying the requirements of clause (a) of this Section 5.02.

(e) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the L/C Issuer and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any L/C Issuer or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any L/C Issuer and their agents and employees;

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties; and

(iii) the amount and type of insurance that the Borrower and its Subsidiaries has in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

Section 5.03 Taxes. Pay and discharge promptly when due all Taxes, assessments, charges, claims and levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) Within 120 days following the end of each fiscal year (commencing with the fiscal year ending December 31, 2018) and within 135 days for the fiscal year ending December 31, 2017, a combined or consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal year and the combined or consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, commencing with the fiscal year ending December 31, 2018, which combined or consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be prepared in accordance in all material respects with GAAP audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern (other than solely with respect to, or resulting solely from (x) an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered, (y) a prospective or actual Default or Event of Default under Section 6.10 or any other financial maintenance covenant in any agreement governing Indebtedness of the Borrower or any Subsidiary, or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) to the effect that such combined or consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a combined or consolidated basis in accordance with GAAP;

(b) Within 60 days (or, in the case of the first two fiscal quarters for which quarterly financial statements are required to be delivered hereunder, within 75 days following the end of such fiscal quarter), following the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending on or around March 31, 2018), a combined or consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal quarter and the combined or consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year (occurring after the Closing Date) and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, commencing with the fiscal year ending December 31, 2019, all of which shall be in reasonable detail and which combined or consolidated balance sheet and related statements of operations and cash flows shall be certified in writing by a Financial Officer of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a combined or consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c) Within five Business Days of any delivery of financial statements under paragraphs (a) or (b) above, (A) (i) a certificate of a Financial Officer of the Borrower certifying that (x) no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto (y) the amount of Excluded Contributions as of the last day of such financial statements, and (z) the amount of Net Proceeds subject to the Borrower’s right to reinvestment pursuant to the definition of “Net Proceeds” and (ii) if applicable, setting forth computations calculating the Financial Performance Covenant and (B) a customary management discussion and analysis and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examinations of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable;

(e) within 120 days after the beginning of each fiscal year (or such later date as the Administrative Agent may agree), a reasonably detailed combined or consolidated annual budget for such fiscal year (including a projected combined or consolidated balance sheet of the Borrower and the Subsidiaries as of the end of the following fiscal year, and the related combined or consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) promptly after receipt thereof, copies of any Tenant Financial Statements received by the Borrower;

(g) concurrently with the delivery of financial statements pursuant to Section 5.04(a), an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(f);

(h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries (including without limitation with regard to compliance with the USA PATRIOT Act), or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders), in each case other than information that (x) constitutes non-registered intellectual property, non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement, or (z) is subject to attorney-client or similar privilege or constitutes attorney work product; and

(i) (i) in the event that in respect of the First Priority Senior Secured Notes, the Second Priority Senior Secured Notes or any Permitted Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit Parent or any Parent Entity to report at Parent or such Parent Entity’s level on a combined or consolidated basis such combined or consolidated reporting at Parent or such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraphs and (ii) notwithstanding the foregoing, it is understood and agreed that until such time as Parent shall have filed a registration statement with the SEC with respect to the First Priority Senior Secured Notes or the Second Priority Senior Secured Notes, the combined or consolidated financial statements required by this Section 5.04 may be satisfied by the delivery of financial statements that are prepared on a basis consistent with the presentation thereof under “Exhibit G” in the Disclosure Statement.

Notwithstanding the foregoing, the obligations in clauses (a), (b), (c) and (d) of this Section 5.04 may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (A) the applicable financial statements of the Parent Entity or (B) the Form 10-K or 10-Q or other applicable SEC filing of the Parent Entity, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this Section 5.04, to the extent such information relates to a parent of the Parent, such information is accompanied by an unaudited consolidated income statement and balance sheet that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Subsidiaries on a standalone basis, on the other hand.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority (including any action, suit or proceeding by or subject to decision by any Gaming Authority) or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, together with all other ERISA Events, would reasonably be expected to have a Material Adverse Effect; and

(e) promptly after the same are available, copies of any written communication to the Borrower or any of its Subsidiaries from any Gaming Authority advising it of a material violation of, or material non-compliance with, any Gaming Law by the Borrower or any of its Subsidiaries.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Gaming Laws and the Economic Sanction Laws, except that the Borrower and the Subsidiaries need not comply with any laws, rules, regulations and orders of any Governmental Authority then being contested by any of them in good faith by appropriate proceedings, and except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance in all material respects with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested (provided, however, that except during the continuance of an Event of Default, only one visit per calendar year shall be reimbursed by any Loan Party or Subsidiary) and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to such Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, notwithstanding anything to the contrary in this Section 5.07, no Loan Party or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-registered intellectual property, non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement, or (z) is subject to attorney-client or similar privilege or constitutes attorney work product. The Borrower shall cause the appropriate members of its management to participate in one conference call with Lenders per fiscal year at a time to be mutually agreed by the Borrower and the Administrative Agent.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans in the manner set forth in Section 3.12.

Section 5.09 Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws; except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, Ship Mortgages, Insurance Assignments, Earnings Assignments and other documents and recordings of Liens in stock registries), that the Collateral Agent or Security Trustee (as the case may be) may reasonably request, to satisfy the Collateral Requirement and to cause the Collateral Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent and the Security Trustee (as the

case may be), from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent and the Security Trustee (as the case may be), in each case, as to the perfection and priority of the Liens created or intended to be created by the Security Documents, subject in each case to paragraph (g) below.

(b) If any asset (other than Real Property and Documented Vessels, which are covered by paragraph (c) below) that has an individual Fair Market Value greater than $10,000,000 measured at time of acquisition is acquired by any Loan Party or any assets (other than Real Property, deposit accounts and Documented Vessels, which are covered by paragraph (c) below) with an aggregate Fair Market Value greater than $30,000,000 measured at time of acquisition are acquired by any Loan Party after the Closing Date (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), such Loan Party will (i) promptly notify the Collateral Agent thereof and (ii) take or cause the Subsidiary Loan Parties to take such actions as shall be reasonably requested by the Collateral Agent to grant and perfect such Liens (subject to any Permitted Liens), including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below. Notwithstanding the foregoing, the aggregate Fair Market Value of each type of assets that would be Collateral but for the individual materiality threshold set forth in this sub-clause shall not exceed $30,000,000 in the aggregate per type of asset.

(c) (i) Promptly notify the Administrative Agent of the acquisition (which for this clause (c) shall include the improvement of any Real Property that was not Owned Real Property that results in it qualifying as Owned Real Property) of and will grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests in, and mortgages on, such Owned Real Property of any Loan Parties that are not Mortgaged Property as of the Closing Date and/or Pledged Leasehold Interests of any Loan Parties that are not Mortgaged Property as of the Closing Date, to the extent acquired after the Closing Date, within 120 days after such acquisition (or such later date as the Collateral Agent may agree in its reasonable discretion), pursuant to documentation substantially in the form of Exhibit E-1 (as modified to reflect the requirement of the jurisdiction in which the Real Property is located) or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable (subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) Liens subject to no other Liens at the time of recordation thereof, other than Permitted Liens, and cause each such Subsidiary Loan Party to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges required to be paid in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith a flood hazard determination (along with an executed borrower’s notice and evidence of insurance as necessary), customary opinions of local counsel, a title insurance policy insuring Collateral Agent’s first priority (subject to Permitted Liens) Lien on the Real Property in an amount reasonably acceptable to the

Administrative Agent, in each case, up to an aggregate maximum amount equal to the amount of the Borrower’s owner’s policy for such property and an ALTA survey of the owned Real Property and otherwise comply with the Collateral Requirements applicable to Mortgages and Mortgaged Property. Notwithstanding the foregoing in this paragraph (i), to the extent that the Borrower anticipates in good faith (1) delivering a Project Notice to the Administrative Agent with respect to any such Owned Real Property acquired after the Closing Date within forty-five (45) days following such acquisition and (2) that such Project Notice would result in the release of a Mortgage securing the Obligations pursuant to Section 5.11(a) (if there were a Mortgage on such Owned Real Property), then the applicable Loan Party shall not be required to deliver an Additional Mortgage with respect to such Owned Real Property pursuant to this paragraph (i) (and such Owned Real Property will instead be subject to Section 5.11 below). If the Borrower has not delivered a Project Notice with respect to such Owned Real Property within such forty-five (45) day period, then the Borrower or Loan Party shall promptly take the actions required to be taken pursuant to this paragraph (i).

(ii) Promptly notify the Administrative Agent of the acquisition of and will grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent and the Security Trustee (as applicable) security interests and first preferred mortgages in such owned Replacement Vessels or other Documented Vessels of the Borrower or any such Subsidiary Loan Party, other than Excluded Property, as are not covered by the original Ship Mortgages, Insurance Assignments and Earnings Assignments to the extent that they are acquired after the Closing Date, pursuant to documentation substantially in the form of the Ship Mortgages (each, an “Additional Ship Mortgage”) and substantially in the form of the related Insurance Assignments and Earnings Assignments delivered to the Collateral Agent and the Security Trustee (as applicable) on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent and the Security Trustee (as applicable) and constituting valid and enforceable security interests and first preferred mortgages subject to no other Liens except Permitted Liens at the time of perfection thereof, record or file, and cause each such Subsidiary Loan Party to record or file, the Additional Ship Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent and the Security Trustee (as applicable) required to be granted pursuant to the Additional Ship Mortgages, the Earnings Assignments and the Insurance Assignments and pay, and cause each Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. In addition, the Borrower or the relevant Subsidiary Loan Party shall deliver to the Collateral Agent and the Security Trustee (as applicable) contemporaneously therewith insurance policies complying with the requirements of the Ship Mortgages and Insurances Assignments and otherwise comply with the Collateral Requirements applicable to Ship Mortgages and Mortgaged Vessels.

(d) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Domestic Subsidiary (other than an Excluded Subsidiary), within thirty (30) days after the date such Domestic Subsidiary is formed or acquired (or such longer period as the Collateral Agent may reasonably agree), notify the Collateral Agent thereof and, within forty-five (45) days after the date such Domestic Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree (or, with respect to clauses (g) and (h) of the definition of “Collateral Requirement,” within 90 days after such formation or acquisition or such longer period as set forth therein or as the Collateral Agent may agree in its reasonable discretion, as applicable), cause the Collateral Requirement to be satisfied with respect to such Domestic Subsidiary and with respect to any Equity Interest in or Indebtedness of such Domestic Subsidiary owned by or on behalf of any Loan Party, subject in each case to paragraph (g) below.

(e) If any additional Foreign Subsidiary or FSHCO of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary constitutes a “first tier” Foreign Subsidiary or FSHCO of a Loan Party, within thirty (30) days after the date such Foreign Subsidiary or FSHCO is formed or acquired (or such longer period as the Collateral Agent may agree), notify the Collateral Agent thereof and, within thirty (30) days after the date such Foreign Subsidiary or FSHCO is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary or FSHCO owned by or on behalf of any Loan Party, subject in each case to paragraph (g) below.

(f) Furnish to the Collateral Agent promptly (and in any event within 15 days after such change or such later date as agreed to by the Administrative Agent) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number, or (D) in any Loan Party’s jurisdiction of organization; provided, that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the same priority as prior to such change.

(g) The Collateral Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) (A) any Real Property held by a Loan Party as a lessee under a lease (x) for which the applicable Loan Party pays rent of less than $10,000,000 per year; provided that the aggregate Fair Market Value of such Real Property that constitutes Excluded Property shall not exceed $30.0 million in the aggregate per year or (y) if such lease prohibits the grant of a Mortgage on such Real Property and such Loan Party fails to obtain the consent of the landlord therefor after use of commercially reasonable efforts to obtain such consent (collectively, “Excluded Leasehold Interests”), (B) any Vessel held by a Loan Party as a lessee under a lease and (C) Owned Real Property or owned Vessels, in each case, with a Fair Market Value of less than $10.0 million individually; provided that (x) the aggregate Fair Market Value of Owned Real Property that constitutes Excluded Property shall not exceed $30.0 million in the aggregate and (y) the aggregate Fair Market Value of owned Vessels that constitute Excluded Property shall not exceed $30.0 million in the aggregate, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1), and commercial tort claims with a value of less than $10.0 million individually;

provided that the amount of commercial tort claims that constitute Excluded Property shall not exceed $30.0 million in the aggregate, (iii) pledges and security interests prohibited by applicable law, rule, regulation (including any Gaming Law) or enforceable contractual obligation (x) that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets (except in the case of assets (A) owned on the Closing Date or (B) acquired after the Closing Date with Indebtedness of the type permitted pursuant to clauses (i) or (j) of Section 6.01) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code of any applicable jurisdiction) or (y) with regard to which contract such counterparty thereto requires such prohibition as a condition to entering into such contract and such contract has been entered into in the ordinary course of business and such restriction is consistent with industry custom and consent has been requested and not received, in each case only so long as such pledge and security interest would violate any such law, rule, regulation or enforceable contractual obligation, (iv) assets to the extent a security interest in such assets could reasonably be expected to result in adverse tax consequences (other than a de minimis tax consequence) (as determined in good faith by the Borrower), (v) those assets as to which the Collateral Agent and the Borrower reasonably agree that the costs or other consequence of obtaining or perfecting such a security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby, (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would, without the consent of the counterparty, violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any other Loan Party) after giving effect to, except in the case of a lease in respect of a Capitalized Lease Obligation or property subject to a Lien permitted pursuant to Section 6.02(h) or (i), the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (vii) any governmental licenses (including gaming licenses) or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (viii) pending United States “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office, (ix) other customary exclusions under applicable local law or in applicable local jurisdictions set forth in the Security Documents, (x) any Excluded Securities, (xi) Excluded Accounts, and (xii) for the avoidance of doubt, any assets owned by, or the Equity Interests of, any Qualified Non-Recourse Subsidiary or any other asset securing any Qualified Non-Recourse Debt or Project Financing (which shall in no event constitute Collateral hereunder, nor shall any Qualified Non-Recourse Subsidiary be a Loan Party hereunder); provided, that the Borrower may in their sole discretion elect to exclude any property from the definition of Excluded Property. Notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Loan Document, (i) no foreign law governed security documents shall be required, (ii) Liens required to be granted from time to time pursuant to the Collateral Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents, and (iii) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the Fair Market Value of such Mortgaged Property (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Collateral Agent).

(h) The Borrower shall, or shall cause the applicable Loan Parties to, satisfy the requirements listed on Schedule 5.10 within the timeframes indicated thereon.

Section 5.11 Real Property Development Matters.

(a) Releases of Mortgaged Property. In the event that the Borrower delivers a Project Notice to the Administrative Agent with respect to all or any portion of a Mortgaged Property or Mortgaged Properties constituting Undeveloped Land identifying the applicable Mortgaged Property or Properties, providing a reasonable description of the Project that the Borrower anticipates in good faith to be undertaken with respect to such Mortgaged Property or Properties constituting Undeveloped Land and identifying the Project Financing to be entered into in connection with the financing of such Project, then, if (x) the terms of such Project Financing require the release of the Mortgage securing the Obligations and (y) in the case of Undeveloped Land acquired after the Closing Date, the Borrower and its Subsidiaries are in Pro Forma Compliance after giving effect to such Project Financing, on the later of the date that is ten (10) Business Days following the date of the delivery of the Project Notice to the Administrative Agent and the date a mortgage or other security document securing the Project Financing is executed and delivered for recording pending, or is executed and delivered substantially concurrently with, the release of the Mortgage securing the Obligations, the security interest and Mortgage on the applicable Mortgaged Property or Properties subject to such Project Financing shall be automatically released, all without delivery of any instrument or performance of any act by any party (and any Loan Party shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements). In connection with any such termination or release, the Administrative Agent and Collateral Agent shall execute and deliver (or cause to be executed or delivered) to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (including, without limitation, mortgage releases (including partial mortgage releases in the case where the Mortgaged Property covered by any Mortgage includes Mortgaged Property not subject to such release) and UCC termination statements). Any execution and delivery of documents pursuant to this Section 5.11 shall be without recourse to or warranty by the Administrative Agent or Collateral Agent. With respect to any Owned Real Property owned by any Loan Party that is subject to a Project Financing pursuant to this Section 5.11, no second Lien mortgages may be placed on such Owned Real Property while such Project Financing is outstanding.

(b) New Mortgages on Developed Properties.

(i) Promptly (but in no event later than 120 days (or such longer time as the Administrative Agent shall permit in its reasonable discretion)) following the final completion of construction (as defined in the applicable engineering, procurement and construction contract) of any Project for which a Project Notice was previously delivered to the Administrative Agent, the Borrower shall notify the Administrative Agent of the completion of such Project and, to the extent permitted by the terms of the applicable Project Financing (provided that to the extent the terms of the applicable Project

Financing restrict the taking of such actions, the Borrower shall take such actions promptly (but in no event later than 20 Business Days (or such longer period as the Administrative Agent shall permit in its reasonable discretion)) following the cessation of such restrictions), shall take the actions specified in clause (iii) below;

(ii) Promptly (but in no event later than 120 days (or such longer time as the Administrative Agent shall permit in its reasonable discretion)) following the abandonment or termination by the Borrower of any Project for which a Project Notice was previously delivered to the Administrative Agent, such Borrower shall notify the Administrative Agent of the abandonment or termination of such Project and, unless the Borrower delivers a new Project Notice with respect to the Real Property subject to such Project within such 20 Business Days (or such longer time permitted by the Administrative Agent), shall take the actions specified in clause (iii) below;

(iii) To the extent required by the foregoing clauses (i) and (ii), the Borrower shall (w) release or cause any applicable Subsidiary Loan Party to release all security interests or mortgages on the Real Property subject to such Project securing such Project Financing, (x) grant or cause any applicable Subsidiary Loan Party to grant to the Collateral Agent Additional Mortgages in any such Owned Real Property of such Loan Party subject to such Project as are not covered by the original Mortgages, constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of recordation thereof, (y) record or file, and cause such Subsidiary Loan Party to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages, and (z) pay, and cause such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to Section 5.10(g). Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the applicable Borrower shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy insuring the Collateral Agent’s first priority (subject to Permitted Liens) Lien on the Real Property in an amount reasonably acceptable to the Administrative Agent, in each case, up to an aggregate maximum amount equal to the amount of the Borrower’s owner’s policy for such property and an ALTA survey and otherwise comply with the Collateral Requirements applicable to Mortgages and Mortgaged Property.

(c) Release of Liens. Promptly (but in no event later than 60 Business Days (or such longer time as the Administrative Agent shall permit in its reasonable discretion)) following the final completion of construction (as defined in the applicable engineering, procurement and construction contract) of any Project relating to a Mortgaged Property (other than with respect to which a Project Notice has been delivered), the Borrower shall notify the Administrative Agent of the completion of such Project and, to the extent permitted by the terms of any such third party mortgage financing Indebtedness (provided that to the extent the terms of the applicable mortgage financing Indebtedness restrict the taking of such actions, the applicable Borrower shall take such actions promptly (but in no event later than 60 Business Days (or such longer period as the Administrative Agent shall permit in its reasonable discretion)) following the cessation of such restrictions), shall and shall cause any applicable Subsidiary Loan Party to release all third party mortgage financing Indebtedness for such Project (if any) and file and record any and all necessary documents to restore the first priority security interest and Lien of the original Mortgage relating to the Mortgaged Property that was the subject of the Project and pay, and cause such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to Section 5.10(g). Unless otherwise waived by the Collateral Agent, the Borrower shall deliver to the Collateral Agent contemporaneously therewith a bring down endorsement to title insurance policy and a survey and otherwise comply with the Collateral Requirements applicable to Mortgages and Mortgaged Property.

Section 5.12 Rating. Exercise commercially reasonable efforts to maintain ratings from each of Moody’s and S&P for the Term B Loans.

Section 5.13 Management Agreement. Any amendments, modifications or supplements to the Management and Lease Support Agreement shall (i) be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to the modifications of applicable agreements relating thereto) as determined in good faith by the Borrower (such terms in the Management and Lease Support Agreement as of the Closing Date are acknowledged by the Administrative Agent and Lenders to be on an arm’s-length basis and on “market” terms) and (ii) not otherwise materially and adversely affect the Lenders.

Section 5.14 Fiscal Year. Except with the consent of the Administrative Agent, maintain the fiscal year of the Borrower as ending December 31.

Section 5.15 No Other “Designated Senior Debt”. Designate (a) the Obligations under this Agreement and the other Loan Documents, (b) any Permitted Refinancing Indebtedness thereof, (c) any series of First Lien Notes or Refinancing Notes constituting Other First Lien Obligations, and (d) any Indebtedness incurred pursuant to Sections 6.01(r) and (ee), as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in any indenture or other definitive documentation governing any senior subordinated notes or subordinated loans permitted to be incurred hereunder that constitute Material Indebtedness.

Section 5.16 Citizenship and Certificates of Documentation. Each Loan Party which owns a Mortgaged Vessel (i) shall remain a citizen of the United States within the meaning of 46 U.S.C. §50501(b), (ii) shall remain duly qualified to engage in the trade in which each such Mortgaged Vessel operates and (iii) procure that each such Mortgaged Vessel maintains a valid certificate of documentation with such endorsements as shall qualify such Mortgaged Vessel for participation in the trades and services to which it may be dedicated from time to time.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or suffer or permit to exist any Indebtedness, except:

(a) (i) (A) Indebtedness existing on the Closing Date (provided that any Indebtedness that is in excess of $5,000,000 individually or $25,000,000 in the aggregate shall only be permitted under this clause (a)(i) to the extent such Indebtedness is set forth on Schedule 6.01) and (B) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Subsidiary) and (ii) intercompany Indebtedness existing on the Closing Date; provided that (i) all such Indebtedness, if owed to a Loan Party, shall be evidenced by the Global Intercompany Note or other promissory note and shall be subject to a perfected Lien in favor of the Collateral Agent and (ii) any such Indebtedness of a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Loan Obligations under this Agreement on subordination terms as described in the Global Intercompany Note;

(b) (i) Indebtedness created hereunder (including pursuant to Section 2.21) or secured pursuant hereto and under or pursuant to the other Loan Documents and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Obligations;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to (i) Swap Agreements not entered into for speculative purposes and (ii) Swap Agreements entered into in connection with the Transactions;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) all such Indebtedness, if owed to a Loan Party, shall be evidenced by the Global Intercompany Note and shall be subject to a perfected Lien in favor of the Administrative Agent and (ii) other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries, (x) Indebtedness of any Subsidiary that is not a Loan Party owing to any Loan Parties shall be subject to Section 6.04(b) or (gg) and (y) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Loan Obligations under this Agreement on subordination terms as described in the Global Intercompany Note or on other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (other than, in each case, Permitted Non-Recourse Guarantees); provided that all such Indebtedness is incurred in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by the Borrower or any Subsidiary in connection with the acquisition of assets or Equity Interests (in each case, including a Permitted Business Acquisition or in connection with the acquisition of Subsidiaries and assets pursuant to the Transactions), where such acquisition, merger, consolidation or amalgamation is not prohibited by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (A) such Indebtedness is (I) unsecured, (II) secured by a Lien on the Collateral that is junior in right of security to the Liens on the Collateral securing the Obligations or (III) secured by Excluded Property, (B) no Event of Default shall have occurred and be continuing or would result therefrom, and (C) immediately after giving effect to such acquisition, merger, consolidation or amalgamation, the assumption and incurrence of any Indebtedness (x) that is secured by a Lien on the Collateral that is junior in right of security to the Liens on the Collateral securing the Obligations, the Total Secured Leverage Ratio on a Pro Forma Basis is (I) less than or equal to 8.98 to 1.00 or (II) no greater than the Total Secured Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and acquisition of such assets or Equity Interests, or (y) that is unsecured Indebtedness or Indebtedness secured by a Lien on Excluded Property, the Total Leverage Ratio on a Pro Forma Basis is (I) less than or equal to 8.98 to 1.00 or (II) no greater than the Total Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and acquisition of such assets or Equity Interests;

(i) (i) Capitalized Lease Obligations, mortgage financings and other purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any Person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate outstanding principal amount not to exceed the greater of $50,000,000 and 1.00% of Adjusted Total Assets and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(j) [reserved];

(k) (i) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that at the time of, and immediately after giving effect to, the incurrence thereof, would not exceed the greater of $100,000,000 and 2.33% of Adjusted Total Assets, and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided, however that such Indebtedness incurred pursuant to this Section 6.01(k) may not be secured by a Lien on the Collateral that ranks pari passu with the Liens on the Collateral securing the Initial Term B Loans or the Revolving Loans;

(l) (i) Indebtedness (x) in respect of the First Priority Senior Secured Notes in an aggregate principal amount that is not in excess of $[431,000,000] and (y) in respect of the Second Priority Senior Secured Notes in an aggregate principal amount that is not in excess of $[1,758,000,000] and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(m) Guarantees (i) by any Loan Party of Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (ii) by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(w)), (iii) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party, and (iv) by the Borrower of Indebtedness of Subsidiaries that are not Loan Parties incurred for working capital purpose in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(s) and to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(w)); provided, that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be subordinated to the Loan Obligations to at least the same extent such underlying Indebtedness is so subordinated;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (other than Permitted Non-Recourse Guarantees), in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(p) Indebtedness supported by a Letter of Credit so long as the aggregate principal amount of such Indebtedness at any time outstanding does not exceed the stated amount of such Letter of Credit at such time;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) (i) other Indebtedness so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom, and (B) after giving effect to the issuance, incurrence or assumption of such Indebtedness (x) in the case of Indebtedness that is secured by a Lien on the Collateral that is pari passu in right of security with the Liens on the Collateral securing the Obligations, the Senior Secured Leverage Ratio on a Pro Forma Basis is not greater than 5.41 to 1.00, (y) in the case of Indebtedness that is secured by a Lien on the Collateral that is junior in right of security to the Liens on the Collateral securing the Obligations, the Total Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 8.98 to 1.00, and (z) in the case of unsecured Indebtedness, the Total Leverage Ratio on a Pro Forma Basis is less than or equal to

8.98 to 1.00 and (ii) Permitted Refinancing Indebtedness in respect thereof; provided, however, that (I) the aggregate outstanding principal amount of Indebtedness incurred by Subsidiaries that are not Loan Parties under this clause (r), together with the aggregate principal amount of Indebtedness incurred by such Subsidiaries pursuant to clause (s) of this Section 6.01, shall not exceed the greater of $60,000,000 and 1.25% of Adjusted Total Assets, and (II) any Indebtedness incurred pursuant to Section 6.01(r)(i)(x) in the form of term loans that is secured by a Lien on the Collateral that is pari passu in right of security with the Term B Loans shall be subject to the requirements of Section 2.21(b)(viii);

(s) (i) Indebtedness of Subsidiaries that are not Loan Parties in an aggregate outstanding principal amount, together with the aggregate principal amount of Indebtedness incurred by such Subsidiaries pursuant to clause (r) of this Section 6.01, not to exceed the greater of $60,000,000 and 1.25% of Adjusted Total Assets and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(t) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary, in each case, incurred in the ordinary course of business;

(v) (i) any Qualified Non-Recourse Debt and/or any Project Financing in an aggregate outstanding principal amount not to exceed (a) $450,000,000 plus (b) $1,450,000,000 in respect of Qualified Non-Recourse Debt incurred solely to finance the acquisition of the Option Properties (reduced on a dollar for dollar basis for any Indebtedness incurred to acquire the Option Properties as an Incremental Amount or under Section 6.01(ee)), and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(w) Indebtedness of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders or their Affiliates and (in each case) established for any of the Borrower and its Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured under the Security Documents;

(x) (i) Indebtedness incurred by, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not in excess, at any one time outstanding, of $60,000,000, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(y) Indebtedness incurred pursuant to or in connection with the terms of the Lease Agreements and the Management and Lease Support Agreement, Right of First Refusal Agreement, PropCo Call Right Agreement, or any tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan of Reorganization;

(z) Series A Preferred Redeeming Subordinated Debt;

(aa) Indebtedness consisting of Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.06;

(bb) [reserved];

(cc) [reserved];

(dd) (i) Refinancing Notes and (ii) any Permitted Refinancing Indebtedness incurred in respect thereof;

(ee) (i) Indebtedness of the Loan Parties that is (A) unsecured, (B) secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Obligations and/or (C) secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Obligations, in each case of clauses (A), (B) and (C), the aggregate outstanding principal amount of which does not, at the time of occurrence, exceed the Incremental Amount available at such time and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that other than in the case of the First Lien Notes (which shall be subject to the limitations contained in the definition of First Lien Notes), (1) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is ninety-one (91) days following the latest Term B Facility Maturity Date in effect on the date of incurrence (other than the customary offers to repurchase upon a change of control, asset sale or event of loss or similar events and customary acceleration rights after an event of default), (2) the covenant, events of default, guarantees, collateral and other terms of such Indebtedness (other than interest rate and redemption premiums) taken as a whole, are on market terms; provided that a certificate of Chief Financial Officer of the Borrower delivered to Administrative Agent in good faith at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower have determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (3) there shall be no obligor in respect of such Indebtedness that is not a Loan Party, and (4) Indebtedness incurred pursuant to this clause (ee) that is secured by Liens on the Collateral that rank pari passu with the Liens securing the Obligations shall be subject to the terms of Section 2.21(b)(viii);

(ff) [reserved];

(gg) [reserved];

(hh) obligations in respect of Cash Management Agreements;

(ii) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with any project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money or Permitted Non-Recourse Guarantees); and

(jj) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (ii) above.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with Section 6.01 and the calculation of the Incremental Amount, if the use of proceeds from any incurrence, issuance or assumption of Indebtedness is to fund the Refinancing of any Indebtedness, then such Refinancing shall be deemed to have occurred substantially simultaneously with such incurrence, issuance or assumption so long as (1) such Refinancing occurs on the same Business Day as such incurrence, issuance or assumption, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be Refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such incurrence, issuance or assumption (and such proceeds are ultimately used in the consummation of such offer or otherwise used to Refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be Refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same Business Day as such incurrence, issuance or assumption, or (4) the proceeds thereof are otherwise set aside to fund such Refinancing pursuant to procedures reasonably agreed with the Administrative Agent.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.01(a) through (ii) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (ii), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only one of such clauses, provided, that all Indebtedness under this Agreement outstanding on the Closing Date shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01 and may not be reclassified. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Section 6.02 Liens. Create, incur, assume or permit or suffer to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary) at the time owned by it, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $5,000,000 individually or $25,000,000 in the aggregate shall only be permitted under this paragraph (a) to the extent such Lien is set forth on Schedule 6.02(a)), and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, (B) proceeds and products thereof, and (C) property or equipment being financed or refinanced under Section 6.01(i), and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender;

(b) any Lien created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing obligations in respect of Secured Swap Agreements, Secured Cash Management Agreements, any First Lien Notes (which are intended to be secured by Liens on the Collateral that are pari passu with Liens on the Collateral securing the Obligations) and the Overdraft Line secured pursuant to the Security Documents) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided that in the case of any First Lien Notes, (A) the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have delivered to the Collateral Agent an Other First Lien Secured Party Consent (as defined in the Collateral Agreement) and (B) the Borrower shall have complied with the other requirements of Section 7.23 of the Collateral Agreement with respect to such First Lien Notes;

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided further, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after acquired property required to be subjected to a Lien pursuant to the terms of such Indebtedness (and refinancings thereof) and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder and require a pledge of after acquired property and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement to pledge shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) such Lien must rank junior in right of security to the Liens securing the Obligations or otherwise be secured by Liens on Excluded Collateral;

(d) Liens for Taxes, assessments or other governmental charges or levies not required to be paid pursuant to Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness and Permitted Refinancing Indebtedness permitted by Sections 6.01(i) and 6.01(v) (in each case limited to the assets financed with such Indebtedness (or the Indebtedness Refinanced thereby) and any accessions and additions thereto and the proceeds and products thereof and customary security deposits and related property; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender and incurred under Sections 6.01(i) or (v));

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(l) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions incurred in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card chargebacks and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens (i) arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Sections 6.01(f) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness and obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(u) Liens on the Collateral securing Indebtedness permitted to be incurred under Sections 6.01(r)(i)(x) and 6.01(r)(i)(y); provided that (x) any such Liens securing Indebtedness incurred under Section 6.01(r)(i)(x) shall be subject to a Permitted Pari Passu Intercreditor Agreement, and (y) any such Liens securing Indebtedness incurred under Section 6.01(r)(i)(y) shall be subject to a Permitted Junior Intercreditor Agreement;

(v) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(w) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(x) Liens on the Equity Interests of Unrestricted Subsidiaries;

(y) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(z) Liens on Equity Interests in joint ventures (i) securing obligations of such joint ventures or (ii) pursuant to the relevant joint venture agreement or arrangement or similar agreement;

(aa) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(bb) Liens on the Equity Interests issued by any such joint venture or its assets, in each case, securing Indebtedness or other obligations permitted under Section 6.01(x);

(cc) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(dd) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(ee) Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of the Borrower or any Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(ff) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums and proceeds thereof;

(gg) Liens securing Swap Agreements that were not entered into for speculative purposes;

(hh) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $35,000,000 and 0.75% of Adjusted Total Assets; provided that, to the extent that such Liens secure debt for borrowed money, such Liens on the Collateral must rank junior in right of security to the Liens on such Collateral securing the Obligations and be subject to the Permitted Junior Intercreditor Agreement or other intercreditor agreement reasonably acceptable to the Administrative Agent;

(ii) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Subsidiary;

(jj) Liens securing (x) First Lien Notes, provided that if the Liens on the Collateral securing such First Lien Notes are (or are intended to be) junior in priority to the Liens on the Collateral securing the Obligations, such Liens shall be subject to a Permitted Junior Intercreditor Agreement and (y) Indebtedness permitted by Sections 6.01(dd) and (ee); provided that, (i) if such Liens are (or are intended to be) secured by Liens on the Collateral that are pari passu with the Liens securing the Loan Obligations, such Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement and (ii) if such Liens are (or are intended to be) secured by Liens on the Collateral that are junior in priority to the Liens securing the Loan Obligations, such Liens shall be subject to a Permitted Junior Intercreditor Agreement;

(kk) Liens securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with the Borrower or any of its Subsidiaries;

(ll) Liens securing (i) Indebtedness permitted by Section 6.01(l)(i)(y) and (ii) Permitted Refinancing Indebtedness in respect thereof; provided, in each case of clauses (i) and (ii), such Liens shall be subject to a Permitted Junior Intercreditor Agreement;

(mm) the Venue Easements and any other easements, covenants, rights of way or similar instruments which do not materially impact a project in an adverse manner granted in connection with arrangements contemplated under Section 6.05(p);

(nn) with respect to any Vessel, Permitted Vessel Liens;

(oo) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Loan Parties or any of their Subsidiaries designed (A) to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Loan Parties or any of their Subsidiaries, (ii) no portion of the Mortgaged Property is merged with any Real Property that is not part of the Mortgaged Property, and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect or (B) to separate one or more of the parcels thereof together so long as (i) the entirety of each resulting parcel shall be owned by Loan Parties or any of their Subsidiaries, (ii) no portion of the Mortgaged Property ceases to be subject to a Mortgage, and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect;

(pp) any encumbrance or restriction in any agreement related to the development or financing of a Project, Secured Swap Agreement, Secured Cash Management Agreement, or under Permitted Non-Recourse Guarantees, but only to the extent that such encumbrance or restriction relates and is limited to the property that is subject of the agreement (and proceeds thereof) and, in the case of Permitted Non-Recourse Guarantees, is not a security interest therein;

(qq) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by the foregoing clauses; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses and, in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) Indebtedness secured by Liens ranking junior to the Liens securing the Obligations may not be refinanced pursuant to this clause (qq) with Liens ranking pari passu or senior to the Liens securing the Obligations;

(rr) Liens securing Indebtedness permitted to be incurred pursuant to Sections 6.01(z) so long as such Liens rank junior to the Liens on the Collateral securing the Obligations pursuant to the terms of the Permitted Junior Intercreditor Agreement or other intercreditor agreement reasonably acceptable to the Administrative Agent;

(ss) any Lien arising (i) pursuant to or in connection with the terms of the Lease Agreements or the Management and Lease Support Agreement, (ii) in connection with the Transactions, or (iii) pursuant to any tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan of Reorganization; and

(tt) from and after the lease or sublease of any interest pursuant to Sections 6.05(i) or (p) or otherwise entered into in connection with the Transactions, any reciprocal easement agreement entered into between the Borrower or any of its Subsidiaries and the holder of such interest, which in each case would not individually or in the aggregate reasonably be expected to interfere in any material respect with, or materially impair or detract from, the use or operation (or intended use or operations) of a project.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.02(a) through (rr) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (qq), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness (or any portion thereof) secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and immediately thereafter rent or lease such property from such Person that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), except:

(a) any Sale and Lease-Back Transaction is deemed to have occurred solely as a result of a failed sale under GAAP;

(b) Sale and Lease-Back Transactions by any Subsidiary that is not a Loan Party, provided that the Fair Market Value of the assets and property subject to such Sale and Lease-Back Transactions shall not exceed $50,000,000 in the aggregate since the Closing Date; and

(c) Sale and Leaseback Transactions of any Excluded Property.

Section 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with another Person) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of Indebtedness of or a Permitted Non-Recourse Guarantee of or in respect of, or make or permit to exist any investment in (each, an “Investment”), any other Person, except:

(a) the Transactions;

(b) (i) Investments between and among the Loan Parties and (ii) Investments by any Loan Party in any Subsidiary that is not a Loan Party; provided, that Investments made after the Closing Date by any Loan Party in Subsidiaries that are not Loan Parties shall not exceed in the aggregate at any time, together with all Investments in Subsidiaries that are not Loan Parties outstanding pursuant to Sections 6.04(k), the greater of $100,000,000 and 2.33% of Adjusted Total Assets;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05 (other than Section 6.05(e));

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $6,000,000 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business, and (iii) in connection with such Person’s purchase of Equity Interests of the Borrower (or its direct or indirect parent) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements that are not entered into for speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date or as set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or otherwise permitted);

(i) Investments resulting from any Permitted Liens;

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j); provided that if any Investment pursuant to this clause (j) is made in any Person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Subsidiary of the Borrower after such date, such Investment shall, upon the election of the Borrower, thereafter be deemed to have been made pursuant to clause (b) above (to the extent permitted to be made thereunder) and shall cease to have been made pursuant to this clause (j) for so long as such Person continues to be a Subsidiary of the Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(l) [reserved];

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 6.04 and Section 6.05 (other than Section 6.05(e)), and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) [reserved];

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness (other than Permitted Non-Recourse Guarantees), in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Qualified Equity Interests or proceeds of Qualified Equity Interests of the Borrower (or any Parent Entity);

(r) additional Investments in an amount not to exceed the greater of $100,000,000 and 2.33% of Adjusted Total Assets (plus any returns of capital (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (r));

(s) [reserved];

(t) Investments consisting of Restricted Payments permitted by Section 6.06;

(u) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(v) [reserved];

(w) Guarantees (other than Permitted Non-Recourse Guarantees) permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(x) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Subsidiary;

(y) Investments by the Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 6.06 for all purposes of this Agreement);

(z) (i) Investments in tenants and property managers (A) in an aggregate amount not to exceed the greater of (x) $45,000,000 and (y) 1.00% of Adjusted Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment or (B) constituting advances to fund the alteration, improvement, exchange, replacement, modification or expansion of leased improvements or fixtures required to be made pursuant to the Master Lease or comparable or similar lease and (ii) Investments in joint ventures established to develop or operate properties or facilities within a Project not to exceed at any one time in the aggregate outstanding under this clause (z) the greater of (x) $45,000,000 and (y) 1.00% of Adjusted Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment;

(aa) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons;

(bb) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or purchases, sales, licenses or sublicenses (including in respect of gaming licenses) or leases of intellectual property;

(cc) Permitted Mortgage Investments;

(dd) Investments consisting of the ownership interest in, or the transfer of (whether by a contribution or otherwise) some or all of the Undeveloped Land to a Development Unrestricted Subsidiary or joint venture formed for the purpose of developing such Undeveloped Land;

(ee) any Investment (i) made pursuant to or in connection with the Lease Agreements or the Management and Lease Support Agreement, (ii) in connection with the Transactions or (iii) made pursuant to any tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan of Reorganization;

(ff) Investments in joint ventures and Unrestricted Subsidiaries (and in the case of Permitted Non-Recourse Guarantees, operators) not in excess of (x) the greater of $75,000,000 and 1.50% of Adjusted Total Assets plus (y) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (ff); provided that if any Investment pursuant to this clause (ff) is made in any Person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Subsidiary of the Borrower after such date, such Investment shall, upon the election of the Borrower, thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this clause (ff) for so long as such Person continues to be a Subsidiary of the Borrower;

(gg) Investments that are made with Excluded Contributions; and

(hh) any Investment (i) deemed to exist as a result of a Subsidiary that is not a Loan Party distributing a note or other intercompany debt to a parent of such Subsidiary that is a Loan Party (to the extent there is no cash consideration or services rendered for such note), (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries, and (iii) consisting of intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business.

provided, however, that the Borrower shall not, and shall not permit any of its Subsidiaries to, make Investments in Unrestricted Subsidiaries, other than (A) pursuant to Section 6.04(a), (q), (dd), (ff) and (gg) and (B) Permitted Non-Recourse Guarantees that are permitted by Sections 6.04(a) through (hh) (to the extent not prohibited by such clause).

Any Investment in any Person other than a Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties (provided such Investment is promptly made by such intermediate Subsidiary in or to the relevant Loan Party) and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or Permitted Investments shall be the Fair Market Value thereof (as determined by an Officer of the Borrower in good faith) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

For purposes of determining compliance with this Section 6.04, (A) Investments need not be permitted solely by reference to one category of permitted Investments described in Sections 6.04(a) through (hh) but may be permitted in part under any combination thereof, (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments described in Sections 6.04(a) through (hh), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will only be required to include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment (or any portion thereof) shall be treated as having been incurred or existing pursuant to only one of such clauses and (C) the amount of any Investment outstanding at any time shall be the original cost of such Investment reduced by any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Permitted Investments, such amount shall be equal to the Fair Market Value of such consideration).

Section 6.05 Mergers, Consolidations and Sales of Assets. Merge into, or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, except that this Section shall not prohibit:

(a) a disposition of Permitted Investments or dispositions of obsolete, damaged, uneconomic, surplus or worn out property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain;

(b) if, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower or the Subsidiaries and is not materially disadvantageous to the Lenders, or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other Person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving Person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) [reserved];

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04 (including any merger, consolidation or amalgamation in order to effect an Investment), Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that (i) no Event of Default exists or would result therefrom, (ii) the Net Proceeds thereof are applied in accordance with Section 2.11(b), (iii) such sale, transfer or other disposition of assets shall be for Fair Market Value or, to the extent not for Fair Market Value, the difference between Fair Market Value and the sale price shall constitute an Investment subject to Section 6.04, and shall be permitted only to the extent that such Investment is permitted pursuant to Section 6.04(b)(ii), 6.04(j), 6.04(r), or 6.04(ff) and (iv) no such sale, transfer or other disposition of assets in excess of $20,000,000 shall be permitted unless such disposition is for at least 75% cash consideration; provided, that for purposes of this subclause (g)(iv), each of the following shall be deemed to be cash: (A) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets (and as to which the Borrower or such Subsidiary has been released from liability therefor) or are otherwise cancelled in connection with such transaction; (B) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received); (C) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (g)(v)(C) that is at that time outstanding, not to exceed the greater of 2.33% of Adjusted Total Assets and $100,000,000 (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and (D) with respect to any lease of assets by the Borrower or a Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the Borrower) where the payment consideration is at least 75% cash consideration;

(h) sales, transfers, leases or other dispositions contemplated by, pursuant to, or in connection with the Lease Agreements, the Management and Lease Support Agreement, or any tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan of Reorganization;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business or leases, licenses, subleases or sublicenses of any Real Estate Assets;

(j) sales, leases or other dispositions of inventory in the ordinary course of business or sales, licenses, sublicenses or other dispositions of Intellectual Property Rights of the Borrower or any of its Subsidiaries, or the lapse, expiration, or abandonment of Intellectual Property Rights of the Borrower or any of its Subsidiaries determined by the management of the Borrower or any of its Subsidiaries to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”;

(l) the sale or exchange of specific items of property, so long as the purpose of each such sale or exchange is to acquire (and results within 365 days of such sale or exchange in the acquisition of) replacement items of property that are the functional equivalent of the item of property so sold or exchanged;

(m) (i) any exchange of assets (including a combination of assets and cash equivalents), made in the ordinary course of business, for other assets of comparable or greater market value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by a Responsible Officer of the Borrower and, to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property for use in a similar business;

(n) any disposition, merger, consolidation or amalgamation in connection with the Transactions;

(o) in each case in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) or comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the Borrower;

(p) (i) the lease, sublease or license of any portion of any project to persons who, either directly or through Affiliates of such persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within such project and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses generally and/or entered into connection with a project (collectively, the “Venue Easements,” and together with any such leases, subleases or licenses, collectively the “Venue Documents”); provided that (A) no Event of Default shall exist and be continuing at the time any such Venue Document is entered into or would occur as a result of entering into such Venue Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space, and (C) no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operations of the Borrower and its Subsidiaries; provided further that upon the reasonable request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant, subtenant or licensee under any Venue Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit L hereto, as applicable, or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party;

(q) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of the Borrower and its Subsidiaries;

(r) dedications of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by the Borrower or any Subsidiaries, the Loan Parties or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Borrower and the Subsidiaries;

(s) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower and the Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(t) any dispositions for at least Fair Market Value of non-core assets acquired in connection with any Permitted Business Acquisition or Investment permitted hereunder;

(u) [reserved];

(v) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(w) dispositions for at least Fair Market Value of any property the disposition of which is necessary for any Parent Entity to qualify, or maintain its qualification, as a REIT, in each case, in Borrower’s good faith determination;

(x) dispositions in connection with foreclosures and other exercises of remedies in respect of Liens not prohibited by this Agreement;

(y) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(z) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort, or other claims of any kind;

(aa) any disposition of assets of the Borrower or any Subsidiary or issuance or sale of Equity Interests of any Subsidiary, in each case whether in a single transaction or a series of related transactions, which assets or Equity Interests so disposed of or issued have an aggregate Fair Market Value (as determined in good faith by the Borrower) of less than $15,000,000; and

(bb) any disposition of property or assets, or the issuance of securities, by a Subsidiary or the Borrower to another Subsidiary or the Borrower, provided that any disposition made by a Loan Party to a non-Loan Party shall be permitted only to the extent permitted as an Investment pursuant to Section 6.04.

To the extent any Collateral is sold or disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than the Borrower or any Subsidiary Loan Party, such Collateral shall be sold or disposed of free and clear of the Liens created by the Loan Documents (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by the Borrower or such Subsidiary Loan Party will not be so released), and the Administrative Agent shall take, and is hereby authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

Section 6.06 Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any Equity Interests of the Borrower or any Parent Entity or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity), in each case excluding payments pursuant to the Transactions and payments required by the Plan of Reorganization (the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary of the Borrower that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) Restricted Payments may be made in respect of (i) overhead, corporate operating, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise and similar taxes and other fees and expenses, required to maintain any Parent Entity’s existence, (iv) payments permitted by Section 6.07(b) (other than clauses (vii), (xxii) and (xxiii) thereof), (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments, and (vi) interest and/or principal on Indebtedness of any Parent Entity, the proceeds of which have been contributed to the Borrower or any Subsidiary thereof and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any Subsidiary thereof in accordance with Section 6.01; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower or its Subsidiaries;

(c) Restricted Payments may be made to any Parent Entity the proceeds of which are used to purchase or redeem the Equity Interests of the Borrower or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such Person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year (1) $9,000,000 which shall increase to $18,000,000 per fiscal year after a Qualified IPO, plus (2) (x) the amount of net proceeds contributed to the Borrower that were received by any Parent Entity during such calendar year from sales of Equity Interests (other than Disqualified Stock) of any Parent Entity (to the extent contributed to the Borrower) to directors, consultants, officers or employees of any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net cash proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year, subject, with respect to unused amounts from clause (1) of this proviso that are carried forward, to an overall limit in any fiscal year of $15,000,000 which shall increase to $30,000,000 per fiscal year after a Qualified IPO;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e) Restricted Payments may be made in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(f) Restricted Payments may be made to allow any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person;

(g) any Restricted Payment made under or in connection with the Lease Agreements, an Operating Management Agreement or the Management and Lease Support Agreement, or any tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan of Reorganization;

(h) the Borrower and any of its Subsidiaries may make Restricted Payments to any Parent Entity and other holders of Equity Interests in the Borrower in accordance with the Limited Liability Company Agreement with respect to any fiscal year to the extent necessary for such Parent Entity to distribute cash dividends to its shareholders in an aggregate amount not to exceed one hundred percent (100.0%) of its “real estate investment trust taxable income” within the meaning of Section 857(b)(2) of the Code for each taxable year;

(i) Restricted Payments may be made to any Parent Entity to finance any Investment that would otherwise be permitted to be made by a Borrower or a Subsidiary pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the Person formed or acquired into the Borrower or such Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(j) any Purging Distribution may be made;

(k) [reserved];

(l) there shall be permitted the exchange of Series A Preferred Units or Series A Preferred Shares for Series A Preferred Redeeming Subordinated Debt, after the occurrence of a default thereunder by the issuer of Series A Preferred Units or Series A Preferred Shares at the election of the holders thereof in accordance with the respective terms of such Series A Preferred Units or Series A Preferred Shares;

(m) [reserved];

(n) Restricted Payments to any Parent Entity that files a consolidated tax return that includes the Borrower and its Subsidiaries (including, without limitation, by virtue of such Parent Entity being the common parent of a consolidated or combined tax group of which the Borrower and/or its Subsidiaries are members) in an amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Borrower and its Subsidiaries paid such taxes as a stand-alone taxpayer (or stand-alone group);

(o) additional Restricted Payments in an aggregate amount not to exceed the greater of $30,000,000 and 0.60% of Adjusted Total Assets;

(p) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the consummation of any irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement;

(q) (I) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or subordinated Indebtedness of the Borrower, any Parent Entity of the Borrower or any Loan Party in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Borrower or any Parent Entity of the Borrower or contributions to the equity capital of the Borrower (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary or to the Borrower) (provided that the amount of such cash proceeds utilized for any such redemption, repurchase, retirement or other acquisition will not increase the Cumulative Credit, and such proceeds may not be utilized for any such redemption, repurchase, retirement or other acquisition to the extent that they do increase the Cumulative Credit) (collectively, including any such contributions, “Refunding Capital Stock”), (II) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary or to the Borrower) of Refunding Capital Stock, and (III) the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity of the Borrower) in an aggregate amount no greater than the aggregate amount of dividends that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(r) Restricted Payments in respect of Disqualified Stock issued after the Closing Date in accordance with Section 6.01;

(s) Restricted Payments that are made with Excluded Contributions; or

(t) the contribution or other distribution of the common equity of Parent to any CPLV Entity in connection with the conversion or exchange of Indebtedness of any of the CPLV Entities for or into the common equity of Parent.

Section 6.07 Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction (or series of related transactions) with, any of its Affiliates in a transaction involving aggregate consideration in excess of $30,000,000, in each case, unless such transaction is upon terms no less favorable in any material respect to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate, and if such transaction involves aggregate consideration in excess of $60,000,000, the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the disinterested directors of the Board of Directors, approving such transaction and the Borrower delivers to the Administrative Agent a certificate from a Responsible Officer of the Borrower certifying that such transaction complies with this Section 6.07(a). For purposes of this Section 6.07, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in the immediately preceding sentence if such transaction (or series of related transactions) is approved by a majority of the Disinterested Directors of the Borrower.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) the entry into and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower;

(ii) loans (or cancellation of loans) or advances or payments to employees, directors, officers or consultants of the Borrower or any of the Subsidiaries in accordance with Section 6.04;

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Borrower or Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and the Subsidiaries);

(v) the Transactions, any transactions pursuant to the Transaction Documents and transactions, agreements and arrangements in existence on the Closing Date or any transaction contemplated thereby and, to the extent involving aggregate consideration in excess of $10,000,000, set forth on Schedule 6.07 or any modification, amendment, supplement or replacement thereto or renewal or replacement thereof or similar arrangement to the extent such modification, amendment, supplement, replacement, renewal or arrangement is not materially adverse to the Lenders when taken as a whole (as determined by the Borrower in good faith) and other transactions, agreements and arrangements described on Schedule 6.07, and any modification, amendment, supplement or replacement thereto or renewal or replacement thereof or similar transactions, agreements or arrangements entered into by the Borrower or any of the Subsidiaries to the extent such modification, amendment, supplement, replacement, renewal or arrangement is not adverse to the Company when taken as a whole in any material respect (as determined in good faith by the Borrower) and, in each case, any modification, amendment, supplement, replacement or renewal made pursuant to the terms of such agreements as in effect on the Closing Date or as subsequently amended or entered into in accordance with this Agreement (such as any modifications to rent or the term thereof in connection with a renewal thereof and modifications to rent resulting from the sale or disposition of properties or acquisition of properties subject to any such agreement)) or any transaction contemplated thereby as determined in good faith by an Officer of the Borrower;

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(viii) transactions (A) between or among the Borrower and other Loan Parties or (B) between or among Subsidiaries that are not Loan Parties;

(ix) [reserved];

(x) transactions in which the Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or meets the requirements of clause (ii) of Section 6.07(a);

(xi) (i) the Transactions and any transactions made in connection therewith and (ii) any transactions made pursuant to or in connection with any Management and Lease Support Agreement or Master Lease, or any tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other agreement as contemplated by the Plan of Reorganization;

(xii) the issuance, sale or transfer of Equity Interests of the Borrower, including in connection with capital contributions by a Parent Entity to the Borrower;

(xiii) the issuance of Equity Interests to the management of any Parent Entity, the Borrower or any Subsidiary in connection with the Transaction;

(xiv) (i) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or transactions otherwise relating to the purchase or sale of goods and services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries or (ii) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(xv) transactions between the Borrower or any of the Subsidiaries and any Person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other Person and (B) such Person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xvi) transactions permitted by, and complying with, the provisions of Sections 6.04, 6.05 or 6.06;

(xvii) transactions undertaken in good faith (in the reasonable opinion of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Borrower and the Subsidiaries);

(xviii) [reserved];

(xix) pledges of Equity Interests of Unrestricted Subsidiaries; or

(xx) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business.

Notwithstanding the foregoing, transactions with CEC, CES, CEOC or any of their respective Affiliates shall be made in compliance with either Section 6.07(a) or one or more of the provisions of Section 6.07(b) above (regardless of whether CEC, CES or CEOC meets the definition of “Affiliate” under this Agreement).

Section 6.08 Business of the Borrower.

The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and materially and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any permitted Investment) or constitute any Similar Business, in each case as determined by the Borrower in good faith.

Section 6.09 Limitation on Modifications of Certain Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower)), (x) the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any other Loan Party or (y) the Lease Agreements, the Management and Lease Support Agreement, the Right of First Refusal Agreement or the PropCo Call Right Agreement, except in each case such amendments, modifications, waivers or releases permitted pursuant to Section 6.07. Borrower shall observe and perform the obligations imposed upon Borrower under the Lease Agreements, the Right of First Refusal Agreement and the PropCo Call Right Agreement in a commercially reasonable manner, and Borrower shall enforce the terms, covenants and conditions contained in the Lease Agreements, the Right of First Refusal Agreement and the PropCo Call Right Agreement on the part of the counterparties thereunder to be observed or performed in a commercially reasonable manner except in each case to the extent failure to perform or enforce would not reasonably be expected to result in a Material Adverse Effect.

(b) (i) Make, directly or indirectly, any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the payment of the Obligations (other than intercompany Indebtedness) or that is secured by Liens on the Collateral ranking junior in right of security to the Liens on the Collateral securing the Obligations (in each case, “Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings with Indebtedness permitted by Section 6.01, (B) payments of regularly scheduled interest and fees due thereunder, other non-accelerated and non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior

Financing to constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, and payment of principal on the scheduled maturity date of any Junior Financing (or within one year thereof), (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Qualified Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of the Borrower or any Parent Entity, or (E) so long as no Event of Default has occurred and is continuing or would result therefrom, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b)(i)(E), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be applied; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any such Junior Financing that constitutes Material Indebtedness or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders when taken as a whole (as determined in good faith by the Borrower), (B) that do not affect the subordination or payment provisions thereof (if any) in a manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower), (C) are otherwise in accordance with the terms of the applicable intercreditor agreement or (D) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (1) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (2) the granting of Liens by the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law or regulation or in connection with any legal proceeding or regulatory review by a governmental authority having regulatory authority;

(B) contractual encumbrances or restrictions (x) in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the First Priority Senior Secured Notes, the Second Priority Senior Secured Notes or (y) in any Refinancing Notes, any First Lien Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that, in each case, do not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower) or would not materially adversely affect the Loan Parties’ obligation or ability to make payments required hereunder (as determined in good faith by the Borrower);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness and not all or substantially all assets;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined in good faith by the Borrower);

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such Subsidiary becomes a Subsidiary (including in connection with the Transactions), so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any agreements related to a Project Financing or Qualified Non-Recourse Debt;

(R) restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and otherwise permitted hereunder that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make payments required hereunder; or

(S) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements or the contracts, instruments or obligations referred to in clauses (A) through (R) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend, other payment and Lien restrictions than those contained in the dividend, other payment and Lien restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or similar arrangements or are otherwise in accordance with the terms of the applicable intercreditor agreement.

(d) Without the consent of the Administrative Agent, amend, restate, supplement, waive or otherwise modify any document, agreement or instrument related to the First Priority Senior Secured Notes if the effect of such amendment, restatement, supplement, waiver or other modification would (i) shorten the scheduled maturity date of the First Priority Senior Secured Notes, unless the Term B Facility Maturity Date then in effect is shortened to a date that is not longer than the shortened scheduled maturity date of the First Priority Senior Secured Notes or (ii) increase the First Priority Senior Secured Notes All-in Yield by more than 3.50% per annum above the All-in Yield on the Term B Loans at such time, unless the All-In Yield on the Term B Loans is increased to be not less than the increased First Priority Senior Secured Notes All-In Yield, it being understood that if (x) the consent of the Administrative Agent is obtained, (y) the Term B Facility Maturity Date is shortened as provided above or (z) the All-In Yield on the Term B Loans is increased as provided above, then the limitations and conditions of this Section 6.09(d) shall apply to each subsequent amendment, restatement, supplement, waiver or other modification of any document, agreement or instrument related to the First Priority Senior Secured Notes.

Section 6.10 [Reserved].

ARTICLE VII

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in (i) Section 5.01(a) (with respect to the Borrower), (ii) Section 5.05(a) (provided that the delivery of a notice of Default or Event of Default at any time will cure an Event of Default under Section 5.05(a) arising from the failure of the Borrower to timely deliver such notice of Default or Event of Default), (iii) Section 5.08, (iv) Section 5.14 or (v) Article VI; provided that an Event of Default under Section 6.10 is subject to the Cure Right set forth in Section 7.02; provided further that an Event of Default under Section 6.10 shall not constitute an Event of Default for purposes of any Term Loan unless and until the Administrative Agent (with the consent, or at the request, of the Required Revolving Lenders) has actually terminated the Revolving Facility Commitments and declared all outstanding Revolving Facility Loans to be immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before such date;

(e) default shall be made in the due observance or performance by the Borrower or any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower or a Responsible Officer knows of the default thereof;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrower or any of the Material Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to

(A) secured Indebtedness that becomes due as a result of the sale, disposition or transfer (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness if such sale, disposition or transfer is permitted hereunder and under the documents providing for such Indebtedness, (B) Indebtedness which is convertible into Equity Interest, and converts into Equity Interests in accordance with its terms or (C) any breach or default that (x) is remedied by the Borrower or the applicable Subsidiary or (y) is waived (including in the form of amendment) by the requisite holders of the applicable Material Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01(f);

(g) there shall have occurred a Change of Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets the Borrower or any Material Subsidiary, or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary (other than as permitted hereunder); and such proceeding or petition shall continue undismissed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent in writing to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable or admit in writing its general inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $60,000,000 (to the extent not covered by insurance or third party indemnities, in each case, that has not been denied), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;

(k) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event occurs with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan, (iv) the Borrower or any Subsidiary, or to the knowledge of

Borrower, any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, or (v) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject the Borrower or any Subsidiary to tax;

(l) (i) any material provision of any Loan Document shall for any reason be asserted in writing by the Borrower or any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein), except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in or pledged Indebtedness of Foreign Subsidiaries or the application thereof, or except from the action or inaction of the Collateral Agent, and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) a material portion of the Guarantees by the Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); or

(m) the occurrence of a License Revocation with respect to a license issued to any Borrower or any Subsidiary by any Gaming Authority with respect to gaming operations at any gaming facility of any Borrower or any Subsidiary that continues for 30 calendar days to the extent that such License Revocation, together with all prior License Revocations that are still in effect, would reasonably be expected to have a Material Adverse Effect, then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loan Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower (to the extent permitted by applicable law), anything contained herein or in any other Loan Document to the contrary notwithstanding, and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(g); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the Loan Obligations then outstanding (which for the avoidance of doubt, shall include the applicable Prepayment Premium), together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(g), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower (to the extent permitted by applicable law), anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02 Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrowers fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of the Financial Performance Covenant, if any, until the expiration of the 20th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c) (the “Cure Deadline”), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement (including for purposes of calculating any basket or threshold under any covenant), by an amount equal to the Cure Amount; provided, that, (i) in each four fiscal quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five (5) times prior to the Termination Date and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant. If, after giving effect to the exercise of the Cure Right and receipt by the Borrower of the Cure Amount, the Borrower is in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement. Upon delivery to the Administrative Agent by the Borrower of written notice that it intends to exercise the Cure Right under this Section 7.02, any Event of Default under Section 7.01(d) in respect of a failure to observe or perform the Financial Performance Covenant shall retroactively be deemed not to have occurred; provided that the Borrower shall not be permitted to borrow Revolving Loans or make any application for an L/C Credit Extension unless and until (x) the Cure Amount shall have been received by the Borrower prior to the Cure Deadline or (y) such Event of Default shall have been waived in accordance with the terms of this Agreement; provided, further, that, upon the earlier to occur of the Cure Deadline if the Borrower has not received the necessary Cure Amount at such time and the date on which the Administrative Agent is notified that the necessary Cure Amount will not be received by the Borrower (in each case, a “Cure Failure”), unless such Event of Default shall have been waived in accordance with the terms of this Agreement, such Event of Default shall be deemed reinstated retroactive to the date on which the Event of Default first existed. So long as the Borrower is entitled to exercise the Cure Right pursuant to the foregoing terms and provisions of this Section 7.02, and unless and until a Cure Failure occurs, neither the Administrative Agent nor any Lender shall impose default interest, accelerate the Obligations, terminate the Revolving Loan Commitment or exercise any enforcement remedy against any Loan Party or any of its Subsidiaries or any of their respective properties solely on the basis of such financial covenant Event of Default. Upon delivery to the Administrative Agent by the Borrower of written notice that it intends to exercise its rights under this Section 7.02, any Default or Event of Default, as the cased may be, under Section 7.01(d) solely in respect of a failure to observe or perform the covenant contained in Section 6.10 shall retroactively be deemed not to have occurred.

ARTICLE VIII

The Agents

Section 8.01 Appointment.

(a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements) and each L/C Issuer (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements) and each L/C Issuer (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements) hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or any L/C Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

(c) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements), each L/C Issuer (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Swap Agreements), the Administrative Agent and the Collateral Agent irrevocably appoints, designates and authorizes Wilmington Trust, National Association to act as security trustee (the “Security Trustee”) on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) to be constituted by and conferred on the Security Trustee under or pursuant to the Ship Mortgages and the Insurance Assignments to be granted by certain Subsidiary Loan Parties in favor of the Security Trustee covering the whole of the Mortgaged Vessels and the insurances related thereto (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by the relevant Subsidiary Loan Parties in the Ship Mortgages and the Insurance Assignments), (ii) all monies, property and other assets paid or transferred thereto or vested therein or in any agent thereof or received or recovered thereby or by any agent thereof pursuant to, or in connection with, the Ship Mortgages and the Insurance Assignments covering the Mortgaged Vessels, whether from the relevant Subsidiary Loan Parties or any other Person, and (iii) all monies, investments, property or other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable thereby or by any agent thereof in respect of the same (or any part thereof). The Security Trustee does hereby declare that it will hold the Ship Mortgages and the Insurance Assignments covering the Mortgaged Vessels and the insurances related thereto as trustee in trust for the benefit of the Secured Parties, from and after the execution thereof, and the Security Trustee hereby accepts such appointment and agrees to hold, receive, administer and enforce the Ship Mortgages and the Insurance Assignments covering the Mortgaged Vessels and the insurances related thereto, which Ship Mortgages and Insurance Assignments shall constitute the corpus of the trust, for the benefit of the Secured Parties in accordance with the terms hereof and thereof, but the Security Trustee shall have no obligations hereunder or under the Ship Mortgages and Insurance Assignments covering the Mortgaged Vessels and the insurances related thereto except those obligations of the Security Trustee expressly set forth herein and therein. The Security Trustee shall benefit from and be subject to all provisions in this Agreement that are otherwise applicable to the Collateral Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties. The substitution of the Collateral Agent pursuant to the provisions of this Section 8 also constitute the substitution of the Security Trustee.

Section 8.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.03 Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent nor the Security Trustee, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence, bad faith, or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 8.04 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent, the Collateral Agent or the Security Trustee. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, with respect to a matter relating solely to one Facility, the request of the Majority Lenders under such Facility) (including as a result of exercising Permitted Business Judgment in the manner described in the proviso to such definition), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05 Notice of Default and Lender Direction. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give written notice thereof to the Lenders and the Collateral Agent. The Administrative Agent and the Collateral Agent shall take such action with respect to a Default or Event of Default or any other matter (whether or not related to a Default or Event of Default, but not otherwise in contravention of this Article VIII), in each case, as shall be directed in writing by the Required Lenders; provided that, with respect to any Default or Event of Default, unless and until the Administrative Agent shall have received such written directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable. The Loan Parties hereby acknowledge the right of Required Lenders to direct the Administrative Agent and the Collateral Agent as set forth in this Section 8.05.

Section 8.06 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor the Security Trustee, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, the Swingline Lender or any L/C Issuer. Each Lender, the Swingline Lender and each L/C Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Loan Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.07 Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent and, for the avoidance of doubt, the Security Trustee, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments shall have terminated, in accordance the Revolving Facility Commitments in effect immediately prior to such termination) held on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent or the Security Trustee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative

Agent or the Collateral Agent or the Security Trustee under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s or the Security Trustee’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08 Agents in their Individual Capacity. The Administrative Agent, the Collateral Agent and the Security Trustee and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Persons were not the Administrative Agent and Collateral Agent and the Security Trustee hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent and the Collateral Agent and the Security Trustee shall each have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent or the Security Trustee, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Collateral Agent and the Security Trustee in their individual capacities.

Section 8.09 Successor Agents. Each of the Administrative Agent and Collateral Agent and the Security Trustee may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrower so long as no Event of Default under Section 7.01(h) or (i) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above with the consent of the Borrower; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of the Collateral Agent or the Security Trustee holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent or Security Trustee, as applicable, shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent or Security Trustee is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. In addition, (x) the Required Lenders, with the consent of the Borrower unless an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, may remove the then-current Administrative Agent and/or the Collateral Agent and/or the Security Trustee at any time so long as the Required Lenders appoint, with the consent of the Borrower unless an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, a successor Administrative Agent or successor Collateral Agent or successor Security Trustee, as applicable, substantially concurrently with such removal (y) if a Revolving Facility is added pursuant to any Incremental Revolving Facility Commitment in accordance with Section 2.21, the Borrower may remove the then-current Administrative Agent and/or Collateral Agent and/or the Security Trustee, and the agent under the new Revolving Facility shall become the successor Administrative Agent or successor Collateral Agent or successor Security Trustee, as applicable, substantially concurrently with such removal. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent or the Security Trustee, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Section 8.10 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 8.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Article II or Section 9.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article II and Section 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

Section 8.12 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document if approved, authorized or ratified in writing in accordance with Section 9.08, or pursuant to Section 9.18. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section.

Section 8.13 [Reserved].

Section 8.14 First Lien Intercreditor Agreement and Collateral Matters. The Lenders hereby agree to the terms of the First Lien Intercreditor Agreement and acknowledge that Wilmington Trust, National Association (and any successor Collateral Agent under the Security Documents and the First Lien Intercreditor Agreement) will be serving as Collateral Agent for both the Secured Parties and the other First Lien Secured Parties under the Security Documents and the First Lien Intercreditor Agreement. Each Lender hereby consents to Wilmington Trust, National Association and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against Wilmington Trust, National Association, or any such successor, arising from the role of the Collateral Agent under the Security Documents or the First Lien Intercreditor Agreement so long as the Collateral Agent is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence, bad faith or willful misconduct. The Borrower and each Lender hereby agrees that the resignation provisions set forth in the First Lien Intercreditor Agreement with respect to the Collateral Agent shall supersede any provision of this Agreement to the contrary. In addition, the Administrative Agent and Collateral Agent shall be authorized from time to time, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, the First Lien Intercreditor Agreement, the Junior Lien

Intercreditor Agreement and/or any additional and replacement intercreditor agreements, in each case in order to effect the pari passu treatment or the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required or permitted by the terms of this Agreement to be Liens pari passu with or junior to the Obligations, that are, in each case, incurred in accordance with Article VI of this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens.

Section 8.15 Withholding Tax. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall make payable in respect thereof within 15 days after demand therefor, any and all Taxes asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.15. The agreements in this Section 8.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 8.15, include any L/C Issuer. The Administrative Agent shall indemnify and hold harmless Lenders for any amounts treated as Excluded Taxes due to the failure of the Administrative Agent to comply with Section 2.17(l), except to the extent that such failure was due to a failure of the Lender to comply with its obligations under Section 2.17.

ARTICLE IX

Miscellaneous

Section 9.01 Notices; Communications.

(a) Except in the case of notices and other Communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b)), all notices and other Communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic email as follows, and all notices and other Communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other Communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including any Platform selected by the Agent) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other Communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or Communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by electronic means shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices or Communications (i) sent to an e-mail address shall be deemed received when delivered and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or Communication is available and identifying the website address therefore.

(d) Any party hereto may change its address or facsimile number for notices and other Communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other Communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website(s) on the Internet at the website(s) address listed on Schedule 9.01 or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(f) Notices to Lenders via Platform. Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications to the Lenders by posting the Communications on the Platform.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each L/C Issuer and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17, 8.07 and 9.05) shall survive the Termination Date.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each L/C Issuer, the Administrative Agent, the Collateral Agent and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees other than any Disqualified Institution (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (in its sole discretion) to the extent such assignment is to an Affiliate of the Borrower, CEC, CES, CEOC and their respective Affiliates;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the L/C Issuer and the Swingline Lender; provided, that no consent of the L/C Issuer and the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan,

provided, that any assignments to any Disqualified Institution in contravention of this provision shall be void ab initio.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $250,000 in the case of Term Loans (and shall be in an amount of an integral multiple thereof) and (y) $250,000 in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if required by the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee shall deliver to the Administrative Agent an Administrative Questionnaire, if it shall not be a Lender, and any tax forms required to be delivered pursuant to Section 2.17;

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(E) [reserved]; and

(F) Affiliate Lenders shall not hold more than 25% of outstanding Term Loans at any time and any assignment in contravention of this provision shall be void ab initio.

For the purposes of this Section 9.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the L/C Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c) (1) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than a Disqualified Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such

Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to clause (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to Section 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections) and to the extent such Participant complies with Section 2.17(e) and (f) as though it were a Lender (to the extent such Lender from whom the participation was sold to the Participant was so entitled) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender (to the extent such Lender from whom the participation was sold to the Participant was so entitled), provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form for U.S. federal income tax purposes or such disclosure is otherwise required by applicable law.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld), which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide their consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding anything to the contrary herein, no assignment or participation may be made or participations sold to (w) any Disqualified Institution, (x) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (h) or (y) a natural person. Notwithstanding anything to the contrary herein, the rights of the Lenders to make assignments and grant participations shall be subject to the approval of any Gaming Authority, to the extent required by applicable Gaming Laws.

(i) Notwithstanding anything to the contrary in Sections 2.08, 2.11(a) or 2.18(c) (which provisions shall not be applicable to clauses (i) or (j) of this Section 9.04), the Borrower and its Subsidiaries may purchase by way of assignment and become an Assignee with respect to Term Loans and/or Revolving Facility Loans (other than any such Loans held by an Affiliate Lender) at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof or reduce the aggregate amount of any Revolving Facility Commitment of a Lender that has agreed to such reduction (“Permitted Loan Purchases”); provided that (A) no Event of Default has occurred and is continuing or would result from the Permitted Loan Purchase, (B) upon consummation of any such Permitted Loan Purchase, the Loans and/or Revolving Facility Commitments purchased or terminated pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(j), (C) to the extent the Borrower or Subsidiary is making a Permitted Loan Purchase of Revolving Facility Loans or Revolving Facility Commitments, upon giving effect to such Permitted Loan Purchase, there shall be sufficient aggregate Revolving Facility Commitments among the Revolving Facility Lenders to apply to the Outstanding Amount of the L/C Obligations and Swingline Loans thereunder as of such date, unless the Borrower shall concurrently with the payment of the purchase price by the Borrower or Subsidiary for such Revolving Facility Loans or the termination of such Revolving Facility Commitments, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(g) in the amount of any such excess Outstanding Amount of the L/C Obligations and Swingline Loans thereunder, (D) Term Loans may not be repurchased with direct proceeds of Revolving Facility Loans, (E) all parties to the relevant assignment shall render customary “big-boy” disclaimer letters, and (F) in connection with any such Permitted Loan Purchase (other than a termination of Revolving Facility Commitments), the Borrower or Subsidiary and such Lender that is the Assignor shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)) and shall otherwise comply with the conditions to Assignments under this Section 9.04.

(j) Each Permitted Loan Purchase shall, for purposes of this Agreement (including, without limitation, Section 2.08(b)) be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and/or Revolving Facility Loans (with a corresponding permanent reduction in Revolving Facility Commitments) and, in the case of Revolving Facility Loans or Revolving Facility Commitments, termination of the Revolving Facility Commitments, if applicable, and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans (and in the case of Revolving Facility Loans or Revolving Facility Commitment, a permanent reduction in Revolving Facility Commitments).

Section 9.05 Expenses; Indemnity.

(a) The Loan Parties agree to pay (i) all reasonable documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent and the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents, or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Stroock & Stroock & Lavan LLP, counsel for the Administrative Agent and the Collateral Agent, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders (including the reasonable fees, charges and disbursements of Stroock & Stroock & Lavan LLP, counsel for the Agents, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction and, in the event of any conflict of interest, such additional counsel for each of the Lenders retained with the consent of the Borrower to the extent of such conflict of interests).

(b) The Borrower agrees to indemnify the Administrative Agent, the Agents , each L/C Issuer, each Lender, each of their respective Affiliates and each of their respective directors, partners, officers, employees, agents, trustees and advisors (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per material jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of or otherwise relating to the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (1) the gross negligence, bad faith, or willful misconduct of such Indemnitee (for purposes this proviso only, each of the Administrative Agent, any L/C Issuer or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee), (2) any material breach of any Loan Document by such Indemnitee or any of its Related Parties (other than by Wilmington Trust, National Association, in its capacity as Administrative Agent, Collateral Agent and/or Security Trustee), or (3) any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent in its capacity as such). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim or liability related in any way to Environmental Laws of the Borrower or any of the Subsidiaries or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any Real Property; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (2) any material breach of any Loan Document by such Indemnitee (other than by Wilmington Trust, National Association, in its capacity as Administrative Agent, Collateral Agent and/or Security Trustee), or (3) any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent in its capacity as such). None of the Indemnitees (or any of their respective Affiliates) shall be responsible or liable to the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other Person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any L/C Issuer or any Lender. All amounts due under this Section 9.05 shall be payable within fifteen (15) days of written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative of any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes, except Taxes that represent damages or losses resulting from a non-Tax claim.

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than any Excluded Accounts) at any time held and other indebtedness at any time owing by such Lender or such L/C Issuer to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each L/C Issuer under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such L/C Issuer may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to one or more agreements in writing entered into by the

Borrower and the Administrative Agent (and consented to in writing by the Required Lenders), and (z) in the case of any other Loan Document, pursuant to one or more agreements in writing entered into by each party thereto and consented to in writing by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Obligation, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date (except as provided in Section 2.05(b)), without the prior written consent of each Lender directly and adversely affected thereby (which, notwithstanding the foregoing, such consent of each such Lender directly and adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i); provided, further, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute a decrease, forgiveness or extension of the Commitments of any Lender),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of each such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any scheduled date on which payment of interest on any Loan or any L/C Obligation or any Fees is due, without the prior written consent of each Lender directly and adversely affected thereby (which, notwithstanding the foregoing, such consent of each such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv) amend the provisions of Section 5.02 of the Collateral Agreement, or any analogous provision of any other Security Document or any other Loan Document (including this Agreement, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby (which, notwithstanding the foregoing, such consent of each such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof reducing the percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Subsidiary Guarantee Agreement except as provided herein or in the other Loan Documents, without the prior written consent of each Lender; and

(vii) amend, waive or otherwise modify any term or provision of Sections 6.12, 7.01 (solely as it relates to Section 6.12) or the definition of “Senior Secured Leverage Ratio” (or any of its component definitions (as used in such Section 6.12 but not as used in other Sections (or for any other purposes) of this Agreement)) without the written consent of the Required Revolving Lenders;

provided, further, that no such amendment shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent, Swingline Lender or an L/C Issuer hereunder without the prior written consent of the Administrative Agent, Swingline Lender or such L/C Issuer acting as such at the effective date of such amendment, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender.

(c) Without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof, in each case to the extent such additional credit facility and Indebtedness is permitted hereunder, and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments in a manner consistent with Section 2.21, including, with respect to Revolving Loans or Other Term Loans, as may be necessary to establish such Incremental Term Loan Commitments or Revolving Facility Loans, as a separate Class or tranche from the existing Term Loan Commitments or Incremental Revolving Facility Commitments, as applicable or (B) to cure any ambiguity, omission, error, defect or inconsistency.

(f) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(g) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (x) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Sections 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any L/C Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such L/C Issuer, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such L/C Issuer on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction) and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.16 Confidentiality. Each of the Lenders, each L/C Issuer and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any Subsidiary furnished to it by or on behalf of the Borrower or any Subsidiary (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.16 or other confidentiality obligations owed to the Borrower or any Subsidiary, (b) has been independently developed by such Lender, such L/C Issuer or such Agent without violating this Section 9.16 or other confidentiality obligations owed to the Borrower or any Subsidiary, or (c) was or becomes available to such Lender, such L/C Issuer or such Agent from a third party which, to such Person’s knowledge, had not breached an obligation of confidentiality to the Borrower or any Loan Party) and shall not reveal the same other than to its Affiliates, directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential and such Lender shall be responsible for the compliance of such Person with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) in order to enforce its rights under any Loan Document in a legal proceeding, (D) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (and so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or terms substantially similar to this Section), and (E) to any direct or indirect contractual counterparty in Swap Agreements. or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section).

Section 9.17 Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”; provided, that, notwithstanding the foregoing, each Loan Document shall, automatically and without requiring any action by the Borrower or any other Person, be deemed to be “PUBLIC” and may be provided to Public Lenders in the same manner as documents marked “PUBLIC”, whether or not such Loan Document is marked or bears the word “PUBLIC” as described in this Section 9.17.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS, ANY COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS OR ANY COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR

A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS, ANY COMMUNICATIONS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or any Communications through the Internet and/or the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.18 Release of Liens, Guarantees and Pledges.

(a) The Lenders, the L/C Issuer and other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent and the Security Trustee by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the disposition of such Collateral by any Loan Party to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Subsidiary Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Lenders, the L/C Issuer and other Secured Parties hereby irrevocably agree that the Subsidiary Loan Parties shall be automatically released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry).

(c) The Lenders, the L/C Issuer and other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Loan Party or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender. Upon release pursuant to this Section 9.18, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Swap Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimburse claims not then due. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e) Obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Swap Agreement (after giving effect to all netting arrangements relating to such Secured Swap Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No Person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Swap Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Swap Agreements or any Secured Cash Management Agreements.

Section 9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 9.20 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each Agent and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or any Lender has advised or is currently advising the any Loan Party or their respective Affiliates on other matters) and none of the Agents or any Lender has any obligation to any of the Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Agents or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship, and (v) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby(including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.22 Application of Gaming Laws.

(a) This Agreement and the other Loan Documents are subject to Gaming Laws and Liquor Laws. Without limiting the foregoing and notwithstanding anything herein or in any other Loan Document to the contrary, the Lenders, Agents and Secured Parties acknowledge that (i) they are subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, in their discretion, for licensing, qualification or findings of suitability or to file or provide other information and (ii) (x) the consummation of the Transactions and (y) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral (including the pledge and delivery of the Pledged Collateral), the Mortgaged Properties and the ownership and operation of facilities are, in each case, subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities and Liquor Authorities.

(b) Lenders, Agents and Secured Parties agree to cooperate with all Gaming Authorities and Liquor Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities and Liquor Authorities relating to the Loan or Loan Documents.

(c) Lenders acknowledge and agree that if any Loan Party receives a notice from any applicable Gaming Authority that any Lender is a disqualified holder (and such Lender is notified by the Borrower in writing of such disqualification), the Borrower shall, following any available appeal of such determination by such Gaming Authority (unless the rules of the applicable Gaming Authority do not permit such Lender to retain its Loans or Commitments pending appeal of such determination), have the right to (i) cause such disqualified holder to transfer and assign, without recourse all of its interests, rights and obligations in its Loans and Commitments or (ii) in the event that (A) the Borrower is unable to assign such Loan after using its best efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such disqualified holder’s Loan. Notice to such disqualified holder shall be given ten days prior to the required date of assignment or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. If reasonably requested by any disqualified holder, the Borrower will use commercially reasonable efforts to cooperate with any such holder that is seeking to appeal such determination and to afford such holder an opportunity to participate in any proceedings relating thereto. Notwithstanding anything herein to the contrary, any prepayment of a Loan shall be at a price that, unless otherwise directed by a Gaming Authority, shall be equal to the sum of the principal amount of such Loan and interest to the date such Lender or holder became a disqualified holder (plus any fees and other amounts accrued for the account of such disqualified holder to the date such Lender or holder became a disqualified holder).

(d) If during the existence of an Event of Default hereunder or any of the other Loan Documents it shall become necessary or, in the opinion of the Administrative Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found qualified under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Agents, Secured Parties and the Lenders under the Loan Documents, the Borrower hereby agrees to consent to the application for such license or qualification and to execute such further documents as may be required in connection with the evidencing of such consent.

Section 9.23 Vessels and Admiralty Related Matters.

Notwithstanding anything set forth in this Agreement, the Collateral Agreement, the Mortgages, the Ship Mortgages or any other Loan Document, the Agents, the Lenders and the other Secured Parties acknowledge the uncertain nature in which a security interest may be taken in any Vessel or any improvements to Real Property or related assets which are used in connection with any dockside, riverboat, or water-based venue that are intended to be Collateral hereunder (collectively, “Vessel Related Collateral”) and in the enforceability of any security interest in Vessel Related Collateral under the Ship Mortgage Act, the real property laws of any applicable jurisdiction, the Uniform Commercial Code, any and all applicable case law and any other applicable laws (the “Vessel Applicable Laws”). In order to grant the Collateral Agent a Lien for the benefit of the Secured Parties in all Vessel Related Collateral to the fullest extent permitted by applicable law, the Borrower and the Subsidiary Loan Parties have agreed to grant Liens and security interests in the Vessel Related Collateral to the Collateral Agent for the benefit of the Secured Parties under various types of Security Documents, including the Mortgages, the Collateral Agreement and the Ship Mortgages, notwithstanding such uncertainty. Accordingly, the Agents, the Lenders and the other Secured Parties acknowledge and agree that, notwithstanding any representations, warranties, covenants, further assurances, events of default or any other provisions of this Agreement, the Collateral Agreement, the Mortgages, the Ship Mortgages or any other Loan Document, any Loan Document that is unenforceable with respect to any Vessel Related Collateral, any element of the Collateral Requirement relating to the creation or perfection of a Lien or security interest that is not satisfied with respect to Vessel Related Collateral, or any failure of any Vessel Related Collateral to be secured by a Lien or security interest under any Loan Document, in each case solely as a result of Vessel Applicable Laws relating to the nature or circumstances in which a security interest may be taken in any

Vessel Related Collateral and the enforceability thereof (or the failure of the Borrower or any Loan Party to take any action that is not possible under such Vessel Applicable Laws) shall not result in a breach of any such representations, warranties, covenants or further assurances or result in any Event of Default.

Section 9.24 Affiliate Lenders.

(a) Each Lender who is an Affiliate of the Borrower (an “Affiliate Lender”), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document, or (iii) direction to the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i), (ii), or (iii) of the first proviso of Section 9.08(b) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

Section 9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

VICI PROPERTIES 1 LLC,
as the Borrower

By:
Name:
Title:

[Signature Page to the First Lien Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Signature Page to the First Lien Credit Agreement]

[LENDERS],
as a Lender

By:
Name:
Title:

[Signature Page to the First Lien Credit Agreement]